As filed with the United States Securities and Exchange Commission on December 19, 2022.

Registration No. 333-267077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

(Amendment No. 8)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBL International Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	5172	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 19-9-6, Level 9, UOA Centre

No. 19 Jalan Pinang

50450 Kuala Lumpur

Malaysia

Tel: 60-3-2703-2966
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address and telephone number of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong SAR 852-3923-1111	Mark E. Crone, Esq. The Crone Law Group, P.C. 500 Fifth Avenue, Suite 928 New York, New York 10110 (860) 202-6845

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated

3,750,000 Ordinary Shares

CBL International Limited

This is the initial public offering in the United States of ordinary shares of CBL International Limited, a Cayman Islands company. We are offering 3,750,000 ordinary shares, US$0.0001 par value per share on a firm commitment basis. In addition, our underwriters will have an over-allotment option to purchase up to an additional 15%, or 562,500 ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We expect that the initial public offering price will be between $4.0 and US$4.8 per ordinary share. We will apply to have our ordinary shares listed on the Nasdaq Capital Market (or Nasdaq) under the symbol “BANL”. We cannot guarantee that we will be successful in listing our ordinary shares on Nasdaq; however, we will not complete this offering unless we are so listed.

We have historically conducted our business through Banle International Group Limited (“Banle BVI”), a company incorporated under the laws of the British Virgin Islands, and its subsidiaries (namely, Banle China, Banle Energy HK, Banle Malaysia, Banle Marketing, Majestic Energy, Majestic Energy (Singapore), Reliance HK), but in August 2022, we completed the Reorganization described in “Our History and Corporate Structure – The Reorganization” pursuant to which Banle BVI became a wholly owned subsidiary of CBL International Limited (“CBL International”), a Cayman Islands exempted company incorporated with limited liability. Except where the context otherwise requires or where otherwise indicated, the terms “Company,” “we,” “us,” “our,” “our company,” “our Group” and “our business” refer, prior to the Reorganization discussed below, to Banle BVI and, after the Reorganization, to CBL International, in each case together with its consolidated subsidiaries as a consolidated entity. Where the discussions in the context relate to business operations and/or financial performance, then the terms “Company,” “we,” “us,” “our,” “our company,” “our Group” and “our business” refer, both prior to and after the Reorganization, to the business operations and/or financial performance of the Operating Subsidiaries. All specific references in this prospectus to “CBL International” and “Banle BVI” refer to CBL International Limited and Banle International Group Limited respectively, each a holding company with no operation of its own.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Foreign Private Issuer Status.”

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. We (CBL International Limited) are not a Chinese operating company but a holding company incorporated in Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our wholly-owned operating entities established in Malaysia, Hong Kong and Singapore. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company. For risks facing the company and the offering as a result of this structure, see “Risk Factors”, including “— If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless,” “— In the event that we rely on dividends and other distributions on equity paid by our PRC or Hong Kong subsidiaries, to fund any cash and financing requirements we may have, any limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business,” “— PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC or Hong Kong subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Our operations are based in Malaysia, Hong Kong and Singapore. Part of our operations are conducted by our Hong Kong operating subsidiary, namely Banle Energy International Limited (“Banle Energy HK”). We do not conclude and book any transactions in China. All of our transactions for vessel refueling services were concluded in Hong Kong, Malaysia and Singapore and our revenue were booked under our subsidiaries established in Hong Kong, Malaysia or Singapore. Although we deliver our services through our suppliers mainly in China and Hong Kong, nearly all our customers are international container liner operators from outside of China and Hong Kong. Of our five largest customers from whom we generated 92.9% and 83.6% respectively of our total revenue for FY2020 and FY2021, two customers are Taiwanese companies, two are Singaporean companies, and one is a German company; whilst for the six months ended June 30, 2022, the five largest customers who contributed 77% in aggregate of our total revenue consisted of two Taiwanese companies, two Singaporean companies and one Japanese company. We also have a subsidiary that is established in China, namely Majestic Energy (Shenzhen) Co. Limited (“Majestic Energy”), which is currently dormant and does not have operations, and we do not intend to conduct any operation through Majestic Energy in the future. Although we have equity ownership of Banle Energy HK and Majestic Energy (which is dormant) and currently do not have or intend to have any operating subsidiary that is established in China, or any contractual arrangement to establish a variable interest entity structure with any entity in China, we may still be subject to unique risks due to uncertainty about any future actions of the Chinese government or authorities in Hong Kong in relation to business operations in China or Hong Kong, or regulatory oversight of overseas listing of companies with operations in China or Hong Kong.

We do not maintain any office in mainland China and our directors and officers are mainly based in Malaysia and Hong Kong. A majority of our directors and officers (including our Chief Executive Officer and Chairman Mr. Teck Lim Chia, our directors Mr. Ramasamy Logeswaran and Dato’ Sri Kam Choy Ho, and three of our independent director nominees Ms. Karen Yee Lynn Cheah Mr. Koon Liang Ong and Mr. Khai Fei Wong) are permanent residents of Malaysia; Mr. Ulf Lothar Naujeck, our independent director nominee, is a permanent resident of Germany; and Mr. Sing Chung Raymond Chiu, our Chief Financial Officer, is a permanent resident of Hong Kong. However, a major part of our operations are based in Hong Kong, a Special Administrative Region of China. Although Hong Kong has its own governmental and legal system that is independent from China, it is uncertain whether in the future the Hong Kong government will implement regulations and policies of the Chinese government or adopt regulations and policies of its own that are substantially the same as those of the Chinese government. Moreover, given that changes in policies, regulations, rules, and the enforcement of laws of the Chinese government may be quick with little advance notice, it is also uncertain in the future whether our operations in Hong Kong will be subject to the oversight of the Chinese authorities.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Any future action by the Chinese government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that we are directly subject to these regulatory actions or statements, as we do not have a variable interest entity structure and our business does not involve the collection of user data, involve any cybersecurity issues, or involve any other type of restricted industry. Because these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, whether these laws and regulations will apply to our operations in Hong Kong or the potential impact such modified or new laws and regulations will have on our daily business operations in Hong Kong or our ability to accept foreign investments and list on an U.S. exchange.

The structure of cash flows within our organization, and a summary of the applicable regulations, are as follows:

1. Our equity structure is an indirect holding structure, that is, the overseas entity to be listed in the U.S., CBL International, indirectly controls, through Banle BVI our wholly-owned operating subsidiaries, namely Banle International Marketing Limited (“Banle Marketing”), Banle Energy HK, Majestic Energy (Singapore) Pte Ltd (“Majestic Energy (Singapore)”) and Banle International (Malaysia) Sdn Bhd (“Banle Malaysia”) (collectively, the “Operating Subsidiaries”). We did not have and do not intend to have any cash transfer to or from our dormant PRC subsidiary, Majestic Energy, other than cash transfer in small amount to pay for administrative expenses. During the six months ended June 30, 2022, there was a one-off cash transfer in the amount of $625 from Banle Energy HK to Majestic Energy for settling administrative expenses.

2. Within our holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the respective jurisdictions where our Operating Subsidiaries are established, namely Malaysia, Hong Kong and Singapore. After foreign investors’ funds enter CBL International at the close of this offering, the funds can be directly transferred to Banle BVI, and then transferred to our Operating Subsidiaries.

If CBL International intends to distribute dividends, the Operating Subsidiaries will transfer the dividends to Banle BVI in accordance with the laws and regulations of Malaysia, Hong Kong and Singapore, and then Banle BVI will transfer the dividends to CBL International, and the dividends will be distributed from CBL International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods presented in this prospectus and up to the date of this prospectus, save for (i) dividend distribution of $600,000 and $800,000 by Banle Energy HK to CBL (Asia) Limited (“CBL (Asia)”), the then sole shareholder of Banle Energy HK, in July 2018 and February 2019, respectively; and (ii) cash transfers among entities of the Group that are made in the ordinary course of business as set forth below, no cash and other asset transfers have occurred among Banle BVI and its subsidiaries or from Banle BVI and its subsidiaries to investors; and no dividends or distributions from any of the subsidiaries has been made to Banle BVI or to investors, or from Banle BVI to any of the subsidiaries or to investors.

The following are the aggregate intra-group cash transfers for FY2020 and FY2021 and for the six months ended June 30, 2022:

From	To	FY2020	Purpose of transfer	FY2021	Purpose of transfer	For the six months ended June 30, 2022	Purpose of transfer
Banle Energy HK	Banle BVI	$291,000	$290,000 for paying the issued capital of other subsidiaries of Banle BVI. $1,000 for placing initial deposit with bank for account opening.	$12,903	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle Marketing	$12,100	Placing initial deposit with bank for account opening.	$12,903	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle China	-	-	$15,000	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle Malaysia	$22,000	Placing initial deposit with bank for account opening.	-	-	-	-
Banle BVI	Banle Marketing	$241	Placing initial deposit with bank for account opening.	-	-	-	-
Banle BVI	Banle Energy HK	$190,000	Partial repayment of the $290,000 previously provided by Banle Energy HK for paying the issued capital of other subsidiaries of Banle BVI.	-	-	-	-
Banle Energy HK	Majestic Energy (Singapore)	-	-	-	-	$43,743	Placing initial deposit with banks for account opening and advances to Majestic Energy (Singapore) for operating expenses
Banle Energy HK	Majestic Energy	-	-	-	-	$625	Advance to Majestic Energy for administrative expenses

See “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. For the foreseeable future, we intend to use our earnings to further expand our business and as general working capital. As a result, in the foreseeable future, we do not expect to pay any cash dividends.

4. Our PRC subsidiary, Majestic Energy, is dormant and does not have operations or assets. Since it has no earnings and profits, it has not distributed and will not distribute any dividends. In general, PRC companies’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit Majestic Energy to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Majestic Energy is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as cash dividends, except in liquidation.

The Company does not have specific cash management policies that dictate how funds are transferred throughout the organization. See “Prospectus Summary – Our Corporate Structure – Transfer of cash within the organization.”

The Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, in the very unlikely scenario that Majestic Energy distributes dividends, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from Majestic Energy. This withholding tax will reduce the amount of dividends we may receive from Majestic Energy.

As of the date of this prospectus, there were no cash flows between CBL International or Banle BVI and our subsidiaries. However, to the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors – Risks Relating to Doing Business in China – In the event that we rely on dividends and other distributions on equity paid by our PRC or Hong Kong subsidiaries to fund any cash and financing requirements we may have, any limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 32 and “– To the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets” on page 33.

The Holding Foreign Companies Accountable Act (the “HFCAA”) states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or other securities from being traded on a national securities exchange or in the over the counter trading market in the U.S.. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Pursuant to the HFCAA, the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, Wei, Wei & Co., LLP, is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, if the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China or Hong Kong, you may be deprived of the benefits of such inspection which could result in the limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA. See “Risk Factor – Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor. In that case, Nasdaq would delist our securities. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections may deprive our investors with the benefits of such inspections.”

Moreover, our principal executive offices are located in Malaysia and Hong Kong, and a majority of our executive officers and directors may be located in or have significant ties to Malaysia and/or Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States on our Company, executive officers and directors, or enforce judgments obtained in the United States courts against our Company, executive officers and directors.

See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$4.4	$16,500,000
Underwriting discounts and commissions(1)(2)	$0.308	$1,155,000
Proceeds, before expenses, to us	$4.092	$15,345,000

(1)	Represents underwriting discount and commissions equal to 7% per share, which is the underwriting discount we have agreed to pay on investors in this offering introduced by the underwriters.
(2)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the compensation payable to the underwriters, see “Underwriting.”

To the extent that the underwriters sell more than 3,750,000 ordinary shares in this offering, the underwriters have a 45-day option to purchase up to an aggregate of 562,500 additional ordinary shares from us at the public offering price less the underwriting discounts.

The underwriters expect to deliver the ordinary shares against payment on or about              , 2022.

Pacific Century Securities, LLC

Prospectus dated              , 2022

No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the ordinary shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the ordinary shares.

Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus filed with the United States Securities and Exchange Commission, or SEC, must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ordinary shares. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision. This prospectus contains information from an industry report prepared by Frost & Sullivan Limited, or Frost & Sullivan, an independent industry consultant, to provide information regarding our industry. We refer to this report as the “F&S Report.”

We have historically conducted our business through Banle International Group Limited (“Banle BVI”), a company incorporated under the laws of the British Virgin Islands with registered number 2039076, and its subsidiaries, but in August 2022, we completed the Reorganization described in “Our History and Corporate Structure – The Reorganization” pursuant to which Banle BVI became a wholly owned subsidiary of CBL International Limited (“CBL International”), an exempted company incorporated with limited liability under the Companies Act (Revised) of the Cayman Islands, as amended and restated from time to time (the “Companies Act”). Except where the context otherwise requires or where otherwise indicated, the terms the “Company,” “we,” “us,” “our,” “our company,” “our Group” and “our business” refer, prior to the Reorganization discussed below, to Banle BVI and, after the Reorganization, to CBL International, in each case together with its consolidated subsidiaries as a consolidated entity. Where the discussions in the context relate to business operations and/or financial performance, then the terms “Company,” “we,” “us,” “our,” “our company,” “our Group” and “our business” refer, both prior to and after the Reorganization, to the business operations and/or financial performance of the Operating Subsidiaries. All specific references in this prospectus to “CBL International” and “Banle BVI” refer to CBL International Limited and Banle International Group Limited respectively, each a holding company with no operation of its own.

Presentation of Financial Information

We have historically conducted our business through Banle BVI and its subsidiaries. CBL International has not commenced operations and has nominal assets and liabilities. Upon completion of the Reorganization in August 2022, Banle BVI became a subsidiary of CBL International. Our financial statements present the financial position and results of operations of CBL International and its consolidated subsidiaries, including Banle BVI and its subsidiaries.

Overview

We are an established marine fuel logistics company providing a one-stop solution for vessel refueling, which is referred to as bunkering facilitator in the bunkering industry, in the Asia Pacific. We purchase and arrange our suppliers to actually deliver marine fuel to our customers, some of which we provide certain credit term of payment while we also receive payment credit from our suppliers. We rely on the permits and licenses of our suppliers for the actual delivery of marine fuel at each port. Since the establishment of our Group in 2015, container liner operators have been identified as our target customers. Container liner operators provide liner services which operate on a schedule with a fixed port rotation and fixed frequency, which is similar to bus operation under which buses go on fixed routes and calling at fixed stops for passengers to board and alight. Knowing the nature of the business of our target customers, we continually look to broaden our operations by (a) expanding our servicing network to cover more ports; and (b) providing more value-added services to tailor for our customers’ growing demands with respect to vessel refueling.

Our operations are based in Malaysia, Hong Kong and Singapore. We do not conclude and book any transactions in China. All of our transactions for vessel refueling services were concluded in Hong Kong, Malaysia and Singapore and our revenue were booked under our subsidiaries established in Hong Kong, Malaysia or Singapore. Although we deliver our services through our suppliers mainly in China and Hong Kong, nearly all our customers are international container liner operators from outside of China and Hong Kong. Of our five largest customers from whom we generated 92.9% and 83.6% respectively of our total revenue for FY2020 and FY2021, two customers are Taiwanese companies, two are Singaporean companies, and one is a German company; whilst for the six months ended June 30, 2022, the five largest customers who contributed 77% in aggregate of our total revenue consisted of two Taiwanese companies, two Singaporean companies and one Japanese company.

We act as a bunkering facilitator and leverage on our close business relationships with parties amongst our supply network in the value chain to provide one-stop solution for vessel refueling. Our services mainly involve (i) making vessel refueling options available to our customers at various ports along their voyages in the Asia Pacific; (ii) arranging vessel refueling activities at competitive pricing (iii) coordinating vessel refueling to meet our customers’ schedule during their various port visits in the Asia Pacific; (iv) providing trade credit to our customers in relation to vessel refueling; (v) arranging local physical delivery of marine fuel to meet our customers’ schedule; (vi) handling unforeseeable circumstances faced by our customers and providing contingency solutions to our customers in a timely manner; (vii) fulfilling special requests from our customers in relation to vessel refueling; and (viii) handling disputes, mainly in relation to quality and quantity issues on marine fuel, if any.

As of the date of this prospectus, as advised by our PRC counsel, Zhong Lun Law Firm, we and our subsidiaries (including our dormant PRC subsidiary, Majestic Energy, and all other non-PRC subsidiaries) (1) are not required to obtain permissions from any PRC authorities to operate or issue our securities to foreign investors, (2) are not subject to permission requirements from the CSRC, the Cyberspace Administration of China (“CAC”) or any other entity that is required to approve of our operations in China, and (3) have not received or were denied such permissions by any PRC authorities. However, if (1) we are required to but do not receive or maintain approvals from the PRC authorities, or (2) we inadvertently conclude that such approvals are not required, or (3) applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

1

Our Business

We have an estimated market share of approximately 4.9%, 11.7% and 36.4% respectively in terms of volume of fuel oil supplied to international container liner operators in the Asia Pacific, China and Hong Kong in 2021, and ranked second amongst bunkering facilitators in both China and Hong Kong. The Asia Pacific is one of the key regions of marine fuel consumption with a market share of approximately 46.8% of the global fuel consumption volume in 2021 driven by its significant share in the global trade and frequent business activities. By utilizing working capital resources available to us, we have been able to achieve continuous business growth since our inception in 2015. Despite the COVID-19 impact during 2020, we recorded an increase in revenue from approximately $234.3 million in FY2020 to approximately $326.5 million in FY2021, representing an increase of approximately 39.4%, which was primarily attributable to the increase in average market price per ton of marine fuel. Our sales volume decreased slightly by 5.6% from 655,660 metric tons in FY2020 to 618,695 metric tons in FY2021. For the six months ended June 30, 2022, our revenue increased by 47.9% from approximately $159.4 million for the six months ended June 30, 2021 to approximately $235.7 million.

Our business is built on a customer-oriented culture and focuses on providing marine fuel according to the required international standards with competitive prices and timely delivery services at ports agreed between our customers and our Group. Over the years, with our experienced management team, we have established an extensive supply network to provide our customers with more options and flexibility in fulfilling their vessel refueling requirements. Our supply network, which focuses on expanding our localities of services, is currently covering 36 ports in the Asia Pacific, including but not limited to, three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand. Going forward, we intend to allocate more resources to further expand our supply network, targeting at continual market share enhancement.

For FY2020, FY2021 and the six months ended June 30, 2022, our customer mix in terms of number of customers and revenue concentration remained relatively stable.  Most of our revenue is generated from international container liner operators whose vessels, by nature of their business, are sailing on regular routes and having stable and recurring demand for marine fuel in respect of quantity, quality and delivery timing. The vessels of international container liner operators may sail on regular routes, such as the Intra-Asia route, Euro-Asia route and Trans-Pacific route and we focus on providing vessel refueling services in the Asia Pacific. Our services covered the majority of the ports in the Asia Pacific along our customers’ sailing routes along the Intra-Asia route, Euro-Asia route and Trans-Pacific route.

According to the F&S Report, among the top 10 international container liner operators (ranked by fleet capacity as in February 2022) which, in aggregate, accounted for approximately 85% of the global container fleet capacity, five of them are our customers during the two years ended December 31, 2021 and 2020 and the six months ended June 30, 2022. Our revenue generated from international container liner operators amounted to approximately US$223.2 million, US$297.2 million and US$200.9 million for FY2020 FY2021 and the six months ended June 30, 2022, respectively, representing approximately 95.3%, 91.0% and 85.2% of our total revenue in FY2020, FY2021 and the six months ended June 30, 2022, respectively.

As a demand aggregator, we are able to benefit from the economies of scale based on our customers’ aggregated orders, which, in turn, allow us to negotiate bulk purchase with our suppliers at favorable terms instead of our customers transacting with a large number of suppliers on an individual transaction basis. We derive our revenue mainly from the supply of marine fuel to our customers. For FY2020, we handled 790 vessels refueling with approximately 655,660 metric tons of marine fuel supplied while for FY2021, we handled 811 vessels refueling with approximately 618,695 metric tons of marine fuel supplied.  For the six months ended June 30, 2022, we handled 487 vessels refueling with approximately 293,583 metric tons of marine fuel supplied.

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Our Competitive Strengths

●	Flexible and integrated services through our supply network
●	Our economy of scale to negotiate on bulk purchase with our suppliers at favorable terms
●	Strong presence in major ports in the Asia Pacific
●	Effective treasury management system
●	Sustainable growth with minimal fixed asset investment
●	Experienced management team with extensive industry expertise

Our Business Strategies

●	Enlarging the number of local suppliers in Singapore and South Korea markets
●	Increasing our market share in our existing markets
●	Establishing financing facilities with financial institutions to strengthen the financial resources available to us
●	Procuring and developing a centralized management information system in order to enhance our daily management control and treasury management

Effects of COVID-19 Pandemic

An outbreak of a respiratory disease caused by the severe acute respiratory syndrome coronavirus (COVID-19) emerged in late 2019 and has had a global effect. Despite the decline of trading and slowdown of economic growth during the first half of 2020 as a result of COVID-19 outbreak, the business and financial performance of major international container liner operators have improved since the third quarter of 2020 according to the F&S Report. Attributable to the factors such as (i) significant growth in the price of shipping due to the fact that shipping demand outweighed the limited vessel capacity when the vessel operation is disrupted by containment measures of the COVID-19 outbreak; and (ii) decline of bunker prices due to the slump in crude oil prices during the first half of 2020, the profitability of international container liner operators has seen significant growth during the COVID-19 pandemic.

According to Alphaliner, a database tailor-made for the liner shipping industry, and as quoted in the F&S Report, the global container traffic in the Asia Pacific is expected to have a year-over-year increase of approximately 1.0% for the year ending December 31, 2022. Our Group also benefitted from such growth from international container liner operators as most of our revenue is generated from international container liner operators. Given the nature of our business of providing refueling services through our extensive supply network, we enjoyed the flexibility to respond to emergencies that occurred in individual ports, and thus we were not severely affected by COVID-19 in the fulfillment of our contractual obligations. Besides, we can always provide assistance to our customers when they experience port disturbance by re-arranging refueling of the vessel to the next feasible port in accordance with the request of our customers under our extensive supply network of 36 ports in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand. Port disturbance includes, among others, adverse weather condition, port congestion, change in government regulations and temporary port closure due to COVID-19.

Our revenue increased from approximately $234.3 million for FY2020 to approximately $326.5 million for FY2021 whilst our sales volume decreased slightly by 5.6% from 655,660 metric tons in FY2020 to 618,695 metric tons in FY2021. For the six months ended June 30, 2022, our revenue increased by 47.9% from approximately $159.4 million for the six months ended June 30, 2021 to approximately $235.7 million. The COVID-19 pandemic has not created any imminent or adverse impact on our business, as well as our financial position. We may arrange the vessels of our customers to get refueled in other neighborhood ports should the originally designated port not be available for bunkering due to COVID-19.

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Public Company Accounting Oversight Board

As more stringent criteria have been imposed by the SEC and the PCAOB recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. The Holding Foreign Companies Accountable Act (the “HFCAA”), was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or other securities from being traded on a national securities exchange or in the over the counter trading market in the U.S.. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. Our auditor, Wei, Wei & Co., LLP, headquartered in New York, is an independent registered public accounting firm registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess Wei, Wei & Co., LLP’s compliance with applicable professional standards. The PCAOB currently has access to inspecting the working papers of our auditor. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

See “Risk Factors – Risks Relating to Doing Business in the Jurisdictions We Operate – Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor. In that case, Nasdaq would delist our securities. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections may deprive our investors with the benefits of such inspections.”

Summary of Risk Factors

An investment in our ordinary shares is subject to a number of risks, including risks relating to our business and industry, risks relating to doing business in jurisdictions we operate, risks relating to doing business in China and risks relating to this offering. You should carefully consider all of the information in this prospectus before making an investment in the ordinary shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Our Business and Industry

●	Our business scale largely depends on the trade credit provided by our suppliers. Any reduction or termination of trade credit from our suppliers would adversely affect our business.

●	We are dependent on our five largest customers during FY2020 and FY2021 and loss of any of them would adversely affect our business, results of operations and profitability.

●	We are susceptible to the fluctuations in marine fuel price. Any significant increase in marine fuel prices may adversely affect our working capital requirements and financial condition.

●	We are exposed to the risk that our competitors may undercut marine fuel prices, which would adversely affect our Group’s business and financial results.

●	Our Group does not enter into long-term agreements with our customers. We cannot assume that our customers will continue to use our vessel refueling services, nor can we accurately forecast future orders from our customers.

●	We are currently dependent on our five largest suppliers for marine fuel and the loss of any of them would adversely affect our business, results of operation and profitability.

●	We may be exposed to the credit risks of our customers while we remain subject to satisfying payment obligations to our suppliers, which would adversely affect our financial condition and cash flow requirements.

●	Certain requests from our customers to refuel at designated ports is out of our control, which may affect our working capital, business, financial condition and results of operations.

●	We may fail to arrange delivery of marine fuel timely to our customers, which would adversely affect our Group’s reputation, business, financial condition and results of operations.

●	We may fail to aggregate sufficient demand from our customers and this would adversely affect our Group’s business, financial condition and results of operations.

●	Material disruptions in the availability or supply of marine fuel would have an adverse effect on our business, financial condition and results of operations.

●	If the marine fuel we purchase from our suppliers fail to meet the contractual quality specifications we have agreed to supply, it would have an adverse effect on our business, financial condition and results of operations.

●	We are exposed to inventory risk and this could adversely affect our Group’s business, financial condition and results of operations.

●	Significant change in container liner schedules would have an adverse effect on our business.

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●	Any failure to maintain the license to carry on an international commodity trading business in the Federal Territory of Labuan, Malaysia may adversely affect our business, operations and profitability.

●	Our historical financial condition and results of operations may not be indicative of our future growth and results of operations.

●	We may experience net operating cash outflows.

●	We may not be able to implement our business development strategies or expansion plans successfully.

●	Negative publicity or damage to our Group’s business reputation may have a potential adverse impact on our business.

●	We may be involved in disputes and/or legal proceedings arising from our operations from time to time and may face significant legal liabilities as a result.

●	Our insurance may not provide adequate coverage for all potential losses and claims relating to our business operations and/or assets, and any uninsured losses incurred, may be substantial and therefore adversely affect our operations and financial results.

●	Failure to adapt to market trends in the bunkering industry would adversely affect our business.

●	Changes in regulations requiring our suppliers and customers to obtain various permits and/or licenses could adversely affect our business.

●	Information technology failures and data security breaches would have an adverse effect on our business, financial condition and results of operations.

●	We operate in a highly competitive industry, and failure to compete efficiently would adversely affect our operations and financial results.

●	Global economic development and the level of international trade are critical factors affecting the demand for marine fuel, and a decline in international trade would adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in Jurisdictions We Operate

●	Economic, political and other risks associated with operations in countries which we operate may adversely affect our business, financial condition and operations.

●	The HFCAA Act, together with recent joint statement by the SEC and PCAOB, Nasdaq rule changes, a determination by the PCAOB that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering.

●	Certain PRC regulations establish more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Malaysia or Hong Kong, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this prospectus.

●	Changes in economic and political policies of the PRC government might adversely affect our business.

●	Our Group may be subject to tax audit and investigation in Malaysia.

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Risks Relating to Doing Business in China

●	Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. See “Risk Factors – Risks Relating to Doing Business in China - Depending on the needs of our target customers whose sailing routes cover different ports worldwide, we need to provide marine fuel logistic services through ports in the PRC. Therefore, our business may be subject to complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities.” on page 29.

●	If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors – Risks Relating to Doing Business in China - If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 29.

●	China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business. See “Risk Factors – Risks Relating to Doing Business in China - China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business.” on page 30.

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. See “Risk Factors – Risks Relating to Doing Business in China – There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.” on page 31.

●	The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless. See “Risk Factors - Risks Relating to Doing Business in China - The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.” on page 32.

●	Limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See “Risk Factors – Risks Relating to Doing Business in China - In the event that we rely on dividends and other distributions on equity paid by our PRC or Hong Kong subsidiaries to fund any cash and financing requirements we may have, any limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.” on page 32.

●	To the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors – Risks Relating to Doing Business in China - To the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets.” on page 33.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC or Hong Kong subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors – Risks Relating to Doing Business in China - PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC or Hong Kong subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on page 33.

●	Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. See “Risk Factors – Risks Relating to Doing Business in China – Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China,” on page 34.

●	Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions. See “Risk Factors – Risks Relating to Doing Business in China - Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.” on page 35.

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China. See “Risk Factors – Risks Relating to Doing Business in China - U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our PRC or Hong Kong subsidiaries.” on page 36.

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Risks Relating to the Initial Public Offering in the U.S.

●	An active trading market for the ordinary shares on Nasdaq might not develop or be sustained, their trading prices might fluctuate significantly and the liquidity of our ordinary shares would be materially affected.

●	The trading price of the ordinary shares may be volatile, which could result in substantial losses to you.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

●	We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ordinary shares and trading volume could decline.

●	Because the offering price is substantially higher than the net tangible book value per ordinary share, you will experience immediate and substantial dilution

●	Our management has significant discretion over use of proceeds of this offering.

●	We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in Malaysia and Hong Kong and all of our directors and officers reside outside the United States.

●	Cayman Islands law differs from the laws in effect in the United States and may afford less protection to shareholders.

●	As a company incorporated in Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

Our History and Corporate Structure

We were incorporated on February 8, 2022 in the Cayman Islands under the name “CBL International Limited”. Pursuant to the Reorganization in August 2022, CBL International Limited became the holding company of Banle BVI and its operating subsidiaries, which are located in Malaysia, Hong Kong and Singapore.

Mr. Teck Lim Chia, our founder and Chairman, has over 15 years of experience in petroleum management related activities from his past employment with companies principally involved in oil and gas related industries where he gained extensive experience in bunkering operations. Our history can be traced back to 2015 when Banle Energy HK was incorporated in August 2015 which carries on the business of marine fuel logistics in the Asia Pacific.

With the insight of our founder and the joint effort of our management team, despite our relatively short history, our Group managed to expand our vessel refueling services in the Asia Pacific rapidly and we have provided services in 36 ports in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand.

Upon completion of the Reorganization described below, our Group comprises our Company, Banle BVI, Banle Energy HK, Reliance HK, Banle Marketing, Banle Malaysia, Banle China, Majestic Energy and Majestic Energy (Singapore).

The Reorganization

We have historically conducted our business through Banle BVI, incorporated with limited liability under the laws of the British Virgin Islands with registered number 2039076, and its subsidiaries. On February 8, 2022, we formed CBL International Limited, an exempted company with limited liability incorporated under the Companies Act, for purposes of effectuating this offering.

In August 2022, we completed a reorganization of our corporate structure pursuant to which Banle BVI became a wholly owned subsidiary of CBL International. To effect the Reorganization, the existing shareholders of Banle BVI, namely CBL (Asia) and Straits Energy Resources Berhad (“Straits”), Banle BVI and CBL International entered into a sale and purchase agreement, pursuant to which CBL International acquired the entire issued share capital of Banle BVI from CBL (Asia) and Straits, in consideration of which CBL International allotted and issued ordinary shares to CBL (Asia) and Straits representing 62% and 38%, respectively, of its total issued share capital. Existing shares of CBL International were surrendered and cancelled for no consideration following such sale and purchase. In this prospectus, we refer to all of these events as the “Reorganization”.

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Our Corporate Structure

The following diagram illustrates our corporate structure following the Reorganization but immediately prior to the consummation of this offering.

The following diagram illustrates our corporate structure following the consummation of this offering.

(1)	CBL (Asia) Limited is a limited liability company incorporated in Hong Kong which is owned as to 51% by Mr. Teck Lim Chia, our Chairman and Chief Executive Officer, 44% by Ms. Xiaoling Lu and 4% by Mr. Yuan He.

(2)	Straits Energy Resources Berhad, or Straits, is a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia Securities Berhad (stock code: 0080). As at 13 April 2022, Dato’ Sri Kam Choy Ho and Sturgeon Asia Ltd are the shareholders holding not less than 5% of the issued shares of Straits, which own approximately 7.78% and 6.51% of the issued shares of Straits respectively.

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Transfer of cash within the organization

Upon completion of the Reorganization, the structure of cash flows within our organization, and a summary of the applicable regulations, are as follows:

1. Our equity structure is an indirect holding structure, that is, the overseas entity to be listed in the U.S., CBL International, indirectly controls, through Banle BVI our wholly-owned Operating Subsidiaries. We did not have and do not intend to have any cash transfer to or from our dormant PRC subsidiary, Majestic Energy, other than cash transfer in small amount to pay for administrative expenses. During the six months ended June 30, 2022, there was a one-off cash transfer in the amount of $625 from Banle Energy HK to Majestic Energy for settling administrative expenses.

2. Within our holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the respective jurisdictions where our Operating Subsidiaries are established, namely Malaysia, Hong Kong and Singapore. After foreign investors’ funds enter CBL International at the close of this offering, the funds can be directly transferred to Banle BVI, and then transferred to our Operating Subsidiaries.

If CBL International intends to distribute dividends, the Operating Subsidiaries will transfer the dividends to Banle BVI in accordance with the laws and regulations of Malaysia, Hong Kong and Singapore, and then Banle BVI will transfer the dividends to CBL International, and the dividends will be distributed from CBL International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods presented in this prospectus and up to the date of this prospectus, save for (i) dividend distribution of $600,000 and $800,000 by Banle Energy HK to CBL (Asia), the then sole shareholder of Banle Energy HK, in July 2018 and February 2019, respectively; and (ii) cash transfers among entities of the Group that are made in the ordinary course of business as set forth below, no cash and other asset transfers have occurred among Banle BVI and its subsidiaries or from Banle BVI and its subsidiaries to investors; and no dividends or distributions from any of the subsidiaries has been made to Banle BVI or to investors, or from Banle BVI to any of the subsidiaries or to investors.

The following are the aggregate intra-group cash transfers for FY2020 and FY2021 and for the six months ended June 30, 2022:

From	To	FY2020	Purpose of transfer	FY2021	Purpose of transfer	For the six months ended June 30, 2022	Purpose of transfer
Banle Energy HK	Banle BVI	$291,000	$290,000 for paying the issued capital of other subsidiaries of Banle BVI. $1,000 for placing initial deposit with bank for account opening.	$12,903	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle Marketing	$12,100	Placing initial deposit with bank for account opening.	$12,903	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle China	-	-	$15,000	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle Malaysia	$22,000	Placing initial deposit with bank for account opening.	-	-	-	-
Banle BVI	Banle Marketing	$241	Placing initial deposit with bank for account opening.	-	-	-	-
Banle BVI	Banle Energy HK	$190,000	Partial repayment of the $290,000 previously provided by Banle Energy HK for paying the issued capital of other subsidiaries of Banle BVI.	-	-	-	-
Banle Energy HK	Majestic Energy (Singapore)	-	-	-	-	$43,742.72	Placing initial deposit with banks for account opening and advances to Majestic Energy (Singapore) for operating expenses
Banle Energy HK	Majestic Energy	-	-	-	-	$625	Advance to Majestic Energy for administrative expenses

See “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. For the foreseeable future, we intend to use our earnings to further expand our business and as general working capital. As a result, we do not expect to pay any cash dividends.

4. Our PRC subsidiary, Majestic Energy, is dormant and does not have operations or assets. Since it has no earnings and profits, it has not distributed and will not distribute any dividends. In general, Majestic Energy’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit Majestic Energy to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Majestic Energy is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as cash dividends, except in liquidation.

The Company does not have specific cash management policies that dictate how funds are transferred throughout the organization. It is the Company’s general policy to minimize unnecessary cash transfers among entities and keep funds within the entities where they are raised or generated in order to support the local entity’s operations. For example, if the funds are generated in a subsidiary in Hong Kong, then the Company’s general approach will be to use those funds to support the Hong Kong subsidiary’s operations, with the exception of required funding for capital investments.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiary to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. Therefore, to the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets.

See “Risk Factors – Risks Relating to Doing Business in China – In the event that we rely on dividends and other distributions on equity paid by our PRC or Hong Kong subsidiaries to fund any cash and financing requirements we may have, any limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 32 and “– To the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets” on page 33.

Our Corporate Information

We are registered with the Registrar of Companies in Cayman Islands under registration number CT-387046. Our principal executive offices are located at Suite 19-9-6, Level 9, UOA Centre, No. 19 Jalan Pinang, 50450 Kuala Lumpur, Malaysia. Our telephone number at this address is 60-3-2703-2966. Our registered office in Cayman Islands is located at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

Our main website is www.banle-intl.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY10168.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, related to the assessment of the effectiveness of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and we have been subject to the reporting requirements under the Exchange Act for at least twelve months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors and the audit committee, compensation committee and nominating and corporate governance committee requirements, the requirement to disclose third party director and nominee compensation and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules shall disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions.

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Conventions That Apply to This Prospectus

Unless we indicate otherwise, references in this prospectus to:

●	“Banle BVI” are to Banle International Group Limited, a company incorporated in the BVI with limited liability on July 2, 2020 and our direct wholly-owned subsidiary;

●	“Banle China” are to Banle International (China) Limited, a company incorporated in Hong Kong with limited liability on March 31, 2021 and our indirect wholly-owned subsidiary;

●	“Banle Energy HK” are to Banle Energy International Limited, a company incorporated in Hong Kong with limited liability on August 18, 2015 and our indirect wholly-owned subsidiary;

●	“Banle Malaysia” are to Banle International (Malaysia) Sdn Bhd, a private company limited by shares duly incorporated in Malaysia on July 16, 2020 and our indirect wholly-owned subsidiary;

●	“Banle Marketing” are to Banle International Marketing Limited, a Labuan company limited by shares incorporated in the Federal Territory of Labuan, Malaysia on August 18, 2020 and our indirect wholly-owned subsidiary;

●	“CAGR” are to compound annual growth rate;

●	“CBL International” are to CBL International Limited, an exempted company incorporated with limited liability in the Cayman Islands on February 8, 2022;

●	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

●	“Companies Act” are to Companies Act, Cap.22 (Act 3 of 1961, as combined and revised) of the Cayman Islands;

●	“FY2020” are to the financial year ended December 31, 2020;

●	“FY2021” are to the financial year ended December 31, 2021;

●	“HK$” are to Hong Kong Dollars, the legal currency of Hong Kong;

●	“Hong Kong” are to the Hong Kong Special Administrative Region;

●	“Majestic Energy” are to Majestic Energy (Shenzhen) Co. Limited, a company established in the PRC with limited liability on April 29, 2021 and our indirect wholly-owned subsidiary;

●	“Majestic Energy (Singapore)” are to Majestic Energy (Singapore) Pte Ltd, a company incorporated in Singapore with limited liability on January 11, 2022 and our indirect wholly-owned subsidiary;

●	“MOPS” are to Mean of Platts Singapore, the average set of Singapore-based oil product price assessments published by Platts and the benchmark price in Asia for most refined products;

●	“Operating Subsidiaries” are to Banle Marketing, Banle Energy HK, Majestic Energy (Singapore) and Banle Malaysia;

●	“ordinary shares” are to our ordinary shares, $0.0001 par value per share;

●	“Reliance HK” are to Reliance (China) Limited, a company incorporated in Hong Kong with limited liability on April 1, 2012 and our indirect wholly-owned subsidiary;

●	“RM” are to Malaysian ringgit, the legal currency of Malaysia;

●	“spot contract” are to a contract for the physical delivery of marine fuel to a designated vessel of a ship operator, which is entered into within a few days (generally around 10 days) before the date of actual delivery;

●	“term contract” are to a contract for the physical delivery of marine fuel to a number of vessels under the same fleet of a ship operator for a period of time (generally six months);

●	“VLSFO” are to very low sulphur fuel oil, a type of marine fuel whose sulphur level is limited to 0.5%;

●	“$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our Company,” “our Group” and “our” are to, prior to the Reorganization, Banle BVI and, after the Reorganization, CBL International, in each case together with its consolidated subsidiaries as a consolidated entity, as the context requires.

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Our reporting currency is the U.S. dollars, which is also our functional currency.

The Offering

Price per share	We expect that the initial public offering price will be between $4.0 and $4.8 per ordinary share.

Ordinary shares Securities Offered by Us	3,750,000 ordinary shares (or 4,312,500 ordinary shares if the underwriters exercise the over-allotment option in full)

Over-allotment Option	We have granted the underwriters an option, exercisable for a period of 45 days from the closing of this offering, to purchase up to 562,500 additional ordinary shares at the public offering price less the underwriting discounts.

Ordinary Shares Outstanding Immediately After This Offering	25,000,000 ordinary shares (or 25,562,500 ordinary shares if the underwriters exercise the over-allotment option in full)

Ordinary Shares	Pursuant to our current memorandum and articles of association, we are authorized to issue 500,000,000 ordinary shares of a par value of $0.0001 each. See “Description of Share Capital” for more information.

Use of Proceeds	We estimate that we will receive from this offering net proceeds of approximately $14.0 million, or approximately $16 million if the underwriters exercise in full the over-allotment option to purchase additional ordinary shares, after deducting underwriting discounts and estimated offering expenses payable by us, based on an assumed public offering price of $4.4 per ordinary share, being the mid-point of the estimated range of the initial public offering price.

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We anticipate using the net proceeds of this offering for (i) enlarging the number of local suppliers to enhance our competitiveness as well as to increase the service options available in Singapore and South Korea markets; (ii) further increasing the market shares in our existing markets; (iii) making use of cash collaterals to conduct trade financing activities with financial institutions, thus creating transaction records for further acquisition of bank financing to facilitate our business growth; (iv) procuring and developing a centralized management information system in order to enhance our daily management control and treasury management; and (v) general working capital.

See “Use of Proceeds” for more information.

Lock-up	In connection with this offering, we have agreed not to sell, transfer or dispose of any ordinary shares, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. In connection with our initial public offering, or IPO, our directors, directors nominees, executive officers and shareholders of 5% or more of our ordinary shares agreed not to sell, transfer or dispose of any ordinary shares, ordinary shares or similar securities for a period of 180 days after , the date of the prospectus used in our IPO, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in the ordinary shares. You should carefully consider these risks before deciding to invest in the ordinary shares.

Listing	We have applied to list our ordinary shares on the Nasdaq Capital Market. Our ordinary shares are not currently listed on any other exchange or quoted for trading on any over-the-counter trading system.

Nasdaq Trading Symbol	BANL

Payment and settlement	The underwriters expect to deliver the ordinary shares against payment on .

Transfer Agent	VStock Transfer, LLC

The total number of ordinary shares that will be outstanding immediately after this offering will be 25,000,000 ordinary shares (or 25,562,500 ordinary shares if the underwriters exercise the over-allotment option in full), which is based upon (i) 21,250,000 ordinary shares outstanding prior to this offering; and (ii) 3,750,000 ordinary shares (or 4,312,500 ordinary shares if the underwriters exercise the over-allotment option in full) issued in connection with this offering. Unless we specifically state otherwise, the information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

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SUMMARY CONSOLIDATED FINANCIAL DATA

We have historically conducted our business through Banle BVI and its subsidiaries. In August 2022, we completed the Reorganization pursuant to which Banle BVI became a subsidiary of CBL International. Our financial statements present the financial position and results of operations of CBL International and its consolidated subsidiaries, including Banle BVI and its subsidiaries.

The following summary consolidated statements of profit or loss and other comprehensive income data and summary consolidated statements of cash flows data for years ended December 2021 and 2020, and the summary consolidated statement of financial position as of December 31, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of profit or loss and other comprehensive income data and summary consolidated statements of cash flows data for six months ended June 30, 2022 and 2021, and the summary consolidated statement of financial position as of June 30, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America. Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

Summary Consolidated Statements of Income and Comprehensive Income Data

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2022		2021		2021		2020
	(Unaudited)		(Unaudited)
Revenue	$235,696,705		$159,384,219		$326,540,712		$234,257,668
Cost of revenue	231,653,262		156,320,836		318,950,082		228,046,959

Gross profit	4,043,443		3,063,383		7,590,630		6,210,709

Operating expenses:
Selling and distribution	517,724		368,787		967,354		693,551
General and administrative	1,978,613		960,957		2,392,279		2,065,378
Total operating costs and expenses	2,496,337		1,329,744		3,359,633		2,758,929

Income from operations	1,547,106		1,733,639		4,230,997		3,451,780

Other (income) expense:
Interest expense, net	119,230		2,723		3,359		718
Currency exchange loss	(14,812)		1,401		2,349		7,479
Write off of property, plant and equipment	-		-		-		11,714
Equity investment income	-		-		-		(179,635)
Loss on sale of equity investment	-		-		-		206,710
Total other expenses	104,418		4,124		5,708		46,986

Income before provision for income taxes	1,442,688		1,729,515		4,225,289		3,404,794
Provision for income taxes	353,792		287,669		656,321		527,071
Net income	$1,088,896		$1,441,846		$3,568,968		$2,877,723

Comprehensive income	$1,088,896		$1,441,846		$3,568,968		$2,877,723

Basic and diluted earnings per ordinary share	$0.05	#	$0.07	#	$7.28	*	$5.87	*

Weighted average number of ordinary shares outstanding – basic and diluted	21,250,000	#	21,250,000	#	490,323	*	490,323	*

* Gives retroactive effect to reflect the reorganization in February 2021.

# Gives retroactive effect to reflect the reorganization in August 2022.

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Summary Consolidated Statement of Financial Position Data

	June 30,	December 31,	December 31,
	2022	2021	2020
	(Unaudited)
Assets:
Current Assets
Cash	$4,506,274	$3,035,321	$5,561,051
Accounts receivable	23,213,703	18,043,235	16,709,025
Derivative assets	603,137	291,860	-
Prepayments and other current assets	3,151,386	3,834,585	69,086
Due from related parties	1,781,401	1,509,988	786,291
Total current assets	33,255,901	26,714,989	23,125,453

Property, plant and equipment, net	123,085	122,326	162,634
Right-of-use lease assets, net	84,068	155,323	278,076

Total assets	$33,463,054	$26,992,638	$23,566,163

Liabilities and Shareholders’ Equity:
Liabilities
Current liabilities
Accounts payable	$22,648,655	$18,297,191	$18,068,538
Taxes payable	448,056	98,417	125,446
Accrued expenses and other current liabilities	44,218	47,459	16,581
Derivative liabilities	-	-	262,310
Due to a related party	719,773
Short-term lease liabilities	73,769	72,730	112,685
Total current liabilities	23,934,471	18,515,797	18,585,560

Long-term lease liabilities	12,502	49,656	122,386
Total liabilities	23,946,973	18,565,453	18,707,946

Commitment and contingencies		-	-

Shareholders’ equity:
Ordinary shares, $1 par value, 1,000,000 shares authorized, 490,323 shares issued and outstanding as of December 31, 2021 and 2020* Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 21,250,000 shares issued and outstanding as of June 30, 2022#	2,125	490,323	490,323
Additional paid-in capital	488,198	-	-
Retained earnings	9,025,758	7,936,862	4,367,894
Total shareholders’ equity	9,516,081	8,427,185	4,858,217

Total liabilities and shareholders’ equity	$33,463,054	$26,992,638	$23,566,163

* Gives retroactive effect to reflect the reorganization in February 2021.

# Gives retroactive effect to reflect the reorganization in August 2022

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Summary Consolidated Cash Flow Data:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Cash Flows from operating activities:
Net income	$1,088,896	$1,441,846	$3,568,968	$2,877,723
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	42,376	29,185	59,461	30,797
Depreciation of right-of-use assets	36,029	76,157	122,753	116,099
Write off of property, plant and equipment	-	-	-	11,714
Equity investment income	-	-	-	(179,635)
Loss on sale of equity investment	-	-	-	206,710
Change in fair value of derivative	(311,277)	(262,310)	(291,860)	262,310
Changes in operating assets and liabilities
Accounts receivable	(5,170,468)	(4,579,613)	(1,334,210)	1,372,799
Prepayments and other current assets	683,199	(81,154)	(3,765,499)	(27,135)
Due from related parties	(271,413)	(562,747)	(723,697)	(273,236)
Accounts payable	4,351,464	1,960,006	228,653	(596,932)
Accrued expenses and other liabilities	(3,241)	2,396	30,878	10,388
Derivatives	-	-	(262,310)	-
Lease liabilities	(36,115)	(77,110)	(112,685)	(121,493)
Taxes payable	349,639	287,669	(27,029)	(327,782)
Net cash (used in) provided by operating activities	759,089	(1,765,675)	(2,506,577)	3,362,327

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,909)	(1,449)	(19,153)	(150,955)
Proceeds from sale of equity investment	-	-	-	603,881
Net cash (used in) provided by investing activities	(7,909)	(1,449)	(19,153)	452,926

Cash flows from financing activities:
Advance to a director	-	-	-	(1,314,295)
Advance from a related party	719,773	-	-	-
Net cash (used in) financing activities	719,773	-	-	(1,314,295)

Net (decrease) increase in cash	1,470,953	(1,767,124)	(2,525,730)	2,500,958
Cash at the beginning of the year	3,035,321	5,561,051	5,561,051	3,060,093
Cash at the end of the year	$4,506,274	$3,793,927	$3,035,321	$5,561,051

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for:
Interest	$119,270	$2,764	$7,987	$5,036
Income taxes	$4,210	$-	$683,350	$854,853

NON-CASH TRANSACTION OF INVESTING AND FINANCING ACTIVITIES
Assignment of an amount due from a director, Mr. Teck Lim Chia (“Mr. Chia”), to a related party, controlled by Mr. Chia	$-	$-	$513,055	$-

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RISK FACTORS

An investment in the ordinary shares involves significant risks. You should carefully consider all the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of the ordinary shares could decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

We are a marine fuel logistics company and we rely on the permits and licenses of our suppliers for the actual delivery of marine fuel to our customers. Under our business model, we are not involved in the handling of marine fuel or other chemicals. Therefore, we do not consider ourselves subject to risks relating to environmental protection and hazard control. For further details of our operation flows, see “Business – Our Operations Flows.”

Our business scale largely depends on the trade credit provided by our suppliers. Any reduction or termination of trade credit from our suppliers would adversely affect our business.

As an established marine fuel logistics company providing one-stop solution for vessel refueling, which is referred to as bunkering facilitator in the bunkering industry in the Asia Pacific, we are generally required by our suppliers to settle the full payment of our orders with payment terms up to 30 days.

We constantly receive inquiries from customers for quotations and orders. However, due to limited trade credit offered by our suppliers and our Group’s financial resources, we can only accept orders which are commercially viable to us. In order to maximize our capability for accepting orders, we may (i) obtain trade credit from new suppliers; (ii) increase the trade credit from existing suppliers; and/or (iii) increase financial resources available to us. Generally, our suppliers will impose stringent internal control policies to select approved customers, including but not limited to, assessing background information, financial information, quantity of marine fuel to be purchased and obtaining credit report. Therefore, we have to make applications to the suppliers to be their approved customers prior to the commencement of our business relationships. There is no assurance that our applications submitted to the suppliers would be approved.

In general, the trade credit would be reviewed and assessed by our suppliers from time to time. There is no assurance that our suppliers would maintain the trade credit and/or credit terms offered to us. In the event that our suppliers decide to reduce or terminate the trade credit and/or credit terms offered to us, our cash flow would be adversely affected and we may have insufficient working capital to run our day-to-day operations.

We are dependent on our five largest customers during FY2020 and FY2021 and loss of any of them would adversely affect our business, results of operations and profitability.

For FY2020 and FY2021, the revenue from our five largest customers accounted for approximately 92.9% and 83.6%, respectively, of our total revenue; and the revenue attributable to our largest customer accounted for approximately 45.8% and 42.3% of our total revenue, respectively. Accordingly, we are heavily dependent on the relationships with our five largest customers.

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There is no assurance that our five largest customers will continue to use our vessel refueling services or that our Group can successfully maintain our relationships with them in the future. In the event that our Group is unable to retain these customers or to successfully seek replacement customers or a major customer’s business declines and substantially reduces its demand of our services, our business, results of operations and profitability would be adversely affected.

We are susceptible to the fluctuations in marine fuel price. Any significant increase in marine fuel price may adversely affect our working capital requirements and financial condition.

Marine fuel prices may fluctuate due to factors out of our control. These factors include, among others, global economic conditions, changes in global crude oil prices, expected and actual supply of and demand for marine fuel, political conditions, changes in laws and regulations related to environmental matters (including those mandating or incentivizing alternative energy sources or otherwise addressing global climate change), changes in pricing or production controls by the Organization of the Petroleum Exporting Countries (OPEC), technological advances affecting energy consumption and supply, energy conservation efforts, price and availability of alternative fuels, and weather.

The fluctuations in marine fuel price, which is out of our control, may affect our working capital requirements. Since our operation scale is limited by our working capital, for a given period of time, if the marine fuel prices increase substantially as a result of policies or controls imposed by the relevant regulatory authorities, we could purchase less marine fuel from our suppliers with the same level of financial resources and same trade credit offered by our suppliers. We are therefore vulnerable to such unfavorable changes in government policies or controls on marine fuel prices. In the event that there is a significant increase in the price of marine fuel, we might require additional working capital in order to fulfil our customers’ need. To ensure a positive gross profit for each transaction, we price our services on a “cost plus fixed fee” basis, i.e. we are able to obtain a premium, being the difference between the selling price per metric ton of marine fuel sold to our customers and the corresponding purchase cost from our suppliers. Therefore, generally speaking, the more quantity of marine fuel we procure for our customers, the more profit we generate. If the marine fuel price increases significantly and we cannot obtain sufficient financial resources and improve our cash flow in time to ensure we can procure similar amount of marine fuel from our suppliers, we may not be able to deliver as much marine fuel to customers as we could when the marine fuel price is at a relatively low level and our profitability may be adversely affected, and the requirement for additional working capital may tighten our operating cash flows, which may in turn adversely affect our financial condition. Our gross profit margin decreased from approximately 2.7% for FY2020 to approximately 2.3% for FY2021 mainly because of the significant increase in the average market price per tonne of marine fuel during FY2021, which also resulted in a significant increase in our revenue. Since revenue is the denominator in calculating the gross profit margin, when marine fuel price increases, our gross profit margin inherently decreases notwithstanding our “cost plus fixed fee” pricing policy which only ensures a fixed monetary amount (i.e. the premium) per ton sold. Given the nature of our business, our gross profit margin will be inevitably affected by the fluctuation of marine fuel price, and hence gross profit margin is generally not a key indicator for evaluation of our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key performance indicators.” According to the statistics released by the U.S. Energy Information Administration, brent crude oil price is anticipated to reach an average of approximately $108 per barrel in the second half of 2022, similar to the price level since the Russian and Ukraine crisis at approximately $117 per barrel, $105 per barrel and $113 per barrel in March, April and May 2022, respectively. According to the F&S Report, assuming there are no other externalities such as financial and political crisis or natural disaster to affect the demand and supply of crude oil or marine fuel globally during 2022, the crude oil price is expected to remain at a similar level as in the first half of 2022 in the remaining months of 2022 with a fluctuation range of approximately 10% to 15%. To mitigate the effects of working capital limitation and future unexpected increase in marine fuel price, it is our strategy to strengthen the financial resources available to us by utilizing bank facilities and to obtain better trade credit from our suppliers, and we do not anticipate any material impact to our future results of operations in light of the current expected oil price trend.

We are exposed to the risk that our competitors may undercut marine fuel prices, which would adversely affect our Group’s business and financial results.

If our competitors undercut marine fuel prices to increase their market share and we fail to effectively compete with them, customers may choose to procure vessel refueling services from such competitors, causing a shortfall in our revenue that would adversely affect our business and financial results due to such intensified competitive environment.

Our Group does not enter into long-term agreements with our customers and, we cannot assume that our customers will continue to use our vessel refueling services, nor can we accurately forecast future orders from our customers.

Our Group does not enter into long-term agreements with our customers and they place orders with us based on term contracts or spot contracts. Our customers are not obliged to continue to use our vessel refueling services at a level similar to that in the past or at all. The volume of their orders might vary significantly and it is difficult for us to forecast future orders accurately. Our customers’ level of demand may fluctuate due to factors out of our control, such as changes in their business strategies, purchasing preferences and product trends. If any of our major customers terminates its business relationship with us, and we fail to secure new customers or new orders from other existing customers in a timely manner, our business operations, financial performance and profitability would be adversely affected.

We are dependent on our five largest suppliers for the supply of marine fuel during FY2020 and FY2021 and loss of any of them would adversely affect our business, results of operations and profitability.

For FY2020 and FY2021, the amount of purchases from our five largest suppliers accounted for approximately 77.1% and 84.7%, respectively, of our total cost of revenue; and the purchases from our largest supplier accounted for approximately 36.1% and 34.0% of total cost of revenue, respectively. Accordingly, we are heavily dependent on the relationships with our five largest suppliers.

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There is no assurance that there will be no deterioration in our relationships with our five largest suppliers, which would have an impact on our ability to secure future purchases of marine fuel. Any shortage of or delay in the supply of marine fuel by our five largest suppliers would affect our ability to fulfil our customers’ demand. As such, our customers may choose to procure vessel refueling services from alternative service providers, causing a shortfall in our revenue that would adversely affect our business and financial results.

We may be exposed to the credit risks of our customers while we remain subject to satisfying payment obligations to our suppliers, which would adversely affect our financial condition.

Our financial position and profitability are dependent to a large extent on the credit worthiness of our customers and their ability to settle the outstanding amount owed to our Group in accordance with the credit periods we have granted to them. During FY2020, FY2021 and the six months ended June 30, 2022, the payment terms of our customers who are international container liner operators range from nil to 45 days. Meanwhile, the payment terms to our suppliers range from nil to 30 days.

As at December 31, 2020 and 2021 and June 30, 2022, our Group’s accounts receivables amounted to approximately $16.7 million, $18.0 million and $23.2 million, respectively. Historically, our accounts receivable would be collected with 30-90 days. By the end of July 2022, all accounts receivable balances as at June 30, 2022 had been collected.

Should we experience any delays or difficulties in collecting payments from our customers, while remaining obligated to satisfy our ongoing payment obligations to our suppliers, we may be required to consider alternative sources of financing and/or defer on our own payment obligations. This may have a negative impact on the cash flow of our Group and we may have insufficient working capital to run our day-to-day operations.

Certain requests from our customers to refuel at designated ports exceeds the limits of our trade credit, which may affect our working capital, business, financial condition and results of operations.

We provide marine fuel logistic services through our supply network of 36 ports in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand. Our trade credit is granted by different suppliers in different ports. In the event that our customers request us to provide vessel refueling services at designated ports, at which the local suppliers can only provide limited trade credit, we may need to settle the cost of purchases to those suppliers with payment in advance. This will adversely affect our working capital, business, financial condition and results of operations.

The failure of delivery of marine fuel timely to our customers, which would adversely affect our Group’s reputation, business, financial condition and results of operations.

We arrange third parties to handle the physical distribution of marine fuel to vessels. The failure of third parties to physically deliver the marine fuel in accordance with the contractual terms would arise from various causes, including but not limited to, interruption of their business, such as, bunker barge engine failure with no alternative bunker barges available. We might need to arrange another supplier to handle the physical delivery of marine fuel, which may cause delay in meeting our customer’s requirements. In the event that no other supplier is available to handle the physical delivery, our relationship with our customers may be adversely affected and we may be subject to claims and other liabilities, which, in turn, would have an adverse effect on our business, financial condition and results of operations.

We believe that the reputation we have built over the years serves a significant role in attracting customers and securing our customers’ orders. Whether or not we can maintain or promote our reputation depends largely on our ability to provide vessel refueling services to our customers in a timely manner. If we fail to meet their needs or are unable to deliver marine fuel requested by them at the designated port in a timely manner, our customers may no longer perceive our services to be of a high quality and our reputation would be adversely affected. This will, in turn, adversely affect our business, financial condition and results of operations.

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We may fail to aggregate sufficient demand from our customers to negotiate a favorable price of marine fuel from our suppliers and this would adversely affect our Group’s business, financial condition and results of operations.

We aggregate the demand of marine fuel from our customers in different ports over a period of time and in turn, we negotiate with our suppliers for bulk purchases. In the event that we do not aggregate sufficient demand from our customers, we may not be able to have the bargaining power to negotiate a favorable pricing of marine fuel from our suppliers which, in turn, we are not able to offer competitive price to our customers. Our inability to provide competitive prices to our customers would have a detrimental effect on our business, financial condition and results of operations.

Material disruptions in the availability or supply of marine fuel would have an adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to successfully source and arrange physical delivery of marine fuel for refueling our customers’ vessels. There are a number of factors out of our control that would materially disrupt the availability or supply of marine fuel or our ability to arrange physical delivery in a timely manner. In certain ports, we use one or a limited number of suppliers for the provision of vessel refueling services. If our suppliers do not have sufficient supply of marine fuel at designated ports to meet our customers’ needs and we cannot find any alternative suppliers, we may lose our customers, which may adversely affect the profitability of our business.

If the marine fuel we purchase from our suppliers fails to meet the contractual quality specifications we have agreed to supply to our customers, it would have an adverse effect on our business, financial condition and results of operations.

We source marine fuel from various suppliers. Although we take measures to ensure the quality of the marine fuel that we supply, if the marine fuel that we arrange for refueling our customers’ vessels fails to meet the specifications we have agreed to with our customers, we would incur significant liabilities should a customer initiate a claim or a lawsuit against us. We may not always have effective remedies available to us against our suppliers if they supply marine fuel that fails to meet contractual specifications, and any attempt to enforce our rights would be costly and time consuming. It would also harm our relationships with our customers, jeopardize our reputation and expose our Group to potential claims. As a result, our financial condition and results of operations would be adversely affected.

We are exposed to inventory risk and this would adversely affect our Group’s business, financial condition and results of operations.

Generally, we do not maintain any inventory as we arrange our suppliers to deliver marine fuel to our customers’ vessels directly on our behalf. During FY2020, FY2021 and the six months ended June 30, 2022, our Group did not maintain any inventory. However, we could bear inventory risk if the ownership of marine fuel is passed to us before it is transferred to our customers.

Even though we have entered into contracts with our suppliers, such contracts are not related to any of our contracts with our customers, and as such there is no guarantee that any marine fuel purchased under such contracts with our suppliers will be sold to our designated customers. If we are unable to consume sufficient marine fuel from our suppliers to meet the base quantity under contracts with our suppliers, our suppliers have the right to file a claim against us, which, in turn, will adversely affect our business, financial condition and results of operations.

In addition, in the event that the marine fuel supplied to our customers is not up to the standard specified by our customers, our customers will seek compensation from us, which, in turn, will adversely affect our business, financial condition and results of operations.

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We depend on key management personnel.

Our success depends to a significant degree upon the expertise, experience, continuity, network and committed services of our senior management personnel, most of whom have in depth understanding of our industry and operations and would be difficult to replace.

Our key management, including Mr. Chia and Mr. Logeswaran, are essential to our success due to their experience and connection in the bunkering industry, market development skills and expertise in managing our operations. Details of their expertise and experience are set out in the section headed “Management” in this prospectus. In addition, the relationships and reputation that our management team have established and maintained with our customers and suppliers contribute to our ability to maintain good business relationships with them.

As a result, the departure of any of our key management members would be disruptive to our business development and would have an adverse effect on our business and financial condition. We cannot guarantee that the services of such personnel will continue to be available to us or that we will be able to promptly recruit qualified and competent replacements.

Significant change in container liner schedules would have an adverse effect on our business.

According to the F&S Report, 13 out of the top 20 container ports by throughput volume in the world are located in the Asia Pacific, which is one of the key regions of marine fuel consumption with a market share of approximately 46.8% of global marine fuel consumption volume in 2021 driven by its significant share in the global trade and frequent business activities.

Most of our revenue is from international container liner operators whose vessels are sailing on regular routes and schedules. In the event that the regular routes, such as the Intra-Asia route, Euro-Asia route and Trans-Pacific route are shortened or suspended permanently or temporarily or liner service schedules are less frequent which are beyond our control, the demand for marine fuel may significantly decrease and our business may be adversely affected. In the event that the regular routes are replaced by other ports which fall outside our supply network of 36 ports in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand, the demand for marine fuel for refueling may significantly decrease and our business would be adversely affected.

Any failure to maintain the license to carry on our international commodity trading business in the Federal Territory of Labuan, Malaysia may adversely affect our business, operations and profitability.

As of May 10, 2022, we held one license issued by Labuan Financial Services Authority to carry on our international commodity trading business under the Global Incentives for Trading Program for the supply of marine fuel. If we fail to comply with the requirements or meet certain criteria as stated in the conditional approval letter, Labuan Financial Services and Securities Act 2010, Labuan Business Activity Tax Act 1990 and any of the relevant rules and regulations, where applicable, such license may be suspended or revoked. In such cases, our Malaysian subsidiary, Banle Marketing, may not be entitled to have tax incentives to lower its operational costs, and our business, operations and profitability may be adversely affected.

Our historical financial conditions and results of operations may not be indicative of our future growth and results of operation.

For FY2020 and FY2021, our revenue amounted to approximately $234.3 million and $326.5 million, respectively, while our gross profit amounted to approximately $6.2 million and $7.6 million, respectively, with gross profit margin of approximately 2.7% and 2.3%, respectively. For the six months ended June 30, 2021 and 2022, our revenue amounted to approximately $159.4 million and $235.7 million, respectively, while our gross profit amounted to approximately $3.1 million and $4.0 million, respectively, with gross profit margin of approximately 1.9% and 1.7%, respectively. Such historical financial information is an analysis of our past performance only and does not have any positive implication or may not necessarily reflect our financial performance in the future. There is no assurance that our profit margins in the future will remain at a level comparable to those recorded during FY2020, FY2021 and the six months ended June 30, 2022.

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Furthermore, our future profitability may be affected by our ability to control costs and operating expenses going forward, as well as other evolving regulatory and economic factors which may be beyond our control. We may not be able to expand our vessel refueling services as planned or at all, which would in turn would adversely affect our ability to continue to improve our business prospects and profitability. Therefore, investors should not solely rely on our historical performance to predict our future financial position and results of operations.

We may experience net operating cash outflows.

We recorded net cash outflows from operating activities of approximately $2.5 million for FY2021. Such net cash outflows was mainly attributable to the increase in trade and other receivables of approximately $5.2 million, and partially offset by the increase in trade and other payables of approximately $0.6 million. We may experience periods of net cash outflow from operating activities in the future. If we are unable to obtain sufficient financial resources to finance our business operations or expansion, our liquidity and financial condition may be adversely affected. There is no assurance that we will have sufficient financial resources from other sources at favorable terms to fund our operations or expansion.

We may not be able to implement our business development strategies or expansion plans successfully.

The successful implementation of our Group’s business strategies is subject to various uncertainties and contingencies, such as the growth of the market, availability of funds, competition and government policies. Factors such as the relationships with our customers and suppliers, the global economic conditions, the availability of sufficient working capital and cash flows, the threat of competitors and substitutes, new market entrants, an economic downturn or changes in market conditions or performance, may delay or impede the implementation of our Group’s business strategies. Any delay or failure to successfully implement our Group’s business strategies may result in the loss in sales and failure to meet profit projections, any of which may adversely affect our Group’s business, operating results and financial condition.

Negative publicity or damage to our Group’s business reputation may have a potential adverse impact on our business.

Our Group values and relies on our reputation to maintain and grow our business operations. Our Group’s reputation is one of the crucial factors for maintaining business relationships with our suppliers and customers. Negative publicity associated with our Group’s operations would result in the loss of business. Our Group conducts business with a number of counterparties, including customers and suppliers. If any of such counterparties is not satisfied with our Group, and/or raises any complaints or allegations relating to our Group, our Group’s reputation and supplier and customer’s perception of our Group may be damaged, which may in turn adversely affect our business and results of operations.

We may be involved in disputes and/or legal proceedings arising from our operations from time to time and may face significant legal liabilities as a result.

We may be involved in disputes with and subject to claims from, among others, our employees, customers, suppliers and other parties from time to time in respect of various matters, including delay in delivery, complaints about the quality of marine fuel and personal injury which may lead to claims for damages against us.

There is no assurance that we may be able to resolve every instance of a dispute by way of negotiation and/or mediation with the relevant parties. If we fail to do so, it may lead to legal and other proceedings against us, and consequently we may have to incur significant expenses for defending ourselves or initiate proceedings against other parties to protect our interest. Furthermore, if we fail to obtain favorable outcomes in such proceedings, we may be liable to pay significant amounts of damages which may adversely affect our operations and financial results.

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Our insurance may not provide adequate coverage for all potential loss and claims relating to our business operations and/or assets, and any uninsured losses incurred, may be substantial and therefore adversely affect our operations and financial results.

We maintain insurance coverage against, among other things, (i) liability for third party bodily injury occurred in our office premises; (ii) employees’ compensation insurance for our employees; and (iii) traveling. For more details, please refer to the section headed “Business — Insurance” in this prospectus. However, our insurance coverage may not adequately protect us against all potential claims, damages and liabilities that we may incur in the course of our business operations, which may result in an adverse effect on our business. If we are held responsible for any damages, liabilities or losses and our insurance is insufficient or unavailable to cover the claims, there would be an adverse effect on our business, results of operations and financial position.

In addition, there is no guarantee that insurance coverage will always be available to us at economically favorable premiums (or at all) or that, in the event of a claim, the level of insurance currently maintained by us or in the future is or will be adequate or cover the entire claim/liability. We may be subject to liabilities which have not been insured adequately at all. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

With respect to losses which are covered by our insurance policies, it may be a difficult and lengthy process to recover such losses from insurers. In addition, we may be unable to recover the amount from the insurer. Even we are able to recover certain losses from our insurers, our premiums might increase and it might be hard for us to renew our insurance policies. Therefore, if we are held liable for uninsured losses or amounts and claims for insured losses exceeding our insurance coverage, our operations and financial results may be adversely affected.

Failure to adapt to market trends in the bunkering industry would adversely affect our business.

According to the F&S Report, alternative fuels, such as liquefied natural gas (the “LNG”), are sulfur free and can be used alone or either in combination with conventional fuel oil to achieve decarbonization of shipping transportation and the enhancement of environmental protection.

In addition, governments could enact legislation or regulations that attempt to control or limit greenhouse gas emissions such as carbon dioxide. Such laws or regulations could impose costs tied to carbon emissions, operational requirements or restrictions, or additional charges to fund energy efficiency activities. They could also provide a cost advantage to alternative fuels, impose costs or restrictions on end users of marine fuel, or result in other costs or requirements, such as costs associated with the adoption of new infrastructure and technology to respond to new mandates. The options to comply with tightened environmental protection laws may include switching to alternative fuels such as LNG.

If alternative fuels such as LNG become the major marine fuel in the future, there is no assurance that we would be able to adapt to such trend and our business and financial results would be adversely affected.

Change in regulation resulting our suppliers and customers being required to obtain various permits and/or licenses would adversely affect our business.

We provide marine fuel logistic services through 36 ports in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand, and we would be adversely affected by changes in regulations in the countries and regions where our suppliers and customers are registered. If the relevant governmental departments or organizations release new laws and regulations for the industries in their countries or regions where our suppliers and customers operate, various permits and/or licenses need to be granted and maintained upon their compliance with, amongst others, the applicable criteria set by the relevant governmental departments or organizations. Such criteria may include continued compliance with certain financial, technical and management requirements and the standards of compliance required thereto may change from time to time and we may be required to suspend our operations and may not be able to deliver vessel refueling services due to the inability of our suppliers and customers to obtain and maintain the relevant permits and/or licenses. There are circumstances which are out of our control may affect our suppliers and customers’ ability to obtain and/or maintain such permits and/or licenses or lead to a suspension or demotion of such permits, licenses and/or qualifications.

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Furthermore, the validity of these permits and/or licenses may last for a limited period of time and may be subject to periodic reviews and renewal by the relevant governmental departments or organizations. The failure for our suppliers and customers to obtain and maintain the relevant permits and/or licenses will, in turn, indirectly adversely affect our business.

Information technology failures and data security breaches would have an adverse effect on our business, financial condition and results of operations.

We rely upon our information technology and communications systems to support key business functions and the efficient operation of these systems is critical to our business. Our information technology systems, including our back-up systems and external cloud services, could be damaged or interrupted by power outages, computer or telecommunications failures, viruses, security breaches, natural disasters, and/or errors by our employees, service providers or vendors.

A significant disruption in the functioning of these systems could damage our reputation, impair our ability to conduct our business, impact our credit and risk exposure decisions, cause us to lose customers, subject us to litigation and/or require us to incur significant expense to address and remediate or otherwise resolve these issues, which would have an adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry, and failure to compete efficiently would adversely affect our operations and financial results.

According to the F&S Report, the bunkering industry in the Asia Pacific is highly competitive and fragmented. Other bunkering facilitators and bunkering arms of oil majors or traders may also engage in provision of vessel refueling services to vessels across the Asia Pacific. We consider our main competitors to be other bunkering facilitators, but we also face competition from local physical distributors that supply marine fuel directly to ship operators.

In addition, according to the F&S Report, the recent economic downturn as a result of the COVID-19 outbreak since 2020 has affected the profit of traders and therefore expedite the consolidation amongst bunker suppliers by way of mergers and acquisitions, especially when the downstream shipping industry is undergoing the consolidation. However, competitions within the bunkering industry remain intensive. This, in turn, would result in a loss of market share which would have an adverse effect on our business, financial condition and results of operations.

Global economic development and the level of international trade are critical factors affecting the demand for marine fuel, and a decline in international trade would adversely affect our business, financial condition and results of operations.

Global demand for marine fuel is primarily driven by the level of activity in the marine transportation industry, in particular the number of vessels active at sea and the size of order books for new vessels. Economic downturns in one or more countries or regions, particularly in Asia, the European Union, the United States and other countries and regions with consumer-oriented economies, have in the past, and could in the future, reduce international trade volumes, which directly affects the demand for shipping services, and, in turn, the demand for marine fuel. Any reduction in demand for marine fuel would adversely affect our business, financial condition and results of operations.

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Risks Relating to Doing Business in the Jurisdictions We Operate

Economic, political and other risks associated with operations in countries in which we operate may adversely affect our business, financial condition and operations.

Since we provide a one-stop solution for vessel refueling in the Asia Pacific, our business is subject to risks associated with conducting business in countries in which we operate. Our business, financial condition and results of operations would be adversely affected by a variety of factors, including:

●	trade protection measures which would increase our costs or prevent us from continuing certain of our operations;

●	the costs of hiring and retaining management for our operations;

●	difficulty in managing widespread operations, which would affect our operations;

●	unexpected changes in regulatory requirements, which would be costly and require significant time to implement;

●	laws restricting us from repatriating profits earned from our activities within foreign countries, including the payment of distributions;

●	governmental actions that may result in the deprivation of our contractual rights or the inability to obtain or retain authorizations required to conduct our business;

●	political risks specific to foreign jurisdictions; and

●	terrorism, war, civil unrest and natural disasters.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor. In that case, Nasdaq would delist our securities. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections may deprive our investors with the benefits of such inspections.

The Holding Foreign Companies Accountable Act (the “HFCAA”), was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or other securities from being traded on a national securities exchange or in the over the counter trading market in the U.S..

Our current auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. However, if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, Nasdaq would delist our securities, including our ordinary shares being offered in this offering, and the SEC shall prohibit them from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. For example, if we conduct business in a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the relevant authorities, the work of our new auditor as it relates to those operations may not be inspected by the PCAOB. If our securities are delisted and prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. due to the PCAOB not being able to conduct inspections or full investigations of our auditor, it would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with potential delisting and prohibition would have a negative impact on the price of our securities. Also, such delisting and prohibition could significantly affect our ability to raise capital on acceptable terms, or at all, which would have a material adverse effect on our business, financial condition and prospects.

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In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. Our auditor, Wei, Wei & Co., LLP, headquartered in New York, is an independent registered public accounting firm registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess Wei, Wei & Co., LLP’s compliance with applicable professional standards. The PCAOB currently has access to inspecting the working papers of our auditor. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate regarding their auditors. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The SEC has also announced amendments to various annual report forms to accommodate the certification and disclosure requirements of the HFCAA. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. The implications of these possible regulations in addition to the requirements of the HFCAA are uncertain, and such uncertainty could cause the market price of our securities to be materially and adversely affected. If, for whatever reason, the PCAOB is unable to conduct inspections or full investigations of our auditor, we could be delisted or prohibited from being traded over the counter as required by the HFCAA. If our securities are unable to be listed on another securities exchange by then, such delisting and prohibition would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with potential delisting and prohibition would have a negative impact on the price of our securities. Also, such delisting and prohibition could significantly affect our ability to raise capital on acceptable terms, or at all, which would have a material adverse effect on our business, financial condition and prospects.

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Inspections of audit firms that the PCAOB has conducted have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. If the PCAOB were unable to conduct inspections or full investigations of our auditor, investors in our securities would be deprived of the benefits of such PCAOB inspections. In addition, the inability of the PCAOB to conduct inspections or full investigations of auditors would may make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in the audit procedures of our auditor and reported financial information and the quality of our financial statements.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Malaysia or Hong Kong, based on United States or other foreign laws, against us, our directors, executive officers or experts named in this prospectus. Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

We are a Cayman Islands company with our principal executive offices located in Malaysia and Hong Kong. We currently conduct a substantial portion of our operations in Malaysia and Hong Kong and a substantial amount of our assets are located in these two jurisdictions. Moreover, a majority of our executive officers and directors are located in or have significant ties to Malaysia and/or Hong Kong. As a result, it may be difficult or impossible for shareholders to bring an action against us or against these individuals in Malaysia or Hong Kong in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise.

Even if you are successful in bringing an action of this kind, the laws of Malaysia may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in Malaysia of judgments obtained in the United States, although the courts of Malaysia will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of Malaysia. The common law of Malaysia is derived in part from comparatively limited judicial precedent in Malaysia as well as from English common law, which provides persuasive, but not binding, authority in a court in Malaysia. The rights of our shareholders and the fiduciary responsibilities of our directors under Malaysian law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, Malaysia has a less developed body of securities laws than the United States and provides significantly less protection to investors. As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

In addition, uncertainty also exists as to whether the courts of Hong Kong would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Hong Kong against us or such persons predicated upon the securities laws of the United States or any state thereof.

Changes in economic and political policies of the PRC government might adversely affect our business.

During FY2020 and FY2021, part of our revenue was generated from arranging the delivery of marine fuel in ports located in the PRC. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal conditions in the PRC. The economy of the PRC is affected by, among others, government regulation, the level of development, growth rate and the allocation of resources. Any changes in the political, economic and social conditions of the PRC may affect our business.

Introduction of new laws or changes to existing laws by the PRC government in relation to our customers and suppliers may affect our business in the PRC. There is no assurance that the PRC authorities will not issue further directives, regulations, clarifications or implementation rules requiring our suppliers to obtain further approvals to carry out physical delivery of marine fuel in the PRC, or requiring our customers to obtain approvals to purchase marine fuel in the PRC. Such change in laws or policies in the PRC may adversely affect the business of our customers and suppliers and, in turn, adversely affect our business, financial condition and results of operations.

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Our Group may be subject to tax audit and investigation in Malaysia.

The Malaysia tax regime utilizes a self-assessment system. Companies in Malaysia have legal obligations to make self-assessment on the tax payable and file necessary tax returns annually with their remittance of tax. The Malaysian Inland Revenue Board is empowered by the Malaysian Income Tax Act 1967 to carry out audit and investigation on persons chargeable to determine, inter alia, whether their tax returns are accurate and complete. The Malaysian Income Tax Act 1967 also empowers the Malaysian Inland Revenue Board to impose additional tax and/or penalties on persons chargeable if the Malaysian Inland Revenue Board determines that the persons chargeable are in fact subject to more tax payables than are reported in the self-assessed tax returns.

Our Group calculates the amount of taxes and makes payment thereof in accordance with the applicable tax laws. Our Group may be subject to additional taxes or penalties if the Malaysian Inland Revenue Board has a different view from us with respect to our self-assessed tax in our filed tax returns. In the event that the Malaysian Inland Revenue Board imposes additional tax or penalties on our Group, our profit may decrease and consequently our financial results may be adversely affected.

Risks Relating to Doing Business in China

Our operations are based in Malaysia, Hong Kong and Singapore. Part of our operations are conducted by our Hong Kong operating subsidiary, namely Banle Energy HK. We do not conclude and book any transactions in China. All of our transactions for vessel refueling services were concluded in Hong Kong, Malaysia and Singapore and our revenue were booked under our subsidiaries established in Hong Kong, Malaysia or Singapore. Although we deliver our services through our suppliers mainly in China and Hong Kong, nearly all our customers are international container liner operators from outside of China and Hong Kong. Of our five largest customers from whom we generated 92.9% and 83.6% respectively of our total revenue for FY2020 and FY2021, two customers are Taiwanese companies, two are Singaporean companies, and one is a German company; whilst for the six months ended June 30, 2022, the five largest customers who contributed 77% in aggregate of our total revenue consisted of two Taiwanese companies, two Singaporean companies and one Japanese company. We also have a subsidiary that is established in China, namely Majestic Energy, which is currently dormant and does not have operations, and we do not intend to conduct any operation through Majestic Energy in the future. Although we have equity ownership of Banle Energy HK and Majestic Energy (which is dormant) and currently do not have or intend to have any operating subsidiary that is established in China, or any contractual arrangement to establish a variable interest entity structure with any entity in China, we may still be subject to unique risks due to uncertainty about any future actions of the Chinese government or authorities in Hong Kong in relation to business operations in China or Hong Kong, or regulatory oversight of overseas listing of companies with operations in China or Hong Kong.

We do not maintain any office in mainland China and none of our directors and officers are based in mainland China. However, a major part of our operations is based in Hong Kong, a Special Administrative Region of China. Although Hong Kong has its own governmental and legal system that is independent from China, it is uncertain whether in the future the Hong Kong government will implement regulations and policies of the Chinese government, or adopt regulations and policies of its own that are substantially the same as those of the Chinese government. Moreover, given that changes in policies, regulations, rules, and the enforcement of laws of the Chinese government may be quick with little advance notice, it is also uncertain in the future whether our operations in Hong Kong will be subject to the oversight of the Chinese authorities.

We may be subject to the following risks that are specific to doing business in China.

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Depending on the needs of our target customers whose sailing routes cover different ports worldwide, we need to provide marine fuel logistic services through ports in the PRC. Therefore, our business may be subject to complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities.

Depending on the needs of our target customers whose sailing routes cover different ports worldwide, we need to provide marine fuel logistic services through ports in the PRC. Therefore, we may be subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●	Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our ordinary shares.

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. PRC has recently promulgated new rules that require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries, a move that will significantly tighten oversight over China-based internet giants. The Measures for Cybersecurity Review (2021 version) was promulgated on December 28, 2021 and became effective on February 15, 2022. These measures specify that any “online platform operators” controlling the personal information of more than one million users which seek to list on a foreign stock exchange are subject to prior cybersecurity review.

Our business belongs to the bunkering industry in the Asia Pacific, which does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As advised by our PRC counsel, Zhong Lun Law Firm, our registered public offering in the U.S. is not subject to the review or prior approval of the CAC or the CSRC and we and our subsidiaries are not covered by such permissions requirements. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

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If the Chinese government were to impose new requirements for approval from the PRC authorities to issue our securities to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

As advised by our PRC counsel, Zhong Lun Law Firm, as of the date of this prospectus, we and our subsidiaries (including our dormant PRC subsidiary, Majestic Energy, and all other non-PRC subsidiaries) (1) are not required to obtain permissions from any PRC authorities to operate or issue our securities to foreign investors, (2) are not subject to permission requirements from the CSRC, the Cyberspace Administration of China (“CAC”) or any other entity that is required to approve of our operations in China, and (3) have not received or were denied such permissions by any PRC authorities. As advised by our PRC counsel, Zhong Lun Law Firm, we are not required to obtain any permissions or approvals from Chinese authorities either to operate our business or offer the securities being registered to foreign investors because (1) we are not operating in an industry that prohibits or limits foreign investment; (2) our only PRC subsidiary is dormant and has no business operations in China; (3) we do not maintain any office or have any employee in mainland China; and (4) although we deliver our services through our suppliers mainly in China and Hong Kong, we are a marine fuel logistics company and rely on the permits and licenses of our suppliers for the actual delivery of marine fuel to our customers.

Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of May 10, 2022, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

According to the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), only new initial public offerings and refinancing by existent overseas listed Chinese companies will be required to go through the filing process with PRC administrations; other existent overseas listed companies will be allowed sufficient transition period to complete their filing procedure, which means if we complete the offering prior to the effectiveness of Administration Provisions and Measures, we will certainly go through the filing process in the future, perhaps because of refinancing or given by sufficient transition period to complete filing procedure as an existent overseas listed Chinese company. As advised by our PRC counsel, Zhong Lun Law Firm, we and our subsidiaries are currently not required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve our operations in China. However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our securities. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Moreover, if (1) we are required to but do not receive or maintain approvals from the PRC authorities, or (2) we inadvertently conclude that such approvals are not required, or (3) applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business.

Depending on the needs of our target customers whose sailing routes cover different ports worldwide, we may need to provide marine fuel logistic services through ports in the PRC. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject to economic, political and legal developments in China.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although China’s economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.

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The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us. China’s social and political conditions may change and become unstable. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters generally. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, these regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions remain unclear on how the law will be interpreted, amended and implemented by the relevant PRC governmental authorities, but the Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the Cyberspace Administration of China released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, Zhong Lun Law Firm, we are not among the “operator of critical information infrastructure” or “data processor” as mentioned above. The Company and its subsidiaries is a marine fuel logistics company and neither the Company nor its subsidiaries is engaged in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remains uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Measures for Cybersecurity Review (2021 version) do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review (2021 version) become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review (2021 version), which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review (2021 version), our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

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On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which had a comment period that expired on January 23, 2022, and if enacted, may subject us to additional compliance requirement in the future. See “Risk Factors – Risks Relating to Doing Business in the PRC- CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.”

Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless.

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Based on the advice of our PRC counsel, Zhong Lun Law Firm, according to the current content of such rules, in connection with our initial public offering, we and our subsidiaries are not required to obtain prior approval by the relevant competent governmental authorities in PRC including CSRC with respect to the specific matters under such rules, nor have we been involved in any offshore listing prohibited circumstances as set forth in such rules.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; or (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

In the event that we rely on dividends and other distributions on equity paid by our PRC or Hong Kong subsidiaries to fund any cash and financing requirements we may have, any limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

Our PRC subsidiary, Majestic Energy, is dormant and does not have operations or assets. Since it has no earnings and profits, it has not distributed and will not distribute any dividends. In general, our PRC subsidiary’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary, as a Foreign Invested Enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiary incurs debt on its own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to its shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

The Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

Under Hong Kong law, dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Any limitation on the ability of our PRC or Hong Kong subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

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To the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets.

As of the date of this prospectus, there were no cash flows between CBL International or Banle BVI and our subsidiaries. However, we may in the future depend on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries or depend on our assets located in China or Hong Kong for our cash and financing requirements. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiary to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. Therefore, to the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting processes may be put forward by the State Administration of Foreign Exchange of the PRC (“SAFE”) for cross-border transactions. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC or Hong Kong subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiary, Majestic Energy, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiary are subject to the approval of or filing with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, (i) a foreign loan of less one year duration procured by our PRC subsidiary is required to be registered with SAFE or its local branches and (ii) a foreign loan of one year duration or more procured by our PRC subsidiary is required to be applied to the NDRC in advance for undergoing recordation registration formalities. Any medium or long-term loan to be provided by us to our PRC subsidiary, must be registered with the NDRC and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiary. Since Majestic Energy is currently dormant, we have no intention to transfer any funds to, or use the proceeds of this offering to fund, Majestic Energy, but in the unlikely event that we decide otherwise in the future and if we fail to complete such registrations, our ability to capitalize our operations through Majestic Energy may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Currently our Hong Kong subsidiaries do not need to obtain approval from or register with governmental authorities in China or in Hong Kong in order to raise capital, but it is unclear if the PRC or Hong Kong authorities will in the future interpret the abovementioned regulations in a way that will subject Hong Kong companies to the same restrictions as a PRC company. If the abovementioned regulations is applied by the authorities to our Hong Kong subsidiaries, our ability to capitalize our operations through our Hong Kong subsidiaries may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties, which may adversely affect our business, financial condition and results of operations. If Safe Circulars 16 and 19 are interpreted to apply to the Hong Kong Dollar, our ability to use Hong Kong Dollars converted from the net proceeds from our offshore financing activities to fund the establishment of new entities in Hong Kong, to invest in or acquire any other Hong Kong or PRC companies may be limited, which may adversely affect our business, financial condition and results of operations.

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Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the CSRC, and the SAFE jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Zhong Lun Law Firm, that the CSRC approval is not required in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) we established our PRC subsidiary, Majestic Energy, by means of direct investment rather than by merger with or acquisition of PRC domestic companies. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur.

In addition, the security review rules issued by the MOFCOM that took effect in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Zhong Lun Law Firm, we are not required to obtain any permission under the aforementioned M&A Rules and the security review rules issued by the MOFCOM. However, if we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As advised by our PRC counsel, Zhong Lun Law Firm, we and our subsidiaries are currently not required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve our operations in China. However, the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

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In addition, on July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage.

On July 10, 2021, the Cyberspace Administration of China issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which proposes to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

On November 14, 2021, the Cyberspace Administration of China issued the Regulations on Network Data Security (draft for public comments) which set forth cyber data security compliance requirements in greater detail.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, Zhong Lun Law Firm, we are not among the “operators of critical information infrastructure” or “online platform operators” as mentioned above. Neither the Company nor its subsidiaries is engaged in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, the Measures for Cybersecurity Review were recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) are in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remains uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Measures for Cybersecurity Review do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review, which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments), both of which had a comment period that expired on January 23, 2022, and if enacted, may subject us to additional compliance requirement in the future. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general in the future. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their prior approvals or ex-post record-filing for this offering and any follow-on offering, we may be unable to obtain such approvals or record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

As advised by our PRC counsel, Zhong Lun Law Firm, as of the date of this prospectus, we are not required to obtain any permission from any PRC governmental authorities to offer securities to foreign investors. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering and offering securities to foreign investors. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, the Cyberspace Administration of China or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the Cyberspace Administration of China or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the Cyberspace Administration of China or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the Cyberspace Administration of China or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that State Administration for Market Regulation (SAMR) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the United States. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations.

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Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business in the PRC.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our PRC or Hong Kong subsidiaries.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect PRC or Hong Kong subsidiaries could be honored by us, by entities who provide services to us or with whom we associate in China, without violating PRC legal requirements.

Risks Relating to the Initial Public Offering in the U.S.

An active trading market for the ordinary shares on Nasdaq might not develop or be sustained, their trading prices might fluctuate significantly and the liquidity of our ordinary shares would be materially affected.

Following the completion of our initial public offering in the U.S., we cannot assure you that an active trading market for the ordinary shares on Nasdaq will develop or be sustained. If an active trading market of our ordinary shares on Nasdaq does not develop or is not sustained after our initial public offering in the U.S., the market price and liquidity of our ordinary shares could be materially and adversely affected.

Our existing shareholders will continue to have substantial control over us after this offering, which could severely limit the ability of our other shareholders to influence matters requiring shareholder approval and, as a result, we may take actions that our other shareholders do not view as beneficial.

Upon completion of this offering, CBL (Asia) Limited, a company controlled by Teck Lim Chia, our director and Chief Executive Officer, and Straits Energy Resources Berhad, the two largest shareholders of our company, will beneficially own approximately 52.7% and 32.3%, respectively, of our outstanding ordinary shares. In particular, we expect that CBL (Asia)’s significant ownership interest will allow it to continue to exert a significant degree of influence or actual control over our management and affairs and over matters requiring shareholder approval, including the appointment of directors, a merger, consolidation or sale of all or substantially all of our assets and other significant business or corporate transactions. This concentrated control will limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our other shareholders do not view as beneficial. For example, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our equity shares to decline or prevent such price from increasing or prevent our shareholders from realizing a premium over the market price for their equity shares. Moreover, although each of CBL (Asia) and Straits Energy Resources Berhad will enter into a lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares, after such lock-up period, neither of them is prohibited from selling interest in us to a third party and may do so without your approval. Accordingly, the equity shares held by you may be worth less than they would be if CBL (Asia) and/or Straits Energy Resources Berhad did not maintain voting control over us.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. For instance, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our ordinary shares. In addition, the price and trading volume of our ordinary shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	announcements of studies and reports relating to the quality of our service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other service providers in the bunkering industry;

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●	actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	conditions in the bunkering industry;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions to or departures of our senior management;

●	release or expiry of lock-up or other transfer restrictions on our issued shares; and

●	sales or perceived potential sales of additional ordinary shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

Our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, the U.S. stock market has witnessed instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Although the specific cause of such volatility may be unclear, our anticipated public float may amplify the impact of the actions taken by a few stockholders have on the price of our stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The potential extreme volatility may confuse public investors regarding the value of our shares, distort the market perception of our share price and our company’s financial performance and public image, and negatively affect the long-term liquidity of our ordinary shares, regardless of our actual or expected operating performance. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares. In addition, investors of our ordinary shares may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if such investors purchase our ordinary shares prior to any price decline.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

We may provide from time-to-time guidance regarding our expected financial and business performance. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and our guidance may not ultimately be accurate in all respects. Our guidance is based on certain assumptions, such as those relating to anticipated sales volumes, average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance varies from actual results, the market value of our ordinary shares could decline significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ordinary shares or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

Because the offering price is substantially higher than the net tangible book value per ordinary share, you will experience immediate and substantial dilution.

The offering price of our shares is expected to be substantially higher than the net tangible book value per ordinary share. Assuming the completion of the offering at a public offering price of $4.4 per share, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.46 or approximately 78.6% in the pro forma net tangible book value per share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

Our management has significant discretion over use of proceeds of this offering.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated as described under “Use of Proceeds” to our general working capital. If that were to happen, then our management would have significant discretion over even more of the net proceeds to be received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value.

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We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As a Company with less than $1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company”, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

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We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and the trading price of our ordinary shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

Recently introduced economic substance legislation of the Cayman Islands may impact us and our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, has recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018, or the Substance Law, and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019 and onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands, as is the Company; however, it does not include an entity that is tax resident outside of the Cayman Islands. Accordingly, for so long as the Company is a tax resident outside of the Cayman Islands, we are not required to satisfy the economic substance test set out in the Substance Law. Although it is presently anticipated that the Substance Law will have little material impact on us and our operations, as the legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on us and our operations.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

There is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Moreover, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. We have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obligated to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

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Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practices with respect to any corporate governance matter. To the extent we choose to follow home country practices with respect to corporate governance matters, our shareholders may be afforded fewer protections than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital— Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in Malaysia and Hong Kong. In addition, most of our current directors and officers are nationals and residents of countries other than the United States: a majority of our directors and officers (including our Chief Executive Officer and Chairman Mr. Teck Lim Chia, our directors Mr. Ramasamy Logeswaran and Dato’ Sri Kam Choy Ho, and three of our independent director nominees Ms. Karen Yee Lynn Cheah, Mr. Koon Liang Ong and Mr. Khai Fei Wong) are permanent residents of Malaysia; Mr. Ulf Lothar Naujeck, our independent director nominee, is a permanent resident of Germany; and Mr. Sing Chung Raymond Chiu, our Chief Financial Officer, is a permanent resident of Hong Kong. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. It may be difficult for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. A judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may not be enforceable in or recognized by the courts of the jurisdictions where our directors and officers reside, and the judicial recognition process may be time-consuming. It may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Malaysia or Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

●	our goal and strategies;

●	our expansion plans;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	the trends in, and size of, the bunkering market in the Asia Pacific;

●	our expectations regarding demand for, and market acceptance of, our products and services;

●	our expectations regarding our relationships with customers, suppliers, third-party service providers, strategic partners and other stakeholders;

●	competition in our industry;

●	our expectation regarding the use of proceeds from this offering;

●	laws, regulations, and policies relating to the bunkering industry in the Asia Pacific; and

●	general economic and business conditions.

This prospectus also contains certain market data relating to the bunkering industry in the Asia Pacific region that are based on industry publications and reports. This information involves a number of assumptions, estimates and limitations. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The bunkering industry in the Asia Pacific region may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of the ordinary shares. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $14.0 million, or approximately $16 million if the over-allotment exercise is exercised in full, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $4.4 per ordinary share, being the mid-point of the estimated range of the initial public offering price. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $3.5 million, after deducting the estimated underwriting discounts and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, provided, however, that in no case would we decrease the initial public offering price to less than $4 per ordinary share.

Our principal business objective is to maximize our scale of operations and profitability with the financial resources available. To fulfil this objective, we shall further expand our supply network to cater to the vessel refueling needs of our existing and potential customers, geographically focusing on the Asia Pacific in the meantime, and paving the way to expand worldwide gradually.

We plan to use the net proceeds of this offering as follows:

● approximately 28.6%, or $4 million, is expected to be used for enlarging the number of local suppliers to enhance our competitiveness as well as to increase the service options available in the Singapore and South Korea markets;

● approximately 28.6%, or $4 million, is expected to be used for further increasing our market shares in our existing markets;

● approximately 17.9%, or $2.5 million, is expected to be used for cash collateral to conduct trade financing activities with financial institutions, thus creating transaction records for further acquisition of bank financing to facilitate our business growth;

● approximately 7.2%, or $1 million, is expected to be used for procuring and developing a centralized management information system in order to enhance our daily management control and treasury management; and

● approximately 17.7%, or $2.5 million, is expected to be used for our general working capital.

The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in using the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in utilization of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

DIVIDENDS AND DIVIDEND POLICY

Neither CBL International nor Banle BVI has declared or paid any dividends since their respective inceptions. We do not have any present plan to declare or pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any other future determination to pay dividends will be made at the discretion of our board of directors, subject to approval by our shareholders, our Memorandum and Articles of Association, and the laws of Cayman Islands. Even if we decide to pay dividends, the form, frequency and amount may be based on a number of factors, including our business and financial performance, working capital requirements, capital expenditure and future development plans, retained earnings and distributable reserves and other factors that the board of directors may deem relevant.

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We are a holding company incorporated in Cayman Islands. In order for us to distribute any dividends to our shareholders, we may rely on dividends distributed by our operating subsidiaries in Malaysia, Hong Kong, and Singapore for our cash requirements. The applicable laws of the jurisdictions where our operating subsidiaries are incorporated and the constitutional documents of our operating subsidiaries place limits on the ability of these subsidiaries to distribute dividends.

CAPITALIZATION

The table below sets forth our capitalization as of June 30, 2022:

●	on an actual basis; and
●	on a pro forma basis to reflect the Reorganization.

●	on a pro forma as adjusted basis to reflect the issuance and sale of 3,750,000 ordinary shares by us in this offering at an assumed initial public offering price of $4.4 per ordinary share being the mid-point of the estimated range of the initial offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and estimated offering expenses payable by us.

Investors should read this table in conjunction with our audited financial statements and notes thereto included in this prospectus as well as “Use of Proceeds,” “Selected Consolidated Financial and Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2022
	Actual	Pro Forma	Pro Forma as adjusted(1)
			Without exercise of over-allotment option	Full exercise of over-allotment option
	(in U.S. dollars, except share and per share data)
Shareholders’ equity
Ordinary shares, $0.0001 per value, 500,000,000 shares authorized, 21,250,000 shares issued and outstanding as of June 30, 2022(2)	2,125	2,125	2,500	2,556
Additional paid-in capital	488,198	488,198	14,467,823	16,744,767
Retained earnings	9,025,758	9,025,758	9,025,758	9,025,758
Total shareholders’ equity	9,516,081	9,516,081	23,496,081	25,773,081

Total capitalization	9,516,081	9,516,081	23,496,081	25,773,081

(1) The pro forma as adjusted information discussed above is illustrative only. Our share premium and total (deficit)/equity following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. Assuming the number of ordinary shares offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and the estimated offering expenses payable by us, a $1.00 change in the assumed initial public offering price of $4.4 per ordinary share would, in the case of an increase, increase and, in the case of a decrease, decrease each of share premium and total shareholders’ (deficit)/equity by $3.4 million (or $4.0 million if the underwriters exercise the over-allotment option in full).

(2) Gives retroactive effect to reflect the reorganization in August 2022.

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DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently issued ordinary shares.

Our pro forma net tangible book value as of June 30, 2022 was approximately $9,516,087, or $0.448 per ordinary share as of that date. Pro forma net tangible book value per share represents the amount of our total consolidated assets, less the amount of other intangible assets and total consolidated liabilities. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the issuance and sale by us of 3,750,000 ordinary shares in this offering at the assumed public offering price of $4.4 per ordinary share (assuming the over-allotment option is not exercised) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us. The foregoing does not include shares issuable upon exercise by the underwriters of the over-allotment option.

Without taking into account any other changes in pro forma net tangible book value after June 30, 2022, other than to give effect to the issuance and sale by us of 3,750,000 ordinary shares in this offering at the assumed public offering price of $4.4 per ordinary share after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022 would have been $23,496,081, or $0.940 per issued ordinary share. This represents an immediate increase in pro forma net tangible book value of $0.492 per ordinary share to the existing shareholders and an immediate dilution in pro forma net tangible book value of $3.460 per ordinary share to investors purchasing ordinary shares in this offering. The total number of ordinary shares does not include ordinary shares issuable upon the exercise of the over-allotment option granted to the underwriters.

The following table illustrates such dilution:

	Per ordinary share
	Without exercise of over-allotment option	Full exercise of over-allotment option
Assumed initial public offering price	$4.4	$4.4
Pro forma net tangible book value as of June 30, 2022	$0.448	$0.448
Increase in pro forma net tangible book value attributable to this offering	$0.492	$0.560
Pro forma net tangible book value after this offering	$0.940	$1.008

Dilution in pro forma net tangible book value per ordinary share to new investors(2)	$3.460	$3.392

A $1.00 increase (decrease) in the assumed public offering price of $4.4 per ordinary share would increase (decrease) our as adjusted net tangible book value after giving effect to this offering by $0.138 per ordinary share, the as adjusted net tangible book value per ordinary share after giving effect to this offering by $0.138 per ordinary share and the dilution in net tangible book value per ordinary share to new investors in this offering by $0.862 per ordinary share, assuming no change to the number of ordinary share offered by us as set forth on the front cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

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The following table summarizes, on an as adjusted basis as of June 30, 2022, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses, and assumes no exercise of the over-allotment option.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percentage	Amount	Percentage	Share
Existing shareholders	21,250,000	85%	$9,516,081	36.6%	$0.448
New investors	3,750,000	15%	$16,500,000	63.4%	$4.4

Total	25,000,000	100%	$26,016,081	100%	$1.041

The adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of the ordinary shares and other terms of this offering determined at pricing.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and our affairs are governed by our memorandum and articles of association and the Companies Act, and the common law of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of foreign exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

● the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors; and

● Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. A majority of our directors and officers (including our Chief Executive Officer and Chairman Mr. Teck Lim Chia, our directors Mr. Ramasamy Logeswaran and Dato’ Sri Kam Choy Ho, and three of our independent director nominees Ms. Karen Yee Lynn Cheah, Mr. Koon Liang Ong and Mr. Khai Fei Wong) are permanent residents of Malaysia; Mr. Ulf Lothar Naujeck, our independent director nominee, is a permanent resident of Germany; and Mr. Sing Chung Raymond Chiu, our Chief Financial Officer, is a permanent resident of Hong Kong. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. It may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Malaysia or Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

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We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgement, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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OUR HISTORY AND CORPORATE STRUCTURE

We were incorporated on February 8, 2022 in the Cayman Islands under Cayman Islands law under the name “CBL International Limited”. Pursuant to the Reorganization in August 2022, CBL International Limited became the holding company of Banle BVI and its subsidiaries.

The history of our Group can be traced back to 2015 when Banle Energy HK was incorporated in Hong Kong. Mr. Teck Lim Chia, our founder, has over 15 years of experience in the oil and gas related industries and business management. Before founding our Group in 2015, he was employed by a company based in Shenzhen, PRC which was principally engaged in fuel oil business from 2006 to 2008, with his last position as the general director. He was an executive director of a company which was then listed on The Stock Exchange of Hong Kong Limited that was principally engaged in international supply of fuel oil and bunkering business from 2008 to 2011. Mr. Chia has significant experience in overall operations, management and strategic planning in relation to the provision of vessel refueling services.

With the insight of our founder and the joint efforts of our management team, despite our relatively short history, our Group managed to expand our vessel refueling services in the Asia Pacific rapidly and we currently provide services in 36 ports in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand.

Upon completion of the Reorganization described below, our Group comprises our Company, Banle BVI, Banle Energy HK, Reliance HK, Banle Marketing, Banle Malaysia, Banle China, Majestic Energy and Majestic Energy (Singapore).

Our Corporate Information

We are registered with the Registrar of Companies in the Cayman Islands under registration number CT-387046. Our principal executive offices are located at Suite 19-9-6, Level 9, UOA Centre, No. 19 Jalan Pinang, 50450 Kuala Lumpur, Malaysia. Our telephone number at this address is 60-3-2703-2966. Our registered office in the Cayman Islands is located at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

Our main website is www.banle-intl.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY10168.

The Reorganization

We have historically conducted our business through Banle BVI, incorporated with limited liability under the laws of the British Virgin Islands with registered number 2039076, and its subsidiaries. On February 8, 2022, we formed CBL International Limited, an exempted company with limited liability incorporated under the Companies Act, for purposes of effectuating this offering.

In August 2022, we completed the Reorganization pursuant to which Banle BVI became a wholly owned subsidiary of CBL International. To effect the Reorganization, the existing shareholders of Banle BVI, namely CBL (Asia) Limited (“CBL (Asia)”) and Straits Energy Resources Berhad (“Straits”), Banle BVI and CBL International entered into a sale and purchase agreement, pursuant to which CBL International acquired the entire issued share capital of Banle BVI from CBL (Asia) and Straits, in consideration of which CBL International allotted and issued shares to CBL (Asia) and Straits representing 62% and 38%, respectively, of its total issued share capital. Existing shares of CBL International were surrendered and cancelled for no consideration following such sale and purchase.

Our Corporate Structure

The following diagram illustrates our corporate structure following the Reorganization but immediately prior to the consummation of this offering.

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The following diagram illustrates our corporate structure following the consummation of this offering.

CBL (Asia) Limited
(Hong Kong)(1)
Straits Energy Resources Berhad
(Malaysia)(2)
Public
[*]%
[*]%
[*]%
CBL International Limited
(Cayman Islands)
100%
Banle International Group Limited
(BVI)
100%
100%
100%
100%
100%
Banle International
(China) Limited
(Hong Kong)
Banle Energy
International Limited
(Hong Kong)
Banle International
Marketing Limited
(Malaysia)
Banle International
(Malaysia) Sdn Bhd
(Malaysia)
Majestic Energy
(Singapore) Pte Ltd
(Singapore)
100%
100%
Majestic Energy
(Shenzhen) Co.,
Limited
(PRC)
Reliance (China)
Limited
(Hong Kong)

(1)	CBL (Asia) Limited is a limited liability company incorporated in Hong Kong which is owned as to 51% by Mr. Teck Lim Chia, our Chairman and Chief Executive Officer, 44% by Ms. Xiaoling Lu and 4% by Mr.Yuan He.

(2)	Straits Energy Resources Berhad, or Straits, is a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia Securities Berhad (stock code: 0080). As at 13 April 2022, Dato’ Sri Kam Choy Ho and Sturgeon Asia Ltd are the shareholders holding not less than 5% of the issued shares of Straits, which own approximately 7.78% and 6.51% of the issued shares of Straits respectively.

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Our Subsidiaries

Banle International Group Limited is the only subsidiary directly held by CBL International. Our other subsidiaries are all indirectly held.

Name of Subsidiary	Place of Incorporation/Registration and Operations	Our Equity Interest	Principal Activities
Banle International Group Limited	British Virgin Islands	100%	Investment holding

Banle Energy International Limited	Hong Kong	100%	Sales and distribution of marine fuel

Banle International Marketing Limited	Malaysia	100%	Marketing service

Banle International (China) Limited	Hong Kong	100%	Investment holding

Banle International (Malaysia) Sdn Bhd	Malaysia	100%	Sales and distribution of marine fuel

Majestic Energy (Singapore) Pte Ltd	Singapore	100%	Development of the South-East Asia market

Reliance (China) Limited	Hong Kong	100%	Business management

Majestic Energy (Shenzhen) Co. Limited	PRC	100%	Investment holding (Dormant)

Transfer of cash within the organization

The structure of cash flows within our organization, and a summary of the applicable regulations, are as follows:

1. Our equity structure is an indirect holding structure, that is, the overseas entity to be listed in the U.S., CBL International, indirectly controls, through Banle BVI our wholly-owned Operating Subsidiaries. We did not have and do not intend to have any cash transfer to or from our dormant PRC subsidiary, Majestic Energy, other than cash transfer in small amount to pay for administrative expenses. During the six months ended June 30, 2022, there was a one-off cash transfer in the amount of $625 from Banle Energy HK to Majestic Energy for settling administrative expenses.

2. Within our holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the respective jurisdictions where our Operating Subsidiaries are established, namely Malaysia, Hong Kong and Singapore. After foreign investors’ funds enter CBL International at the close of this offering, the funds can be directly transferred to Banle BVI, and then transferred to our Operating Subsidiaries.

If CBL International intends to distribute dividends, the Operating Subsidiaries will transfer the dividends to Banle BVI in accordance with the laws and regulations of Malaysia, Hong Kong and Singapore, and then Banle BVI will transfer the dividends to CBL International, and the dividends will be distributed from CBL International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods presented in this prospectus and up to the date of this prospectus, save for (i) dividend distribution of $600,000 and $800,000 by Banle Energy HK to CBL (Asia), the then sole shareholder of Banle Energy HK, in July 2018 and February 2019, respectively; and (ii) cash transfers among entities of the Group that are made in the ordinary course of business as set forth below, no cash and other asset transfers have occurred among Banle BVI and its subsidiaries or from Banle BVI and its subsidiaries to investors; and no dividends or distributions from any of the subsidiaries has been made to Banle BVI or to investors, or from Banle BVI to any of the subsidiaries or to investors.

The following are the aggregate intra-group cash transfers for FY2020 and FY2021 and for the six months ended June 30, 2022:

From	To	FY2020	Purpose of transfer	FY2021	Purpose of transfer	For the six months ended June 30, 2022	Purpose of transfer
Banle Energy HK	Banle BVI	$291,000	$290,000 for paying the issued capital of other subsidiaries of Banle BVI. $1,000 for placing initial deposit with bank for account opening.	$12,903	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle Marketing	$12,100	Placing initial deposit with bank for account opening.	$12,903	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle China	-	-	$15,000	Placing initial deposit with bank for account opening.	-	-
Banle Energy HK	Banle Malaysia	$22,000	Placing initial deposit with bank for account opening.	-	-	-	-
Banle BVI	Banle Marketing	$241	Placing initial deposit with bank for account opening.	-	-	-	-
Banle BVI	Banle Energy HK	$190,000	Partial repayment of the $290,000 previously provided by Banle Energy HK for paying the issued capital of other subsidiaries of Banle BVI.	-	-	-	-
Banle Energy HK	Majestic Energy (Singapore)	-	-	-	-	$43,742.72	Placing initial deposit with banks for account opening and advances to Majestic Energy (Singapore) for operating expenses
Banle Energy HK	Majestic Energy	-	-	-	-	$625	Advance to Majestic Energy for administrative expenses

See “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. For the foreseeable future, we intend to use our earnings to further expand our business and as general working capital. As a result, we do not expect to pay any cash dividends.

4. Our PRC subsidiary, Majestic Energy, is dormant and does not have operations or assets. Since it has no earnings and profits, it has not distributed and will not distribute any dividends. In general, Majestic Energy’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit Majestic Energy to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Majestic Energy is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as cash dividends, except in liquidation.

The Company does not have specific cash management policies that dictate how funds are transferred throughout the organization. It is the Company’s general policy to minimize unnecessary cash transfers among entities and keep funds within the entities where they are raised or generated in order to support the local entity’s operations. For example, if the funds are generated in a subsidiary in Hong Kong, then the Company’s general approach will be to use those funds to support the Hong Kong subsidiary’s operations, with the exception of required funding for capital investments.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiary to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. Therefore, to the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets.

See “Risk Factors – Risks Relating to Doing Business in China – In the event that we rely on dividends and other distributions on equity paid by our PRC or Hong Kong subsidiaries to fund any cash and financing requirements we may have, any limitation on the ability of our PRC or Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 32 and “– To the extent cash or assets in our business is in the PRC or Hong Kong or in our PRC or Hong Kong subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on our ability or the ability of our subsidiaries by the PRC government to transfer cash or assets” on page 33.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive income for the years ended December 31, 2021 and 2020 and selected consolidated balance sheet data as of December 31, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of comprehensive income for the six months ended June 30, 2022 and 2021 and the selected consolidated balance sheet data as of June 30, 2022 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. You should read this “Selected Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

* Gives retroactive effect to reflect the reorganization in February 2021.

Selected Consolidated Statements of Income and Comprehensive Income Data

	For Six Months Ended June 30,		For the Years Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)	(audited)	(audited)
Revenue	$235,969,705	$159,384,219	$326,540,712	$234,257,668
Cost of revenue	231,653,262	156,320,836	318,950,082	228,046,959
Gross profit	4,043,443	3,063,383	7,590,630	6,210,709
Total operating costs and expenses	2,496,337	1,329,744	3,359,633	2,758,929
Income from operations	1,547,106	1,733,639	4,230,997	3,451,780
Comprehensive income	$1,088,896	$1,441,846	$3,568,968	$2,877,723
Basic and diluted earnings per ordinary share*	$0.05	$0.07	$7.28	$5.87

* Gives retroactive effect to reflect the reorganization in February 2021.

Selected Consolidated Statements of Financial Position Data

	As of June 30, 2022 (Unaudited)	As of December 31, 2021 (audited)	As of December 31, 2020 (audited)
Cash	$4,506,274	$3,035,321	$5,561,051
Accounts receivable	23,213,703	18,043,235	16,709,025
Derivative assets	603,137	291,860	-
Prepayments and other current assets	3,151,386	3,834,585	69,086
Due from related parties	1,781,401	1,509,988	786,291
Total current assets	33,255,901	26,714,989	23,125,453
Property, plant and equipment, net	123,085	122,326	162,634
Right-of-use lease assets, net	84,068	155,323	278,076
Total assets	33,463,054	26,992,638	23,566,163
Accounts payable	22,648,655	18,297,191	18,068,538
Accrued expenses and other current liabilities	44,218	47,459	16,581
Taxes payable	448,056	98,417	125,446
Derivative liabilities	-	-	262,310
Due to a related party	719,773	-	-
Short-term lease liabilities	73,769	72,730	112,685
Total current liabilities	23,934,471	18,515,797	18,585,560
Long-term lease liabilities	12,502	49,656	122,386
Total liabilities	23,946,973	18,565,453	18,707,946
Shareholders’ equity	$9,516,081	$8,427,185	$4,858,217

Selected Consolidated Cash Flow Data

	For Six Months Ended June, 30		For the years Ended December 31,
	2022	2021	2021	2022
	(Unaudited)	(Unaudited)	(audited)	(audited)
Net cash (used in) provided by operating activities	$759,089	$(1,765,675)	$(2,506,577)	$3,362,327
Net cash (used in) provided by investing activities	(7,909)	(1,449)	(19,153)	452,926
Net cash (used in) financing activities	719,773	-	-	(1,314,295)
Cash at beginning of the year	3,035,321	5,561,051	5,561,051	3,060,093
Cash at end of the year	$4,506,274	$3,793,927	$3,035,321	$5,561,051

51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements and Industry Data.” All amounts included in the fiscal years ended December 31, 2021 and 2020 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Business Overview

We are an established marine fuel logistics company providing one-stop solution for vessel refuelling, which is referred to as bunkering facilitator in the bunkering industry in the Asia Pacific. We facilitate vessel refuelling between ship operators and local physical distributors/traders. We purchase marine fuel from our suppliers and arrange our suppliers to actually deliver marine fuel to our customers. Since the establishment of our Group in 2015, container liner operators have been identified as our target customers. Container liner operators provide liner services which operate on a schedule with a fixed port rotation and fixed frequency, which is similar to bus operation under which buses go on fixed routes and calling at fixed stops for passengers to board and alight. Knowing the nature of business of our target customers, we persistently strengthen ourselves by (a) expanding our servicing network to cover more ports; and (b) providing more value-added services to tailor for our customers’ growing demands with respect to vessel refueling.

Our services mainly involve (i) making vessel refuelling options available to our customers at various ports along their voyages in the Asia Pacific; (ii) arranging vessel refuelling activities at competitive pricing to our customers; (iii) coordinating vessel refuelling to meet our customers’ schedule during their various port visits in the Asia Pacific; (iv) providing trade credit to our customers in relation to vessel refuelling; (v) arranging local physical delivery of marine fuel to meet our customers’ schedule; (vi) handling unforeseeable circumstances faced by our customers and providing contingency solutions to our customers in a timely manner; (vii) fulfilling special requests from our customers in relation to vessel refuelling; and (viii) handling disputes, mainly in relation to quality and quantity issues on marine fuel, if any.

Our supply network, which focuses on expanding our localities of services, is currently covering 36 ports in the Asia Pacific, including but not limited to, three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand. Among our extensive network of 36 ports, 13 are within the top 20 container ports in 2020 in terms of throughput volume globally. Also, based on the F&S Report, the Asia Pacific accounted for approximately 46.8% of global marine fuel consumption volume in 2021. Through our extensive network in the Asia Pacific, we can provide vessel refuelling services through our suppliers at different ports.

Revenue increased by approximately $92,283,000 or approximately 39.4%, to approximately $326,541,000 for the year ended December 31, 2021 from approximately $234,258,000 for the year ended December 31, 2020.

Our net income for the year increased by approximately $691,000 or approximately 24.0%, to $3,569,000 for the year ended December 31, 2021 from $2,878,000 for the year ended December 31, 2020.

Recently, a series of conflicts have escalated between Russia and Ukraine since February, 2022 which had led to sanctions from a number of countries towards Russia targeting businesses, monetary exchanges, bank transfers, and imports and exports. Russia has been the second largest exporter of the crude oil for number of years and account for more than 20% of the high sulphur fuel oil, very low sulphur fuel oil and marine gasoil supplies globally. The crisis between Russia and Ukraine has led to a surge in worldwide crude oil price as significant numbers of traders refused to purchase crude oil originated from Russia, with approximately 70% of Russian crude oil exports have failed to reach a matched buyer, where sellers were struggling to trade Russian oil because of the supply chain difficulties in shipping and payments amid the crisis. Concurrently, the price of bunkering surges globally, which is associated with the risk premium and the on-going flourishing demand around the globe. Our Group serves primarily in a niche position to facilitate the ship operators to get their vessels duly refuelled in appropriate ports, in a timely manner and at competitive market price without the need of establishing a procurement network by themselves. During the process, our Group obtains quotation of marine fuel price from respective suppliers and subsequently assess and add a premium in addition to the bunkering price. As the demand for crude oil in terms of volume is expected to be rising steadily owing to stable downstream demand, and considering that our Group operates with a pricing mechanism on a cost plus fixed fee basis, it is expected that there would be immaterial impact of the Ukraine-Russia crisis on our Group’s operation. However, any significant increase in marine fuel price might tighten the operating cash flows of our Group, which may, in turn, adversely affect our working capital requirements or financial conditions.

To ensure a positive gross profit for each transaction, we price our services on a “cost plus fixed fee” basis, i.e. we are able to obtain a premium, being the difference between the selling price per metric ton of marine fuel sold to our customers and the purchase cost from our suppliers. Therefore, generally speaking, the more quantity of marine fuel we procure for our customers, the more profit we generate. However, our operation is limited by the working capital available to us for a given period of time. If the marine fuel prices increase substantially, we could purchase less marine fuel from our suppliers with the same level of financial resources and same trade credit offered by our suppliers. It is noted that our gross profit margin decreased from approximately 2.7% for FY2020 to approximately 2.3% for FY2021. It was mainly because of the significant increase in the average market price per tonne of marine fuel during FY2021, which also resulted in a significant increase in our revenue. Since revenue is the denominator in calculating the gross profit margin, when marine fuel price increases, our gross profit margin inherently decreases notwithstanding our “cost plus fixed fee” pricing policy which only ensures a fixed monetary amount (i.e. the premium) per ton sold. Given the nature of our business, our gross profit margin will be inevitably affected by the fluctuation of marine fuel price, and hence gross profit margin is generally not a key indicator for evaluation of our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key performance indicators.” According to the F&S Report, the marine fuel price is also highly associated with the surge in crude oil price in recent Ukraine-Russia crisis. According to the statistics released by the U.S. Energy Information Administration, brent crude oil price is anticipated to reach an average of approximately $108 per barrel in the second half of 2022, similar to the price level since the Russian and Ukraine crisis at approximately $117 per barrel, $105 per barrel and $113 per barrel in March, April and May 2022, respectively. According to the F&S Report, assuming there are no other externalities such as financial and political crisis or natural disaster to affect the demand and supply of crude oil or marine fuel globally during 2022, the crude oil price is expected to remain at a similar level as in the first half of 2022 in the remaining months of 2022 with a fluctuation range of approximately 10% to 15%. To mitigate the effects of working capital limitation and future unexpected increase in marine fuel price, it is our strategy to strengthen the financial resources available to us by utilizing bank facilities and to obtain better trade credit from our suppliers, and we do not anticipate any material impact to our future results of operations in light of the current expected oil price trend.

52

Coronavirus (COVID-19) Update

The outbreak of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has created significant volatility, uncertainty and disruption in the global economy.

Despite the decline of trading and slowdown of economic growth during the first half of 2020 as a result of COVID-19 outbreak, the business and financial performance of major international container liner operators have improved the profitability of international container liner operators has seen a significant growth since the third quarter of 2020 amid COVID-19 outbreak.

The bunkering industry, particularly distributions in certain ports, were also adversely affected Nonetheless, given the nature of our business of providing refuelling services through our supply network, our flexibility to respond to emergencies occurred in individual ports prevents us from being severely affected by COVID-19 in the fulfilment of our contractual obligations.

As our major business operations are managed in Malaysia and Hong Kong, and all our employees in Malaysia and Hong Kong are able to continue our communication and cooperation with our customers and suppliers through electronic media, telephone and remote access to our information technology system, there is no material interruption to our business, daily operations, employees and payment settlement from our customers or to our suppliers. In case our customers experience port disturbance, we can re-arrange refueling of the vessel to the next feasible port under our extensive supply network currently covering 36 ports in the Asia Pacific.

We make estimates and assumptions that affect the reported amounts within our Consolidated Financial Statements and accompanying Notes as of the date of the Consolidated Financial Statements. We assessed accounting estimates that require consideration of forecasted financial information, including, but not limited to, our allowance for credit losses and the recoverability of the carrying value of our long-lived assets. These assessments were conducted in the context of information reasonably available to us, as well as our consideration of the future potential impacts of COVID-19 on our business as of December 31, 2021. At this time, we have not noticed that the COVID-19 pandemic has created any imminent and adverse impact on our business, as well as our financial position, indebtedness or prospect, and revenue structure or cost structure. Accordingly, if the impact is more severe or longer in duration than we have assumed, such impact could potentially result in additional impairments or increases in credit allowances.

Results of Operations for the Years Ended December 31, 2021 and 2020

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in thousands, except share data and per share data, or otherwise noted)

	For the years ended December 31,
	2021	2020	Variance	Variance (%)
Revenue
Revenue	$326,541	$234,258	$92,283	39.4
Cost of revenue	318,950	228,047	90,903	39.9

Gross profit	7,591	6,211	1,380	22.2

Operating expenses:
Selling and distribution	967	694	273	39.3
General and administrative	2,393	2,065	328	15.8
Total operating costs and expenses	3,360	2,759	601	21.8

Income from operations	4,231	3,452	779	22.6

Other (income) expense:
Interest expense, net	3	1	2	200.0
Currency exchange loss	3	7	(4)	(71.4)
Write off of property, plant and equipment	-	12	(12)	(100.0)
Equity investment income	-	(180)	180	100.0
Loss on sale of equity investment	-	207	(207)	(100.0)
Total other expenses	6	47	(41)	(87.2)

Income before provision for income taxes	4,225	3,405	820	24.1

Provision for income taxes	656	527	129	24.5
Net income	$3,569	$2,878	$691	24.0

53

Revenue

Our revenue increased by approximately $92,283,000 or 39.4% from approximately $234,258,000 for the year ended December 31, 2020 to approximately $326,541,000 for the year ended December 31, 2021. Such increase was mainly attributable to the increase in the marine fuel price but partially offset by the slight decrease in our sales volume of approximately 36,965 metric tons or 5.6% from 655,660 metric tons for the year ended December 31, 2020 to approximately 618,695 metric tons for the year ended December 31, 2021.

The decrease in our sales volume was mainly driven by the increases in the average MOPS from approximately US$366.0 per metric ton for the year ended December 31, 2020 to approximately US$572.2 per metric ton for the year ended December 31, 2021, representing an increase of approximately 56.3%, and partially offset by the increase in our financial resources available to purchase additional marine fuel (in dollar amount) mainly as a result of cash flow from our operation in FY2020.

Cost of sale

Our cost of sale mainly represents costs incurred to source goods and services such as the purchase cost of marine fuel. Our cost of sale increased by approximately $90,903,000 or 39.9% from approximately $228,047,000 for the year ended December 31, 2020 to approximately $318,950,000 for the year ended December 31, 2021. Such increase was mainly attributable to the increase in the marine fuel price.

Gross profit margin

The following table sets forth our overall gross profit margin (in thousands):

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020
Revenue	$326,541	$234,258
Cost of revenue	318,950	228,047
Gross profit	$7,591	$6,211
Gross profit margin %	2.3%	2.7%
Total metric tons sold	618,895	655,660
Gross profit per metric tons (in $)	$12.3	9.5

Gross profit increased by approximately $1,380,000 or approximately 22.2% from approximately $6,211,000 for the year ended December 31, 2020 to approximately $7,591,000 for the year ended December 31, 2021. Such increase was mainly attributable to the increase in overall gross profit per ton for the year ended December 31, 2021.

Operating expenses

Our operating expenses consist of selling and distribution expenses, and general and administrative expenses.

Selling and distribution

The following table sets forth a breakdown of the selling expenses of our Company (in thousands):

54

Years Ended December 31, 2021 and 2020

	2021	2020
Staff related costs	$582	$410
Shipping agency fees	385	284
Total	$967	$694

Our selling and distribution expenses comprise staff related cost and shipping agency fees.

The selling and distribution expenses increased by approximately $273,000, or approximately 39.3% to $967,000 for the year ended December 31, 2021 from $649,000 for the year ended December 31, 2020. The increase was mainly attributable to the increase in salaries to our Group’s sales employees and increase in the shipping agency fees for the coordination works at ports.

General and administrative

General and administrative expenses primarily consist of the following expenses (in thousands):

Years Ended December 31, 2021 and 2020

	2021	2020
Staff related cost	$1,654	$1,235
Travelling and entertainment	264	400
Depreciation and amortization	183	146
Professional and management fees	65	18
Loss on written off	-	12
Others	227	254
Total	$2,393	$2,065

The administrative expenses increased by $328,000, or approximately 15.9% to $2,393,000 for the year ended December 31, 2021, from $2,065,000 for the year ended December 31, 2020. The increase was mainly due to increase in staff related cost offset by decrease in travelling expenses. Staff related cost represents wages and benefits, including wages, bonus, other allowances and benefits payables to our staff.

Income from operations

As a result of the factors described above, our income from operations increased by $779,000, or approximately 22.6%, to $4,231,000 for the year ended December 31, 2021 from $3,452,000 for the year ended December 31, 2020.

Provision for income taxes

Our provision for income taxes increased by $129,000, or approximately 24.5%, to $656,000 for the year ended December 31, 2021, from $527,000 for the year ended December 31, 2020. The increase was in line with the increase in net income in 2021.

Net income

As a result of the factors described above, our net income of the year increased by $691,000, or approximately 24.0%, to $3,569,000 for the fiscal year ended December 31, 2021 from $2,878,000 for the fiscal year ended December 31, 2020.

Unrealized foreign currency translation adjustment

Our Group’s business activities and our assets and liabilities were denominated in our functional currency. We consider our Group is not exposed to significant foreign currency risk as majority of our operations and transactions are denominated in our functional currency. We currently do not have a foreign currency hedging policy. However, we monitor foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise.

55

Results of Operations for the Six Months Ended June 30, 2022 and 2021

The following table sets forth a summary of our unaudited interim condensed consolidated results of operations for the periods presented. This information should be read together with our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in thousands, except share data and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2022	2021	Variance	Variance (%)

Revenue	$235,697	$159,384	$76,313	47.9
Cost of revenue	231,653	156,321	75,332	48.2

Gross profit	4,044	3,063	981	32.0

Operating expenses:
Selling and distribution	518	369	149	40.4
General and administrative	1,979	961	1,018	105.9
Total operating costs and expenses	2,497	1,330	1,167	87.7

Income from operations	1,547	1,733	(186)	(10.7)

Other (income) expense:
Interest expense, net	119	3	116	3,866.7
Currency exchange (gain) loss	(15)	1	(16)	(1,600.0)
Total other expenses	104	4	100	2,500.0

Income before provision for income taxes	1,443	1,729	(286)	(16.5)
Provision for income taxes	354	287	67	23.3
Net income	$1,089	$1,442	$(353)	(24.5)

Revenue

Our revenue increased by approximately $76,313,000 or 47.9% from approximately $159,384,000 for the six months ended June 30, 2021 to approximately $235,697,000 for the six months ended June 30, 2022. Such increase was mainly attributable to the increase in the marine fuel price but partially offset by the slight decrease in our sales volume of approximately 36,742 metric tons or 11.1% from 330,327 metric tons for the six months ended June 30, 2021 to approximately 293,585 metric tons for the six months ended June 30, 2022.

Cost of sale

Our cost of sale mainly represents costs incurred to source goods and services such as the purchase cost of marine fuel. Our cost of sale increased by approximately $75,332,000 or 48.2% from approximately $156,321,000 for the six months ended June 30, 2021 to approximately $231,653,000 for the six months ended June 30, 2022. Such increase was mainly attributable to the increase in the marine fuel price.

Gross profit margin

The following table sets forth our overall gross profit margin (in thousands):

	For the Six Months Ended June 30,
	2022	2021
Revenue	$235,697	$159,384
Cost of revenue	231,653	156,321
Gross profit	$4,044	$3,063
Gross profit margin %	1.7%	1.9%
Total metric tons sold	293,585	330,327
Gross profit per metric tons (in $)	$13.8	9.3

Gross profit increased by approximately $981,000 or approximately 32.0% from approximately $3,063,000 for the six months ended June 30, 2021 to approximately $4,044,000 for the six months ended June 30, 2022. Such increase was mainly attributable to the increase in overall gross profit per ton for six months ended June 30, 2022.

Operating expenses

Our operating expenses consist of selling and distribution expenses, and general and administrative expenses.

Selling and distribution

The following table sets forth a breakdown of the selling expenses of our Company (in thousands):

	For the Six Months Ended June 30,
	2022	2021
Staff related costs	$312	$159
Shipping agency fees	206	210
Total	$518	$369

Our selling and distribution expenses comprise staff related cost and shipping agency fees.

The selling and distribution expenses increased by approximately $149,000, or approximately 40.4% to $518,000 for the six months ended June 30, 2022 from $369,000 for the six months ended June 30, 2021. The increase was mainly attributable to the increase in salaries to our Group’s salesmen.

General and administrative

General and administrative expenses primarily consist of the following expenses (in thousands):

	For the Six Months Ended June 30,
	2022	2021
Staff related cost	$900	$609
Travelling and entertainment	107	94
Depreciation and amortization	78	105
Professional and management fees	51	61
Listing expenses	711	-
Others	132	92
Total	$1,979	$961

The administrative expenses increased by $1,018,000, or approximately 105.9% to $1,979,000 for the six months ended June 30, 2022, from $961,000 for the six months ended June 30, 2021. The increase was mainly due to increase in staff related cost coupled with incurrence of expenses related to the IPO listing in Nasdaq.

Income from operations

As a result of the factors described above, our income from operations decreased by $187,000, or approximately 10.8%, to $1,547,000 for the six months ended June 30, 2022 from $1,734,000 for the six months ended June 30, 2021.

Provision for income taxes

Our provision for income taxes increased by $67,000, or approximately 23.3%, to $354,000 for the six months ended June 30, 2022, from $287,000 for the six months ended June 30, 2021. Despite the net income decreased in 2022, the listing expenses incurred were not tax deductible. This rendered the income subject to tax increase for the six months ended June 30, 2022.

Net income

As a result of the factors described above, our net income of the six months ended June 30, 2022 decreased by $353,000, or approximately 24.5%, to $1,089,000 for the six months ended June 30, 2022 from $1,442,000 for the six months ended June 30, 2021.

Unrealized foreign currency translation adjustment

Our Group’s business activities and our assets and liabilities were denominated in our functional currency. We consider our Group is not exposed to significant foreign currency risk as majority of our operations and transactions are denominated in our functional currency. We currently do not have a foreign currency hedging policy. However, we monitor foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise.

56

Liquidity and Capital Resources

Cash Flows and Working Capital

As of December 31, 2021, we had cash of $3,035,000. We believe that our current cash, cash to be generated from our operations and access to capital market will be sufficient to meet our working capital needs for at least the next twelve months. And we do not have any amounts committed to be provided by our related party. We are also not dependent upon future financing to meet our liquidity needs for the next twelve months. In order to implement our growth strategies, we plan to enlarge the number of local suppliers in Singapore and South Korea markets as well as increasing our market shares in our existing business.

Our principal business objective is to maximize our scale of operation and profitability with the financial resources available. To fulfil this objective, we may need more capital through equity financing to further expand our supply network for our existing and potential customers, geographically focusing on the Asia Pacific in the meantime, and paving the way to go worldwide gradually.

Summary of Cash Flows

Years Ended December 31, 2021 and 2020

The following table sets forth a summary of our cash flows (in thousands).

	2021	2020	Variance	Variance (%)
Net cash (used in) provided by operating activities	$(2,507)	$3,362	$(5,869)	(174.6)
Net cash (used in) provided by investing activities	(19)	453	(472)	(104.2)
Net cash (used in) financing activities	-	(1,314)	1,314	100.0
Cash at beginning of year	5,561	3,060	2,501	81.7
Cash at end of year	$3,035	$5,561	(2,526)	(45.4)

We had a balance of cash of $3,035,000 as of December 31, 2021, compared with a balance of $5,561,000 as of December 31, 2020.

Cash Flows in Operating Activities – Fiscal Years Ended December 31, 2021 and 2020

Net cash used in operating activities was $2,507,000 for the year ended December 31, 2021, compared to net cash provided by operating activities of $3,362,000 for the year ended December 31, 2020, represented a $5,869,000 or a 174.6% decrease in the net cash inflow provided by operating activities. The decrease in net cash generated from operating activities was primarily due to the following:

a)	Change in accounts receivable was approximately $1,334,000 net cash outflow for the year ended December 31, 2021. For the year ended December 31, 2020, change in accounts receivable was approximately $1,373,000 net cash inflow, resulting in an increase in net cash used in operating activities in the amount of to approximately $2,707,000. Because of the increase in the average MOPS from approximately US$366.0 per metric ton for FY2020 to approximately US$572.2 per metric ton for FY2021, representing an increase of approximately 56.3%, our accounts receivable recorded a net outflow even though our actual metric ton for accounts receivable has decreased by approximately 50.6%
b)	Change in prepayments and other current assets was approximately $3,765,000 net cash outflow for the year ended December 31, 2021. For the year ended December 31, 2020, change in prepayments and other current assets was approximately $27,000 net cash outflow, resulting in an increase in net cash used in operating activities in the amount of approximately $3,738,000. Prepayment as of December 31, 2021 principally represents advance payments made to a supplier for $3,676,000 for the purchase of marine fuel.
c)	Change in accounts payable was approximately $229,000 net cash inflow for the year ended December 31, 2021. For the year ended December 31, 2020, change in accounts payable was approximately $597,000 net cash outflow, resulting in an increase in net cash provided by operating activities in the amount of approximately $826,000. It was mainly attributable to the significant increase in the average MOPS which resulted in more payment in advance required given that the fixed credit limited granted by our suppliers.

57

Cash Flows in Investing Activities – Fiscal Years Ended December 31, 2021 and 2020

Net cash used in investing activities was $19,000 for the year ended December 31, 2021. It consisted mainly of the purchase of property, plant and equipment of approximately $19,000.

Net cash provided by investing activities was $453,000 for the year ended December 31, 2020. It consisted mainly of the proceeds from sale of equity investment of approximately $604,000, and partially offset by the purchase of property, plant and equipment of approximately $151,000.

Cash Flows in Financing Activities – Fiscal Years Ended December 31, 2021 and 2020

Net cash used in financing activities was $Nil for the year ended December 31, 2021

Net cash used in financing activities was $1,314,000 for the year ended December 31, 2020. It consisted mainly of advance to a director and repayment of advance from a director in prior year.

Six Months Ended June 30, 2022 and 2021

As of June 30, 2022, we had cash of $4,506,000. We believe that our current cash, cash to be generated from our operations and access to capital market will be sufficient to meet our working capital needs for at least the next twelve months. And we do not have any amounts committed to be provided by our related party. We are also not dependent upon future financing to meet our liquidity needs for the next twelve months. In order to implement our growth strategies, we plan to enlarge the number of local suppliers in Singapore and South Korea markets as well as increasing our market shares in our existing business.

Our principal business objective is to maximize our scale of operation and profitability with the financial resources available. To fulfil this objective, we may need more capital through equity financing to further expand our supply network for our existing and potential customers, geographically focusing on the Asia Pacific in the meantime, and paving the way to go worldwide gradually.

Summary of Cash Flows

For the six months ended June 30, 2022 and 2021

The following table sets forth a summary of our cash flows (in thousands).

	2022	2021	Variance	Variance (%)
Net cash (used in) provided by operating activities	$759	$(1,766)	$2,525	143.0
Net cash (used in) provided by investing activities	(8)	(1)	(7)	(700,0)
Net cash (used in) provided by financing activities	720	-	720	100.0
Cash at beginning of year	3,035	5,561	(2,526)	(45.4)
Cash at end of year	$4,506	$3,794	712	18.8

We had a balance of cash of $4,506,000 as of June 30, 2022, compared with a balance of $3,035,000 as of December 31, 2021.

Cash Flows in Operating Activities – Six Months Ended June 30, 2022 and 2021

Net cash provided by operating activities was $759,000 for the six months ended June 30, 2022, compared to net cash used in operating activities of $1,766,000 for the six months ended June 30, 2021, represented $2,525,000 or 143.0% increase in the net cash inflow provided by operating activities. The increase in net cash generated from operating activities was primarily due to the following:

a)	Change in accounts receivable was approximately $5,171,000 net cash outflow for the six months ended June 30, 2022. For the six months ended June 30, 2021, change in accounts receivable was approximately $4,580,000 net cash outflow, resulting to an increase in net cash used in operating activities in the amount of to approximately $591,000.
b)	Change in prepayments and other current assets was approximately $683,000 net cash outflow for the six months ended June 30, 2022. For the six months ended June 30, 2021, change in prepayments and other current assets was approximately $81,000 net cash outflow, resulting to an increase in net cash used in operating activities in the amount of approximately $602,000.
c)	Change in accounts payable was approximately $4,352,000 net cash inflow for the six months ended June 30, 2022. For the six months ended June 30, 2021, change in accounts payable was approximately $1,960,000 net cash inflow, resulting to an increase in net cash provided by operating activities in the amount of approximately $2,392,000.

Cash Flows in Investing Activities – Six Months Ended June 30, 2022 and 2021

Net cash used in investing activities was $8,000 for the six months ended June 30, 2022. It consisted mainly of the purchase of property, plant and equipment of approximately $8,000. For the six months ended June 30, 2021, net cash used in investing activities was $1,000. It consisted mainly of the purchase of property, plant and equipment of approximately $1,000.

Cash Flows in Financing Activities – Six Months Ended June 30, 2022 and 2021

Net cash provided by financing activities was $720,000 for six months ended June 30, 2022. It consisted mainly of advance from a related party. Net cash used in financing activities was $Nil for the six months ended June 30, 2021.

Analysis of Items with Major Changes on the Consolidated Balance Sheets

As of December 31, 2021 and 2020

(In thousands, except share data and per share data, or otherwise noted)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash	$3,035	$5,561
Accounts receivable	18,043	16,709
Derivative assets	292	-
Prepayments and other current assets	3,835	69
Due from related parties	1,510	786
Total current assets	26,715	23,125

Property, plant and equipment	122	163
Right-of-use assets, net	155	278
Total assets	$26,992	$23,566

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Accounts payable	$18,297	$18,069
Other liabilities and accrued expenses	47	17
Short-term lease liabilities	73	113
Derivative liabilities	-	262
Taxes payable	98	125
Total current liabilities	18,515	18,586
Long-term lease liabilities	50	122

Total liabilities	18,565	18,708

Commitments and contingencies	-	-

Shareholders’ equity
Ordinary shares, $1 per value, 1,000,000 shares authorized, 490,323 shares issued and outstanding as of December 31, 2021 and 2020*	490	490
Retained earnings	7,937	4,368
Total shareholders’ equity	8,427	4,858

Total liabilities and shareholders’ equity	$26,992	$23,566

* Gives retroactive effect to reflect the reorganization in February 2021.

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Accounts receivable

Accounts receivable increased by $1,334,000, or approximately 8.0%, to $18,043,000 as of December 31, 2021 from $16,709,000 as of December 31, 2020. The increase was in line with the increase in sales to customers for the year.

The following table sets forth the aging breakdown of accounts receivable (in thousands):

	As of December 31, 2021	As of December 31, 2020
0-30 days	18,043	15,376
31-60 days	-	960
61-90 days	-	373
91 days or more	-	-
Total accounts receivable	18,043	16,709

Historically, our accounts receivable would be collected with 30-90 days. By the end of January 2022, all accounts receivable balances had been collected.

Accounts payable

Accounts payable increased slightly by $228,000, or approximately 1.3%, to $18,297,000 as of December 31, 2021 from $18,069,000 as of December 31, 2020. The slight increase in accounts payable was due to the fact that the open credits provided by our suppliers were fully utilized.

Property, plant and equipment

Property, plant and equipment, net decreased by $41,000, or approximately 25.2%, to $122,000 as of December 31, 2021 from $163,000 as of December 31, 2020. The decrease was due to depreciation and amortization outweighed the purchase of new property, plant and equipment.

Cash

Cash decreased by $2,526,000, or approximately 45.4%, to $3,035,000 as of December 31, 2021 from $5,561,000 as of December 31, 2020. The decrease was mainly attributable to that to the significant increase in the marine fuel price which resulted more payment in advance were required by our suppliers.

Derivatives

Derivatives increased by $554,000, or approximately 211.5%, to derivative asset $292,000 as of December 31, 2021 from derivative liabilities $262,310 as of December 31, 2020. The increase was mainly attributable to that fluctuation of oil price.

Key performance indicators

We do not have official policies on the adoption and application of key performance indicators, but the management would generally use the following as indicators to manage and monitor the Company’s business to plan for our needs, and to adjust our expectations, financial budgets and forecasts appropriately.

Sales volume and premium per tonne

Our gross profit is mainly driven by our sales volume and the premium (in terms of a fixed monetary value), being the difference between the quotations provided by our suppliers and accepted by our customers, i.e. we price our service on a “cost plus fixed fee” basis, thus ensuring a positive gross profit for each transaction. It is our business strategy to maximize the supply of marine fuel volume to our customers.

Growth of number of ports

Our management also uses the number of ports where our Company delivers service as an indicator of our business growth as we intend to expand our geographical supply network. With the aim to expand our number of port locations, we consider that this will provide additional opportunities for us to capture potential businesses from our existing and potential customers, which, in turn, will increase our revenue.

Significant events

We have historically conducted our business through Banle BVI and its wholly owned subsidiaries. On February 8, 2022, CBL International Limited, an exempted company with limited liability was incorporated under the Companies Act of the Cayman Islands, for purposes of effectuating an initial public offering in the United States.

In August 2022, we completed a reorganization of our corporate structure pursuant to which Banle BVI became a wholly owned subsidiary of CBL International. To effect the reorganization, the existing shareholders of Banle BVI, namely CBL (Asia) Limited (“CBL (Asia)”) and Straits Energy Resources Berhad (“Straits”), Banle BVI and CBL International entered into a sale and purchase agreement, pursuant to which CBL International acquired the entire issued share capital of Banle BVI from CBL (Asia) and Straits, in consideration of which CBL International allotted and issued shares to CBL (Asia) and Straits representing 62% and 38%, respectively, of its total issued share capital.

In preparing these consolidated financial statements, we have evaluated events and transactions for potential recognition or disclosure through March 31, 2022, the date the consolidated financial statements were available to be issued. No other events require adjustment to or disclosure in the consolidated financial statements other than the following:

On January 11, 2022, Majestic Energy (Singapore) Pte. Ltd. (“Majestic Energy (Singapore)”) was incorporated as a wholly-owned subsidiary of Banle BVI, with an issued share capital of $100,000. Majestic Energy (Singapore) was formed to focus on marine fuel sales in Singapore.

Significant subsequent events are included in Note 13 to our consolidated financial statements included elsewhere in this prospectus.

Significant Accounting Policies

A summary of significant accounting policies is included in note 2 of our consolidated financial statements included elsewhere in this prospectus.

As of June 30, 2022 and December 31, 2021

(In thousands, except share data and per share data, or otherwise noted)

	As of June 30, 2022	As of December 31, 2021
Assets
Current Assets
Cash	$4,506	$3,035
Accounts receivable	23,214	18,043
Derivative assets	603	292
Prepayments and other current assets	3,151	3,835
Due from related parties	1,782	1,510
Total current assets	33,256	26,715

Property, plant and equipment, net	123	122
Right-of-use assets, net	84	155
Total assets	$33,463	$26,992

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Accounts payable	$22,649	$18,297
Taxes payable	448	98
Accrued expenses and other current liabilities	43	47
Due to a related party	720	-
Short-term lease liabilities	74	73
Total current liabilities	23,934	18,515
Long-term lease liabilities	13	50

Total liabilities	23,947	18,565

Commitments and contingencies	-	-

Shareholders’ equity
Ordinary shares	2	2
$0.0001 par value 500,000,000 shares authorized, 21,250,000 shares issued and outstanding as of June 30, 2022* and December 31, 2021.*
Additional paid-in capital	488	488
Retained earnings	9,026	7,937
Total shareholders’ equity	9,516	8,427

Total liabilities and shareholders’ equity	$33,463	$26,992

*Gives retroactive effect to reflect the reorganization taken place in August 2022

Accounts receivable As of June 30, 2022 and December 31, 2021

Accounts receivable increased by $5,171,000, or approximately 28.7%, to $23,214,000 as of June 30, 2022 from $18,043,000 as of December 31, 2021. The increase was in line with the increase in sales to customers for the six months ended June 30, 2022.

The following table sets forth the aging breakdown of accounts receivable (in thousands):

	As of June 30, 2021	As of December 31, 2021
0-30 days	23,214	18,043
31-60 days	-	-
61-90 days	-	-
91 days or more	-	-
Total accounts receivable	23,214	18,043

Historically, our accounts receivable would be collected with 30-90 days. By the end of July 2022, all accounts receivable balances had been collected.

Accounts payable

Accounts payable increased by $4,352,000, or approximately 23.8%, to $22,649,000 as of June 30, 2022 from $18,297,000 as of December 31, 2021. The increase was in line with the increase in purchases from suppliers for the six months ended June 30, 2022.

Property, plant and equipment

Property, plant and equipment, net increased by $1,000, or approximately 0.8%, to $123,000 as of June 30, 2022 from $122,000 as of December 31, 2021. The increase was due to purchase of property, plant and equipment outweighed the depreciation and amortization recognized during the six months ended June 30, 2022.

Cash

Cash increased by $1,471,000, or approximately 48.5%, to $4,506,000 as of June 30, 2022 from $3,035,000 as of December 31, 2021. The increase was due to the cash provided by operating activities in the amount of $759,000 and the advance of $720,000 provided by a related party during the six months ended June 30, 2022.

Derivatives

Derivative assets increased by $311,000, or approximately 106.5%, to $603,000 as of June 30, 2022 from $292,000 as of December 31, 2020. The increase was mainly attributable to the fact that fluctuations of oil price.

Significant Accounting Policies

A summary of significant accounting policies is included in note 2 of our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

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INDUSTRY

Overview of shipping industry in the Asia Pacific

The shipping industry is resilient to the economic impact brought by the COVID-19 pandemic. Despite the impact of COVID-19 pandemic spreading rapidly worldwide in the first half of 2020, container ports located in major countries such as the PRC, Malaysia and Singapore have reported a surge in container throughput volume in the second half of 2020. Overall, the global container throughput volume in 2020 has declined slightly and is expected to regain the growth momentum since 2021. According to United Nations Conference on Trade and Development (“UNCTAD”), the Asia Pacific is the largest region in terms of container port throughput volume globally in 2020, taking approximately 65.3% in the same year. According to UNCTAD, the seaborn trade in Asia in terms of dry cargo loaded and unloaded achieved an overall growth at a CAGR of 1.4% and 3.4%, respectively from 2015 to 2020.

According to the F&S Report, 13 out of the top 20 container ports by throughput volume in the world are located in the Asia Pacific. Our Group established marine fuel supply networks in 36 ports as of May 2022, 13 of which are ranked within the top 20 container ports in 2020 globally.

Overview of bunkering industry in the Asia Pacific

Bunkering is a process for marine fuel supply to various kinds of vessels, which involves the shipboard logistics of loading fuel. Marine fuels are supplied and distributed through bunker barges, which is known as ship-to-ship bunkering, while less commonly to be delivered to vessels by pipelines at their berth with the necessary equipment, which is known as terminal-to-ship bunkering. Marine fuel, which can be classified into fuel oil and gas oil, is essential for voyage of ships and is supplied based on tonnage and propulsion system of vessels.

Bunkering is essential for container liners sailing on regular routes which requires timely and efficient refueling at different ports and is often takes place in tandem with the process of loading and unloading of containers to avoid disruption to planned shipping schedules due to delay in refueling or insufficient marine fuel in vessels. Apart from sourcing the local marine fuel supplier in different ports, container liners may also encounter other difficulties such as transactions and other administrative issues during the bunkering process. Bunkering facilitators coordinate the vessel refueling process, including but not limited to, sourcing, supplying and delivery of marine fuel.

The bunkering facilitator is positioned to link up the demand and supply side of marine fuel in the industry, accounting for approximately over 60% of marine fuel supplied in the Asia Pacific. For example, bunkering facilitators aggregate bunkering demand from different vessels and bring business opportunities for traders and local physical distributors across different bunkering locations. In addition, bunkering facilitators support daily operation of international container liner operators, which involves detailed planning in relation to the voyage of vessels and specifically, availability of ports and bunkering locations along the route, the estimated amount of marine fuel required in each bunkering location and bunker price.

The bunkering facilitator also plays a vital role in coordinating and addressing the ad-hoc requests by ship operators, including but not limited to, sudden change in refueling ports due to port disturbances. The impact of such unexpected events are difficult to be resolved solely between local physical distributors and ship operators. Specifically, bunkering facilitators assist ship operators to arrange alternative refueling ports in a timely manner to address their needs. In addition, given that the offering of trade credit is one of the important decision parameters that the ship operators consider when selecting its vessel refueling suppliers, the physical distributors and traders might take time to assess the credibility of such ship operators for the provision of credit terms. Furthermore, unlike bunkering facilitators which act as demand aggregators, the ship operators might not be able to negotiate favorable terms with numerous individual local distributors or traders in different ports given their limited demand of marine fuel for their own fleet of vessels as compared to the bargaining power of the bunkering facilitators with multiple clients to negotiate bulk purchases at lower prices.

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Consumption volume of fuel oil in selected Asian countries

Situated in a unique position at the Southern end of the Straits of Malacca, Singapore has been a traditional hub for logistics trading and bunkering, accounting for approximately 54.1% of the fuel oil consumption volume in the Asia Pacific in 2020. The bunkering industry is supported by the Singapore government by establishing the Maritime and Port Authority to drive a sound and complete bunkering platform, favoring the visits of inbound vessels. With the agreement on the Trans-Pacific Partnership between Singapore and other major countries, the fuel oil consumption volume in Singapore is expected to grow at a CAGR of 1.3% from 2022 to 2026.

The PRC accounted for approximately 20.3% of fuel oil consumption volume in the Asia Pacific in 2021. Driven by high trade activities with major economies, the PRC fuel oil consumption volume rose rapidly from 11.8 million metric tons in 2016 to 17.1 million metric tons in 2021, representing a CAGR of approximately 7.8%. With the scale production of low-sulfur fuel oil and the tax rebate granted to local refineries, the PRC fuel oil consumption volume is expected to grow at a CAGR of 6.4% from 2022 to 2026, reaching 23.5 million metric tons by the end of 2026.

Hong Kong accounted for approximately 6.0% of fuel oil consumption volume in the Asia Pacific in 2021, and experienced fluctuations at a CAGR of -4.4% from 2016 to 2021. The fall was mainly due to the availability of high sulfur fuel oil in Hong Kong as suppliers reduced their import from Singapore in lieu of The International Maritime Organization 2020. However, with the development of the Greater Bay Area, the PRC and increasing frequent business activities with other countries, fuel oil consumption in Hong Kong is anticipated to recover at a CAGR of approximately 1.3% from 2022 to 2026.

South Korea as one of the top export countries has benefitted from the bunkering industry within the country, especially in ports such as Busan, Ulsan and Incheon. South Korea’s fuel oil consumption was 6.3 million metric tons in 2021, accounting for approximately 7.5% of the fuel oil consumption volume in the Asia Pacific in 2021, and the fuel oil consumption volume in South Korea remained stable from 2016 to 2021. Such volume is expected to increase at a CAGR of approximately 2.2% from 2022 to 2026.

Malaysia, which has developed its bunkering infrastructure and ecosystem rapidly, has however not developed in comparison to other countries in terms of regulations, crude oil supplies and security. The fuel oil consumption volume in Malaysia was relatively stable at around 2 million metric tons during 2016 to 2021, and is expected to grow moderately at a CAGR of 3.3% from 2022 to 2026.

Market drivers and opportunities of bunkering industry in the Asia Pacific

Growth of seaborne trade — The Asia Pacific has been benefitting from the growth of seaborne trade, according to Organization for Economic Co-operation and Development (OECD). Ocean shipping accounted for 90% of traded goods globally, while according to UNCTAD, the seaborne goods loading and unloading volume collectively in Asia has registered an increase from 9,995.6 million metric tons in 2015 to 11,360.6 million metric tons in 2020, representing a CAGR of approximately 2.6%. In 2020, Asia accounted for approximately 53.3% of the worldwide goods loading and unloading, and approximately 65.5% of worldwide goods are unloaded in Asia seaport. In addition, the strengthened collaboration and partnership amongst Asian countries, including South Korea, China, Malaysia and Singapore under the Trans-Pacific Partnership (“TPP”), is set to drive the demand for seaborne trade and bunkering in the Asia Pacific.

Supportive government policies — Major seaborne trading countries such as Singapore have been supported profoundly by the government in terms of monetary funding, technical support and auxiliary infrastructure. In Singapore, in light of the outbreak of COVID-19, its government rolled out funding of approximately $42.0 billion as a relief measure to sustain bunkering operations. The Singapore government has also been actively updating its bunkering standards, such as the SS660 in 2020, which minimize uncertainties and disputes during bunkering operations and garner market confidence on undertaking bunkering in the area.

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BUSINESS

OVERVIEW

We are an established marine fuel logistics company providing one-stop solutions for vessel refueling, which is referred to as bunkering facilitator in the bunkering industry in the Asia Pacific. We purchase marine fuel from our suppliers and arrange our suppliers to actually deliver marine fuel to our customers. We may provide credit term of payment to some of our customers while we also receive payment credit from our suppliers. We rely on the permits and licenses of our suppliers for the actual delivery of marine fuel at each port. Since the establishment of our Group in 2015, container liner operators have been identified as our target customers. Container liner operators provide liner services which operate on a schedule with a fixed port rotation and fixed frequency, which is similar to bus operation under which buses go on fixed routes and calling at fixed stops for passengers to board and alight. Knowing the nature of business of our target customers, we persistently strengthen ourselves by (a) expanding our servicing network to cover more ports; and (b) providing more value-added services to tailor for our customers’ growing demands with respect to vessel refueling.

Our operations are based in Malaysia, Hong Kong and Singapore. We do not conclude and book any transactions in China. All of our transactions for vessel refueling services were concluded in Hong Kong, Malaysia and Singapore and our revenue were booked under our subsidiaries established in Hong Kong, Malaysia or Singapore. Although we deliver our services through our suppliers mainly in China and Hong Kong, nearly all our customers are international container liner operators from outside of China and Hong Kong. Of our five largest customers from whom we generated 92.9% and 83.6% respectively of our total revenue for FY2020 and FY2021, two customers are Taiwanese companies, two are Singaporean companies, and one is a German company; whilst for the six months ended June 30, 2022, the five largest customers who contributed 77% in aggregate of our total revenue consisted of two Taiwanese companies, two Singaporean companies and one Japanese company.

We act as a bunkering facilitator and leverage on our close business relationships with parties amongst our supply network in the value chain to provide one-stop solution for vessel refueling. Our services mainly involve (i) making vessel refueling options available to our customers at various ports along their voyages in Asia Pacific; (ii) arranging vessel refueling activities at competitive pricing to our customers; (iii) coordinating vessel refueling to meet our customers’ schedule during their various port visits in the Asia Pacific; (iv) providing trade credit to our customers in relation to vessel refueling; (v) arranging local physical delivery of marine fuel to meet our customers’ schedule; (vi) handling unforeseeable circumstances faced by our customers and providing contingency solutions to our customers in a timely manner; (vii) fulfilling special requests from our customers in relation to vessel refueling; and (viii) handling disputes, mainly in relation to quality and quantity issues on marine fuel, if any.

According to the F&S Report, we had an estimated market share of approximately 4.9%, 11.7% and 36.4% respectively in terms of volume of fuel oil supplied to international container liner operators in the Asia Pacific, China and Hong Kong in 2021, and ranked second amongst bunkering facilitators in China and Hong Kong. The Asia Pacific is one of the key regions of marine fuel consumption with a market share of approximately 46.8% of the global fuel consumption volume in 2021 driven by its significant share in the global trade and frequent business activities. By utilizing limited working capital resources available to us, we are able to achieve continuous business growth since our inception in 2015. Despite the COVID-19 impact, we recorded an increase in revenue from approximately $234.3 million in FY2020 to approximately $326.5 million in FY2021, representing an increase of approximately 39.4%, while the volume of marine fuel supplied by us decreased slightly from 655,660 metric tons in FY2020 to approximately 618,695 metric tons in FY2021. For the six months ended June 30, 2022, our revenue increased by 47.9% from approximately $159.4 million for the six months ended June 30, 2021 to approximately $235.7 million.

OUR COMPETITIVE STRENGTHS

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

Flexible and integrated services through our supply network

Our Group is able to provide tailor made integrated solutions for (i) structuring fixed term contracts in a reliable manner for our customers over a fixed period for the ease of convenience of container liners operating under regular schedule; (ii) fulfilling detailed requirements of marine fuel with quality assurance pursuant to the technical requirement of the requested vessels; (iii) providing our customers with trade credit in relation to vessel refueling; and (iv) handling the emergencies and disputes.

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We provide marine fuel logistics services through our extensive supply network in the Asia Pacific, including three ports in South Korea, 20 ports in the PRC, one port in Taiwan, one port in Hong Kong, five ports in Malaysia, one port in Singapore, three ports in the Philippines, and two ports in Thailand. Among our extensive network of 36 ports, 13 are within the top 20 container ports in 2020 in terms of throughput volume globally. Also, based on the F&S Report, the Asia Pacific accounted for approximately 46.8% of global marine fuel consumption volume in 2021. Through our extensive network in the Asia Pacific, we provide vessel refueling services and arrange our suppliers to perform actual delivery of marine fuel at different ports. It is one of our core competitive advantages to be able to provide vessel refueling options to our customers in the Asia Pacific.

As most of our revenue is generated from international container liner operators whose vessels are sailing on regular routes and schedules, we can better serve them by arranging different ports for refueling along their voyages as different suppliers at different locations may offer marine fuel at different prices and we can assist our customers to optimize their refueling costs by arranging different ports for refueling without altering their schedules and routes.

We are playing a role to bridge our customers and our suppliers by coordinating and consolidating bunkering services at designated ports and formulating cost effective packages to our customers. With our extensive supply network within the Asia Pacific, we can arrange marine fuel for vessel refueling in different ports for our customers in order to better suit their needs. We intend to continue to capture additional business opportunities by expanding and strengthening our supply network.

Proven track record with reliable vessel refueling service

We have been able to provide timely bunkering delivery arrangements to our customers. We are able to deliver marine fuel in a timely manner and in compliance with relevant international standards, such as ISO 8217. Also, in the event of any unforeseeable circumstances, such as when the schedules or routes of our customers’ vessels are changed, we are able to provide contingent solutions to our customers through our extensive supply network.

Furthermore, according to the F&S Report, among the top 10 international container liner operators (ranked by fleet capacity as in February 2022), five of them were our customers during FY2020, FY2021 and the six months ended June 30, 2022. Our customers who are international container liner operators, have long relationships with our Group of three to seven years and we continued our uninterrupted business relationships during FY2020, FY2021 and the six months ended June 30, 2022.

Economies of scale

According to the F&S Report, among the top 10 international container ship operators, which accounted for approximately 85% of the total fleet capacity as in February 2022, five of them were our customers during FY2020, FY2021 and the six months ended June 30, 2022. Our revenue generated from international container liner operators amounted to approximately US$223.2 million, US$297.2 million and US$200.9 million for FY2020, FY2021 and the six months ended June 30, 2022, respectively, representing approximately 95.3%, 91.0% and 85.2% of our total revenue in FY2020 and FY2021, respectively.  We are able to benefit from the economies of scale due to our role as a demand aggregator of our customers requirements, which makes us a channel between suppliers and ship operators and allows us to obtain favorable terms to purchase marine fuel from the suppliers. As a result, we are able to negotiate bulk purchases with our suppliers at favorable terms instead of our customers transacting with a large number of suppliers on an individual transaction basis. We, as a demand aggregator, can accumulate the orders from our customers, which allows us to purchase from our suppliers in bulk purchase.

Strong presence in major ports in the Asia Pacific

Led by Mr. Chia, who has significant experience and extensive knowledge in the bunkering industry, in particular, his understanding of the market dynamics and industry practice in the Asia Pacific market, our Group has established a stable supply network in order to capture potential business opportunities in the Asia Pacific. Over the years, our Group has established close relationships with suppliers in 34 major ports in the Asia Pacific, 13 of which are within the top 20 container ports in 2020 in terms of throughput volume globally according to the F&S Report.

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According to the F&S Report, the global container port throughput volume grew from approximately 703.5 million TEUs in 2016 to approximately 815.6 million TEUs in 2020, representing a CAGR of approximately 3.8%. The shipping industry has been resilient to the economic impact brought by the COVID-19 outbreak. Despite the impact of COVID-19 pandemic spreading rapidly worldwide, in the first half of 2020 container ports located in major countries and Singapore have reported a surge in container throughput volume in the second half of 2020. Overall, the global container throughput volume in 2020 has declined slightly and is expected to regain the growth momentum since 2021.

Although the bunkering industry is fragmented, our Group is considered one of the few leading bunkering facilitators in some of the Asia Pacific regions, such as the Hong Kong and the PRC. Our Group also has a comparable scale of operations in the Asia Pacific as compared to key bunkering facilitators who have a strong presence globally. For example, according to the F&S Report, it estimates that the market share of certain notable bunkering facilitators in terms of fuel oil volume supplied to container liners in the Asia Pacific in 2021 ranges from approximately 3% to 12% while our Group had an estimated market share of 4.9%. Among the Asia Pacific region, our Group has a market share of approximately 11.7% and 36.4% in China and Hong Kong, respectively in terms of volume of fuel oil supplied to international container liner operators in 2021, and ranked second amongst bunkering facilitators in China and Hong Kong.

Effective treasury management system

An effective treasury management system is important to us for planning, organizing and controlling our working capital in order to optimize our use of funds as well as maintaining our liquidity. We have implemented an effective treasury management system to monitor our cash position on a continuous basis with an aim to allocate our resources efficiently in order to maximize our profitability.

Our treasury management system is designed to ensure that our cash balance is maintained at the appropriate levels such that we are in the position to capture potential business opportunities while ensuring the efficient operation of our business.

Sustainable growth with minimal fixed asset investment

We focus on expanding our supply network instead of investing in fixed assets, such as bunker barges in each of the ports in which we provide vessel refueling services, and arrange with our suppliers to make the actual delivery of marine fuel. Due to the relevant government policies and regulations, most of our suppliers can only provide vessel refueling at their respective ports.

We operate using a model which enables us to react swiftly to changing demand patterns among the ports in the Asia Pacific. If the demand for vessel refueling at any particular port changes, we can quickly adjust our services by providing vessel refueling services at ports nearby within our supply network. Our business model minimizes our need to invest in fixed assets as we rely upon our extensive industry knowledge and third-party relationships to arrange for the physical delivery of marine fuel to our customers.

Furthermore, port disturbances, which includes, among other things, adverse weather condition, port congestion, change in government regulations and temporary closures due to unforeseeable event (such as COVID-19 outbreak), do not have material adverse impact on our Group’s business given our ability to re-arrange refueling of the vessel to the next feasible port under our Group’s extensive supply network.

Our established supply network allows us to grow our business without substantial capital investments, which, in turn, reduce our overall operating risk, enhances our profitability and has a shorter investment return period when developing new locations.

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Experienced management team with extensive industry expertise

Our management team has significant experience in the bunkering industry and sales and distribution of fuel related products. With the experiences of our management, we believe that we are able to handle the planned execution of substantial and complex coordination works involved in our customers’ vessel refueling efficiently. For details of the background and experience of our directors and senior management, please refer to the section headed “Management” in this prospectus.

With our professional staff who are able to generate market insights by analyzing the latest market trends of the bunkering industry in the Asia Pacific, our Group is able to constantly review the dynamic market landscape by evaluating supply, demand, cost and pricing thereby securing competitive procurement terms through the established economies of scale from suppliers as well as formulating tailor made solutions for our customers. We believe that our key connections as well as our in-depth knowledge in the bunkering industry of our management team have been pivotal to the success of our business and our ability to continue to explore new business opportunities and strengthen our position in the market.

For FY2020, we handled 790 vessels refueling with approximately 655,660 metric tons of marine fuel supplied while for FY2021, we handled 811 vessels refueling with approximately 618,695 metric tons of marine fuel supplied. For the six months ended June 30, 2022, we handled 487 vessels refueling with approximately 293,583 metric tons of marine fuel supplied.

OUR BUSINESS STRATEGIES

Our principal business objective is to maximize our scale of operations and profit level by expanding our supply network to cater to our existing and potential customers’ needs for vessel refueling services in the Asia Pacific and paving the way to expand worldwide gradually.

We intend to achieve our business objective by (i) enlarging the number of local suppliers to increase the options available in Singapore and South Korea markets; (ii) increasing our market shares in our existing markets; (iii) establishing financing facilities with financial institutions to strengthen the financial resources available to us for our business growth; and (iv) procuring and developing a centralized management information system in order to enhance our daily management control and treasury management.

(i)	Enlarging the number of local suppliers in Singapore and South Korea markets

Strengthening our position in Singapore

According to F&S Report, Singapore, situated in a unique position at the Southern end of the Straits of Malacca, is a traditional logistics hub, ranked second in terms of throughput volume amongst the global container ports with a throughput volume of approximately 36.9 million TEUs in 2020. According to F&S Report, Singapore has been the major hub for bunkering in the world, handling 50 million metric tons of marine fuel a year, representing approximately 18% of global bunker consumption in 2021. According to the F&S Report, Singapore accounted for approximately 45.8 million metric tons or approximately 54.3% of the fuel oil consumption volume in the Asia Pacific in 2021, representing approximately 18% of global bunker consumption, and is estimated to grow to approximately 46.4 million metric tons in 2022. Such volume is expected to grow at a CAGR of approximately 1.3% from 2022 to 2026. Notwithstanding our estimated market share in Singapore of approximately 0.1% in terms of fuel oil supplied by us to international container liner operators in 2021, we intend to penetrate the market by soliciting new suppliers in Singapore under the premise of our working capital level being sufficient for us to pay suppliers in advance to capture the demand from our existing customers or new customers in the Singapore market.

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As (i) Singapore is one of the major ports of our existing customers (ii) most of our existing customers refueled at the port of Singapore along their voyage; (iii) our quantity of marine fuel to be supplied in Singapore are limited by the trade credit offered by our local suppliers and our working capital available at the relevant time, we believe that we are well positioned to capture additional market share in Singapore to cater to our customers’ demands with additional financial resources and new local suppliers in Singapore. In order to enhance our competitiveness in the market, we intend to establish new business relationships with additional local suppliers for which we will need the financial resources to make payments in advance for transactions before those local suppliers consider offering any trade credit to us. To facilitate market development in Singapore, our Group has set up a new office in Singapore and employed two staff members.

Potential market in South Korea

According to the F&S Report, South Korea as one of the top export countries around the world has benefitted from the prosperity of the bunkering industry, especially in ports such as Busan, Ulsan and Incheon. Busan was ranked seventh of container ports globally in terms of throughput volume in 2020, which amounted to approximately 21.8 million TEUs. The consumption of marine fuel at South Korea has remained stable from 2016 to 2020. South Korea accounted for approximately 6.3 million metric tons or approximately 7.5% of the fuel oil consumption volume in the Asia Pacific in 2021. Such volume is expected to increase at a CAGR of approximately 2.2% from 2022 to 2026.

Like any other developed port in the Asia Pacific, it is very difficult for us to obtain trade credit from local suppliers without established business relationships. As such, any incremental trade at such ports will increase our working capital requirements for purchasing marine fuel from local suppliers with payments in advance. With a general aim to strengthen our supply network in the north Asia Pacific, we plan to develop business relationships with potential suppliers in Ulsan and other ports in South Korea in order for us to provide a more flexible supply network to meet the demand of our existing customers and potential customers.

With an estimated market share of only approximately 0.4% in the South Korea market in terms of fuel oil supplied by us to international container liner operators in 2021, we believe there are vast opportunities in the South Korea market. To facilitate market development in South Korea, our Group has employed one staff member who is based in South Korea.

Strengthening our supply network to satisfy our customers’ vessel refueling needs in Singapore and South Korea

Our existing customers are international container liner operators whose vessels are sailing on regular routes with regular schedules, where Singapore and South Korea are amongst the regular destinations along their voyages. We constantly received inquiries from our existing customers for vessels refueling in Singapore and South Korea.

With the proceeds from this offering, we intend to strengthen our supply network in Singapore and South Korea. Initially, we will be required to be registered with the new suppliers as an approved buyer, we will provide our track record, including our solid and reputable customer base and our established relationships with our customers in order to demonstrate the demand of marine fuel from our customers for their assessment. Once we are registered as an approved buyer, we intend to commence the business relationships by purchase marine fuel, who may request cash in advance, or the issuance of letter of credit by financial institutions.

Upon establishing stable business relationships with new suppliers, we intend to continue to expand our track records with them by increasing our quantity of marine fuel purchased while ensuring timely payment. We believe that the local suppliers might grant us trade credit over time. Our Group can therefore capture additional business opportunities by utilizing trade credits offered by new suppliers to purchase additional marine fuel, thus expanding our business scale.

With the strengthening of our supply network in Singapore and South Korea and the vessels of our existing customers that are already sailing to those two destinations along their voyage, we believe that the additional refueling options offered by our Group will further enhance our competitiveness in order to fulfil the demand from our existing customers.

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(ii)	Increasing our market shares in our existing markets

Fast growing market in the Asia Pacific

According to the F&S Report, the Asia Pacific fuel oil consumption volume increased steadily from approximately 98.3 million metric tons in 2017 to 105.5 million metric tons in 2021, representing a CAGR of approximately 2.6%. Driven by the significant share of seaborne trade activities and recovery of global trade after COVID-19 outbreak, the consumption volume of marine fuel in the Asia Pacific is expected to grow at a CAGR of 3.9% from 2022 to 2026. In addition, the shift towards VLSFO is also expected to bring new business opportunities in the marine fuel market in the future.

However, we only captured approximately 4.9% of the estimated market share in the Asia Pacific market in terms of fuel oil supplied by us to international container liner operators in 2021.

Further development of our existing markets

We intend to further expand our market share in existing markets by strengthening and establishing business relationships with existing local suppliers and potential new suppliers, developing a stronger local supplier network and expanding the scale of business cooperation with the local suppliers. Given the fact that our scale of business is currently limited by the trade credit offered by our local suppliers and any purchase from new suppliers will require payment in advance, additional working capital is required before sufficient trade credit is offered by such local suppliers as our business relationships strengthen over time. In particular, we plan to increase our purchase from our local suppliers in existing markets. We are of the view that this can strengthen our business relationships with them and our trade credit limit offered by them may increase over time.

(iii)	Establishing financing facilities with financial institutions to strengthen the financial resources available to us

Based on our current business scale, we believe that it is important to establish trade financing relationships with financial institutions for our business growth. We intend to establish relationships with financial institutions which can grant financing facilities. Our Group can therefore capture additional business opportunities by utilizing the banking facilities to purchase additional marine fuel in the future. We can therefore leverage our existing financial resources to enlarge our business scale over time.

As the banking facilities would enable our Group to capture additional business opportunities, we are of the view that establishing business relationships with financial institutions is important to maximize our capability for accepting orders from our customers for our business expansion.

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(iv)	Procuring and developing a centralized management information system in order to enhance our daily management control and treasury management

We believe that our ability to provide flexible, reliable and timely services to our customers are our core competitive strengths to our proven track record in the past, since it is important for us to make all arrangements within the time schedule required by our customers.

As our business develops and expands, we intend to expand our supply network covering more suppliers and customers. Information will have to be processed timely and accurately. We believe that it is essential to enhance the information management system so that our management team can obtain real time information without the limitation of time and location.

We believe that the centralized management information system would enable us to (i) improve our overall internal control of our operations for the execution and growth of our business; (ii) maintain a centralized treasury management system for monitoring and better control of the real-time status of our cash level and trade credit utilization across all the locations in our supply network; (iii) enhance the orders management system for efficiency and effectiveness on the execution of our business; (iv) maintain a centralized accounting system for standardizing our operations and enhance risk assessment; and (v) lower the risks of human errors in the daily recording of operational matters as well as the current status of cash level.

OUR PRINCIPAL SERVICES OFFERED TO CUSTOMERS

Based on our market knowledge through our management’s extensive industry experience and our extensive supply network, we are able to provide a comprehensive one-stop solution for vessel refueling to our customers. We have sustainable relationships with our customers. We continuously seek to expand and strengthen our relationships by striving to provide high quality, and professional services in our industry. We aim to assist our customers in optimizing their vessel refueling requirements through focusing on the following services:

Making vessel refueling options available to our customers at various ports along their voyages in the Asia Pacific

Our supply network in the Asia Pacific and our relationships with our suppliers allow us to provide flexible vessel refueling services to our customers. We coordinate with our respective suppliers at different ports to provide the optimal solutions to our customers according to their specific requirements.

We offer a variety of vessel refueling options to our customers in terms of different vessel refueling locations, pricing, product types and quantity to be purchased, through which we can provide tailor made and flexible solutions for vessel refueling to our customers.

With our extensive supply network across the Asia Pacific, we are able to meet our customers’ specific requirements in respect of time and location preference. In particular, during the bidding process with our term contract customers, they may request the supply of marine fuel to cover several ports in different jurisdictions in the Asia Pacific. As an industry practice, in terms of a pricing model of transactions, MOPS is a widely adopted index benchmark in the Asia Pacific. For pricing options, our customers can determine the marine fuel price based on prices with reference to MOPS on certain dates prior to the physical delivery at various ports over a period of time or a fixed price at the date of the contract for a specific date of physical delivery at a designated port. We also offer different types of products, namely fuel oil and gas oil, with different specifications such as the sulphur level. For the marine fuel quantities, our customers can also specify a base quantity with certain allowances or a fixed quantity.

Arranging vessel refueling activities at competitive pricing to our customers

We are an established marine fuel logistics company and we use our business scale to benefit from increased bargaining power with suppliers, which allow us to provide competitive pricing to our customers. Being a bunkering facilitator, we aggregate the demand of marine fuel from our customers in different ports over a period of time and negotiate with our suppliers for bulk purchase as it is not economically viable for our suppliers to deal with our customers directly.

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Coordinating vessel refueling to meet our customers’ schedule during their various port visits in the Asia Pacific

We provide marine fuel logistics services through our extensive supply network. We provide service to our customers based on their specific time and location requirements in order to meet their schedule. The table below sets out our volume of marine fuel supplied by ports (in terms of metric tons) in the Asia Pacific:

	FY2020		FY2021		For the six months ended June 30, 2022
	Metric tons	%	Metric tons	%	Metric tons	%
Name of ports
Hong Kong	233,540	35.6	277,088	44.9	131,064	44.6
Ningbo	121,052	18.5	114,337	18.5	31,411	10.7
Yangshan	51,079	7.8	22.417	3.6	865	0.3
Wai Gao Qiao	29,679	4.5	49,107	7.9	18,943	6.4
Qingdao	37,537	5.7	24,078	3.9	16.115	5.5
Tanjung Pelepas	13,908	2.1	792	0.1	-	-
Shekou	16,077	2.5	43,591	7.0	60,342	20.6
Singapore	31,578	4.8	9,000	1.5	4,577	1.6
Yantian	49,777	7.6	29,829	4.8	-	-
Xiamen	24,375	3.7	5,469	0.9	1,499	0.5
Port Klang	24,283	3.7	6,818	1.1	14,216	4.8
Others	22,775	3.5	36,169	5.8	14,550	5.0

Total	655,660	100.0	618,695	100.0	293,583	100.0

Note:	Others include, among others, Johor Bahru, Dalian, Pasir Gudang, Zhoushan, Bangkok, Busan, Taicang, Nansha and Tianjin.

The following map indicates the location of ports in our supply network.

Dalian
Caofeidian
Tianjin
Qingdao
Dongjiakou
Rizhao
Lianyungang
Busan
Yeosu
Zhangjiagang
Nanjing
Wai Gao Qiao
Taicang
Yangshan
Zhoushan
Ningbo
Xiamen
Nansha
Xinsha
Yantian
Shekou
Hong Kong
Humen
Kaohsiung
Hai Phong
Manila
Bangkok
Laem Chabang
Ho Chi Minh City
General Santos
Kemaman
Port Klang
Johor Bahru
Pasir Gudang
Singapore
Tanjung Pelepas

Our extensive network in the Asia Pacific provides a solid basis for building and maintaining stable customer relationships by arranging the physical distribution of marine fuel in various port locations, which enhances our competitive advantage with our existing customers and further attracts potential customers.

Providing trade credit to our customers in relation to vessel refueling

As part of the industry norm, it is essential for us to be able to provide trade credit to selected customers in relation to vessel refueling. Accordingly, our offering of trade credit is one of the important decision parameters that our customers consider when selecting a bunkering facilitator to provide them with vessel refueling services. Normally, we will consider increasing the trade credit to our customers after considering (i) their satisfactory payment history and credit worthiness; and (ii) expectation of business increasing over time.

Arranging local physical delivery of marine fuel to meet our customers’ schedule

Most of our revenue are generated from international container liner operators whose vessels are sailing on regular routes and schedules. For container liners, they have a fixed schedule to visit a designated port at a specific time. They usually have a time slot allocated by the terminal to them (commonly known as berthing window) for loading and unloading the containers. We, as a bunkering facilitator, are responsible for ensuring that our local suppliers provide vessel refueling during the berthing window. Such timely bunkering delivery arrangement is one of the most important factors for us to maintain our relationship with our customers as any delay will create additional costs and harm our relationship with them.

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Handling unforeseeable circumstances faced by our customers and providing contingency solutions to our customers in a timely manner

In the event of any unforeseeable circumstances whereas the schedules or routes of our customers’ vessels alter, we are able to provide contingency solutions through our extensive supply network.

Some of the vessels of our customers may experience unforeseeable situations, such as adverse weather conditions, port operation disturbances and sudden changes in the vessel schedule, and they may not be able to refuel at the original planned ports. Under such circumstances, by leveraging on our extensive supply network, we can offer other alternate ports to our customers for vessel refueling. Given the nature of these vessels, it is unsafe for them to remain at sea without power, as such, such rearrangement has to be conducted within a relatively short period of time to reduce this uncertainty as well as to minimize the cost incurred.

We believe that our ability to resolve unforeseeable issues faced by our customers will further enhance our relationships with them.

Fulfilling special requests from our customers in relation to vessel refueling

We provide solutions to special requests from our customers such as quality assurance on certain specifications and quantity assurance of marine fuel.

We provide quality assurance services for certain specifications of marine fuel requested by our customers. Upon the request of our customers, we can arrange tests on the quality of marine fuel stored in the oil tank at different ports before the actual delivery of marine fuel. Such tests are performed by independent third-party laboratories appointed by us on behalf of our customers. The independent third party laboratories will issue a certificate of quality comparing the test results with the relevant generally accepted international standards of marine fuel and the requirement of our customers. Alternatively, our customers may request us to obtain the certificate of quality from our suppliers on their behalf.

We also provide quantity assurances services on the mass of marine fuel supplied to our customers. Upon request of our customers, we can arrange suppliers who have installed accredited mass flow meter in their bunker barge for delivering marine fuel to our customers. Such mass flow meters will measure the mass of marine fuel supplied and the relevant records shall be conclusive to both our suppliers and customers.

Dispute handling

We follow up on quality issues after the physical delivery of marine fuel, if required. In the event of any disputes over the quality, we will investigate the quality by testing the retained samples collected during the physical delivery. Such test shall be conducted by independent third-party laboratories and its result shall be conclusive.

For any quantity disputes, we will examine the relevant documents, including the bunker delivery notes and surveyor reports in respect of the actual delivery of marine fuel.

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OUR OPERATION FLOWS

The following diagram illustrates the major steps of our business operation before entering into contracts with our customers.

For term contracts, our customers invite us to participate in the bidding process, in which our customers will usually provide their grades of marine fuel required, estimated quantities and their estimated bunkering locations over a period of time. The bunkering locations may cover several ports in different jurisdictions in the Asia Pacific. Due to the volatility of marine fuel prices, it is a common practice in the bunkering industry that the price of marine fuel charged be based on a formula with reference to MOPS. We work with our customers on the exact timing and location of bunkering at a later stage.

For spot contracts, our customers will usually specify the grade and quantity of fuel required and the expected bunkering port at a specific time. The price of marine fuel is determined immediately on the date we conclude the spot contract.

We will source from our suppliers and will make offers to our customers based on availability.

Actual delivery of the marine fuel

The following diagram illustrates the major steps of our business operation at the actual delivery of the marine fuel:

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T	=	Pricing Date. For term contract, we agreed with our suppliers to fix the marine fuel price within one day from the date we fixed the marine fuel price with our customers which is five to seven days prior to the ETA (i.e. planned date of delivery). For spot contract, both suppliers and customers will fix on the same date.

For term contracts, we work with our customers on a monthly basis to pre-plan their vessel refueling ports according to their planned routes. We then receive the actual schedule from our customers as and when required. Upon the fixing of marine fuel price with our customers, which is approximately five to seven days prior to the planned date of delivery, we will confirm the marine fuel price and send an order confirmation to our customers. Within one day from the date we fix and confirm the marine fuel price and send the nomination to our suppliers, confirming our marine fuel purchase details, including the purchase price of marine fuel. After issuing the order confirmation to our customers and the nomination to our suppliers, we will coordinate with our suppliers for the actual delivery of marine fuel. On the date of delivery, upon arrival of the vessel at the designated port, our physical distributors are responsible for the actual delivery of the fuel.

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For spot contracts, once we enter into the relevant contracts with our customers, we will issue an order confirmation to our customers confirming, among others, the marine fuel price and the actual delivery details. On the same day, we will confirm the marine fuel price with our suppliers and follow by issuing nomination to our suppliers confirming the vessel refueling services and the purchase price. After issuing the order confirmation to our customers and the nomination to our suppliers, confirming our marine fuel purchase details, we will coordinate with our suppliers for the actual delivery. The time gap between entering into the spot contract and the date of actual delivery is generally around 10 days. On the date of delivery, upon the vessel arriving at the designated port, our physical distributor is responsible for the actual delivery of marine fuel.

Immediately after the actual delivery, the officers of the bunker barge will issue the bunker delivery note on behalf of our suppliers, specifying the quantity and brief description of the quality of marine fuel supplied, which will also be acknowledged by the chief engineer of the receiving vessels. Upon receiving copies of bunker delivery notes, our finance department will then issue invoices to our customers. Our customers will then settle the outstanding payments based on the payment terms stated on the invoices. Our suppliers will also issue their invoices to us after the actual delivery of marine fuel. We will then settle the payment to our suppliers based on their invoices.

Customers

For FY2020, FY2021 and the six months ended June 30, 2022, the percentage of our total revenue attributable to our largest customer amounted to approximately 45.8%, 42.3% and 36.9%, respectively, while the percentage of our total revenue attributable to our five largest customers, in aggregate, amounted to approximately 92.9%, 83.7% and 77.0%, respectively.

We entered into term contracts or spot contracts with our five largest customers in FY2020, FY2021 and the six months ended June 30, 2022. Despite the duration of term contracts with our customers of six months in general, we have maintained stable relationship with our five largest customers with period of business relationships ranging from approximately two to six years. In particular, as of August, 2022, we have a business relationship with our largest customer of approximately six years.

A typical term contract and spot contract contain the following salient terms:

	Term contracts	Spot contracts
Purchase quantity:	The purchase quantity is usually based on a base quantity with certain allowance.	The purchase quantity is fixed when entering into contracts.
Pricing:	Our selling price is determined based on a formula consisting (i) marine fuel price with reference to MOPS, which is determined on a fixed date (usually five to seven calendar days) before the actual delivery; and (ii) a premium, being a fixed monetary amount per metric ton, which is determined when entering into term contracts.	Our selling price is determined based on (i) marine fuel price with reference to MOPS; and (ii) a premium, being a fixed monetary amount per metric ton, both are fixed when entering into contracts.

Duration:	Six months in general	N/A

The following applies to both term contracts and spot contracts:

Delivery details:	Delivery locations, delivery date and manner of delivery are agreed between our customers and us. Our suppliers are responsible for delivering the marine fuel.

Payment term:	We issue sales invoices to our customers after two to seven days after the delivery of marine fuel setting out the delivery date, delivery location, purchase quantity. The payment terms of our customers who are international container liner operators range from nil to 45 days. If any customer is in default of payment, a default interest may be charged to the customer of the outstanding amount. Generally, the payment is settled by bank transfer.

As shown in the table above, there is base quantity requirement for term contract whereas there is no base quantity requirement for spot contract.

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The table below sets out our revenue and sales volume by contract types:

The following table sets forth the breakdown of our revenue and sales volume by contract types for FY2020, FY2021 and the six months ended June 30, 2022:

	FY2020			FY2021			For the six months ended June 30, 2022			Variance between the number of contracts for FY2020 and FY2021 (%)
	Revenue	Volume		Revenue	Volume		Revenue	Volume		Revenue	Volume
	($’000)	Metric tons	%	($’000)	Metric tons	%	($’000)	Metric tons	%	($’000)	Metric tons
Contract type

Term contract	185,988	522,549	79.7%	227,316	424,796	68.7%	135,463	167,700	57.1%	22.2%	-18.7%
Spot contract	48,270	133,111	20.3%	99,225	193,899	31.3%	100,234	125,883	42.9%	105.6%	45.7%

Total	234,258	655,660	100.0%	326,541	618,695	100.0%	235,697	293,583	100.0%	39.4%	-5.6%

Our sales volume of term contract decreased by approximately 97,753 metric tons or 18.7% while our sale volume of spot contract increased by approximately 60,788 metric tons or 45.7% for FY2021, as compared to FY2020. The change in proportion of revenue derived from term contracts and sport contracts in FY2021 does not have any impact on the overall results of operations as the selling price of the marine fuel offered to our customers is calculated by adding a premium (being a fixed monetary value in terms of US$) to the purchase price of marine fuel from our local suppliers, regardless of whether our customer entered into a spot contract or term contract with us.

Suppliers

For FY2020, FY2021 for the six months ended June 30, 2022, the percentage of our total purchases from our largest supplier amounted to approximately 35.8%, 34.0% and 35.6%, respectively, while the percentage of our aggregated purchases from our five largest suppliers amounted to approximately 77.1%, 84.7% and 77.9%, respectively. We did not enter into any long term contracts or agreements with such suppliers. Our term contracts with our suppliers usually last for six months

SALES AND MARKETING

We believe that based on our proven track record, our relationships with our customers, our extensive supply network, our reputation and our years of experience in vessel refueling, we do not rely heavily on marketing and promotional activities. Our directors are generally responsible for liaising and maintaining our relationships with customers and keeping abreast of market developments and potential business opportunities.

As of August, 2022, we are a corporate member of the International Bunker Industry Association. We believe such membership allows us to enhance our image and promote our business in the bunkering industry in the Asia Pacific.

Supply Chain

We mainly source marine fuel through local physical distributors. Generally, we aggregate the demand of marine fuel from various customers, and we negotiate with our local suppliers at various ports for bulk purchase based on the aggregated orders from our customers. Our purchase quantity with our suppliers will be sufficient to cover the purchase quantity of our customers as we enter into contracts with our suppliers based on a base quantity with reference to the aggregated orders from our customers with certain allowances. Our purchases are mainly denominated in U.S. Dollars. During FY2020, FY2021 and the six months ended June 30, 2022, all of our purchases were negotiated in Malaysia and Hong Kong, and the relevant vessel refueling services were completed in different ports in the Asia Pacific. We did not enter into any long term agreements with our suppliers. Our term contracts with our suppliers usually last for six months.

We have maintained good business relationships with our suppliers. As of August 17, 2022, there were approximately 47 suppliers included in our list of suppliers. We select our suppliers based on their past performances, prices, quality, payment terms and timeliness of delivery. During FY2020, FY2021 and the six months ended June 30, 2022, we did not experience any material difficulties in sourcing marine fuel nor any material delays in delivery of vessel refueling.

In terms of the purchase of marine fuel, the main factors contributing to our bargaining power over our suppliers are that, among others, (i) being a demand aggregator, we aggregate the orders from our customers and purchase marine fuel in bulk as compared to our suppliers transacting with numerous ship operators on an individual transaction basis; (ii) we save time and resources for our suppliers in assessing individual ship operators credit worthiness as well as day-to-day communications in relation to the supply of marine fuel for vessel refueling; and (iii) through the partnerships with us, our local suppliers will also enjoy the growth of their business as we serve as a demand aggregator in the bunkering industry and bring more business to them.

For FY2020, FY2021 and the six months ended June 30, 2022, the percentage of our total purchases from our largest supplier amounted to approximately 35.8%, 34.0% and 35.6%, respectively, while the percentage of our aggregated purchases from our five largest suppliers amounted to approximately 77.1%, 84.7% and 77.9%, respectively.

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COMPETITION

According to the F&S Report, the marine fuel supply and bunkering industry in the Asia Pacific is highly competitive and fragmented. Other bunkering facilitators and bunkering arms of oil majors or traders may also engage in provision of vessel refueling services to vessels across the Asia Pacific. We consider our main competitors to be other bunkering facilitators, but we also face competition from local physical distributors that supply marine fuel directly to ship operators.

According to the F&S Report, the followings are the key factors relevant to the competition in the bunkering industry:

●	established relationships with stakeholders — in light of the voyage characteristics of vessels traveling across multiple ports, bunkering facilitators are required to establish their regional presence by engaging actively with multiple suppliers to cater to the dynamic ordering requirements from vessels;

●	capital requirement — substantial working capital is often required for bunkering facilitators to source marine fuel from suppliers; and

●	professionalism and technical know-how — bunkering facilitators with capability to offer value-added solutions in relation to vessel refueling in a timely manner and in compliance to international and local standards are highly preferred by customers.

INVENTORY

Generally, we do not maintain any inventories as we arrange our suppliers to deliver marine fuel to our customers’ vessels directly on our behalf. At the point of physical delivery, the inventory (i.e. the marine fuel) will be simultaneously passed from our suppliers to us and from us to our customers. As such, during FY2020, FY2021 and the six months ended June 30, 2022, no inventory was recognized as at the dates of our financial statements. However, we bear inventory risk as the ownership of marine fuel passed to us before they are transferred to our customers.

QUALITY ASSURANCE

To ensure consistent quality of marine fuel, we mainly source from reputable suppliers to ensure the overall quality of marine fuel. We also request our suppliers to issue a report on the technical specifications of marine fuel from time to time to ensure that the technical specifications and quality of marine fuel supplied consistently meets our customers’ requirements, according to international standards such as ISO 8217, which is a generally recognized and adopted standard for the quality of marine fuel in the global bunkering industry.

Upon the request of our customers, we will also arrange tests of the quality of marine fuel before the actual delivery to our customers. We will arrange with independent third-party laboratories to test the marine fuel according to the relevant international standard. Besides, our suppliers and our customers will collect samples during the delivery of the marine fuel. In the event of any disputes over the quality of the marine fuel, we will investigate its quality by testing the retained samples collected. Such test is also conducted by independent third party laboratories and if the test results show that the marine fuel supplied is not up to the quality specified by our customers, our customers will seek compensation from us, and we will, in turn, seek compensation from our suppliers.

We have not received any material complaints from our customers due to quality issues in relation to the marine fuel supplied.

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INSURANCE

Our Group maintains insurance coverage against, among other things, (i) liability for third party bodily injury occurred in our office premises; (ii) employees’ compensation insurance for our employees; and (iii) traveling.

We believe that our current insurance policies are adequate and consistent with industry norm for our current operations and the prevailing industry practice. As of the date of this prospectus, 2022, we had not made, and had not been the subject of, any material insurance claim.

EMPLOYEES

The following table sets forth a breakdown of our employees categorized by function as of August 17, 2022.

Function	Number of Employees	Percentage
Management	5	17%
Finance department	6	21%
Sales department	8	27%
Supplies and operations department	4	14%
Corporate department	2	7%
Administration department	4	14%
Total	29	100.0%

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Remuneration policy

The remuneration package of our Group offered to our employees includes salary, discretionary bonuses and other allowances. In general, our Group determines employees’ salaries based on each employee’s qualifications, position and seniority. Our Group has designed an annual review system to assess the performance of our employees, which forms the basis of our decisions with respect to salary raises, bonuses and promotions. We give preferences to internal promotion should opportunities arise.

Our Group provides a Mandatory Provident Fund plan for all qualifying employees in Hong Kong and an Employees Provident Fund plan for all qualifying employees in Malaysia.

PROPERTIES

We do not own any property and we rent the following leased properties from independent third parties for our operations:

Property Address	Use of the property	Term
Rm 3701B, 37/F, Skyline Tower, 39 Wang Kwong Road, Kowloon Bay, Hong Kong	Office	10 September 2020 to 9 September 2023
Suite 19-9-6, Level 9, UOA Centre, No. 19 Jalan Pinang, 50450 Kuala Lumpur, Malaysia	Office	1 October 2021 to 30 September 2022
Room No. 7, No. 1–23A, First Floor, Paragon, Jalan Mustapha, 87000, Labuan, Malaysia	Office	1 October 2020 to 31 December 2020 with automatic renewal until we give notice to end the lease term

Unit #17-102, Level 17, Frasers Tower, 182 Cecil Street, 069547, Singapore	Office	1 March 2022 to 28 February 2023

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INTELLECTUAL PROPERTIES

As of August 17, 2022, we registered the following trademark(s) in Hong Kong:

Trademark	Registration number	Name of applicant	Class	Place of registration	Date of registration	Expiry date
	305533515	Banle BVI	4, 12, 16, 35	Hong Kong	10 February 2021	9 February 2031
	305588975	Banle BVI	4. 12. 35	Hong Kong	12 April 2021	11 April 2031

As of August 17, 2022, we registered the following domain names:

Domain name	Registered owner	Registration date	Expiry date

www.banle-intl.com	Banle Energy HK	20 August 2015	20 August 2024
www.banle-hldg.com	Banle Energy HK	13 March 2020	13 March 2025

During FY2020, FY2021 and the six months ended June 30, 2022, and as of August 17, 2022, we were not involved in any proceedings with regard to, and we did not receive notice of any claim of, infringement of any intellectual property rights that may be threatened or pending in which we may be involved either as a claimant or respondent which would have a material impact on our business, financial conditions or results of operations.

RESEARCH AND DEVELOPMENT

During FY2020, FY2021 and the six months ended June 30, 2022, and as of August 17, 2022, we did not conduct any research and development activities.

LEGAL AND REGULATORY COMPLIANCE

During FY2020, FY2021 and the six months ended June 30, 2022, and up to the date of this prospectus, we had obtained the licenses, approvals and permits that are required and material for our business and operations, mainly the license to carry on Labuan International Commodity Trading Business under the Global Incentives for Trading Program. Further, we have complied in all material aspects with the relevant laws and regulations and there was no incident relating to our material licenses that are material to our business and operations which constitutes non-compliance during FY2020, FY2021 and the six months ended June 30, 2022. The following table sets out the details of the material license held by our Group as of August 17, 2022:

License	Holding entity	Issuing authority	Date of grant	Date of expiry
License to carry on Labuan International Commodity Trading Business under the Global Incentives for Trading Program	Banle Marketing	Labuan Financial Services Authority, Federal Territory of Labuan, Malaysia	December 28, 2020	Shall remain in force until it is surrendered or revoked

The application by Banle Marketing to carry on an international commodity trading business in the Federal Territory of Labuan, Malaysia under the Global Incentives for Trading (“GIFT”) Program was approved by the Labuan Financial Services Authority and was effective from November 6, 2020. The GIFT Programme is a framework of incentives for licensees undertaking the trading of the specified physical products and related derivatives by using Malaysia as their international trading base to undertake an international commodity business via Labuan International Business and Financial Centre. For the avoidance of doubt, the GIFT Program is merely an incentive program which can be obtained after the business is incorporated to entitle Banle Marketing to have tax incentives to lower its operational costs. Banle Marketing does not currently engage in any international commodity trading business.

We have not experienced any refusal of the renewal application of any material licenses for our operations and business. For details on the approval, permits, consents, and licenses for our business and operations, please refer to the section headed “Regulations” in this prospectus.

LITIGATION AND POTENTIAL CLAIMS

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material adverse effect on our business, financial condition, cash-flow or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

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REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in Malaysia, Hong Kong and the PRC.

THE LAWS AND REGULATIONS OF MALAYSIA

The following section summarizes the principal laws and regulations of Malaysia which are relevant to our business. As this is a summary, it does not purport to be an exhaustive description of all relevant laws and regulations of which our business is subject to and are only intended to provide general information as to relevant laws and regulations which our business may be subjected to.

Employment, Labor, Health And Safety

As we have employees who are based in Malaysia, we are subject to Malaysian laws and regulations on employment, labor, health and safety. As at the date of this prospectus, we have complied in all material aspects with the relevant laws and regulations and there was no non-compliance incident relating to.

Occupational Safety and Health Act 1994

The Occupational Safety and Health Act 1994 (“OSHA 1994”) is the governing law regulating the standards for safety, health and welfare of persons at work. The OSHA 1994 is enforced by the Department of Occupational Safety and Health, Malaysia (“DOSH”), which is under the purview of the Ministry of Human Resources, Malaysia and applies only to those industries listed in the First Schedule of the OSHA 1994 which includes the industries of transport, storage and communication.

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Section 15 of the OSHA 1994 states that it shall be the duty of every employer and every self-employed person to ensure, so far as is practicable, the safety, health and welfare for work of all his employees, in particular:

(a) the provision and maintenance of plant and systems of work that are, so far as is practicable, safe and without risks to health;

(b) the making of arrangements for ensuring, so far as is practicable, safety and absence of risks to health in connection with the use or operation, handling, storage and transport of plant and substances;

(c) the provision of such information, instruction, training and supervision as is necessary to ensure, so far as is practicable, the safety and health at work of his employees;

(d) so far as is practicable, as regards any place of work under the control of the employer or self-employed person, the maintenance of it in a condition that is safe and without risks to health and the provision and maintenance of the means of access to and egress from it that are safe and without such risks;

(e) the provision and maintenance of a working environment for his employees that is, so far as is practicable, safe, without risks to health, and adequate as regards facilities for their welfare at work.

For the purposes of the above, “plant” includes any machinery, equipment, appliance, implement or tool, any component thereof and anything fitted, connected or appurtenant thereto. Non-compliance of section 15 of the OSHA 1994 will result in an offence and on conviction, the employer or the self-employed person is liable to a fine not exceeding RM50,000 or to imprisonment for a term not exceeding two years or to both pursuant to section 19 of the OSHA 1994. An improvement notice for any non-compliance of the OSHA 1994 or a prohibition notice to an employer (if in general an activity is undertaken at the workplace that may create an immediate danger to life or property) may be issued by DOSH. Non-compliance with such notice without reasonable excuse will result in an offence and on conviction, the employer is liable to a fine not exceeding RM50,000 or to imprisonment for a term not exceeding five years or to both, and to a further fine of RM500 for each day during which the offence continues.

Where a body corporate contravenes any provisions of the OSHA 1994 or any regulations made thereunder, every person, who at the time of the commission of the offence is a director, manager, secretary or other like officer of the body corporate shall be deemed to have contravened the provision and may be charged jointly in the same proceedings with the body corporate or severally, and every such director, manager, secretary or other like officer of the body corporate shall be deemed to be guilty of the offence, as set out in section 52 of the OSHA 1994.

Industrial Relations Act 1967

Section 20 of the Industrial Relations Act 1967 (“IRA 1967”) provides that an employee who considers that he has been dismissed without just cause or excuse by his employer may lodge a representation to the Director General for Industrial Relations within 60 days of his dismissal. The IRA 1967 provides an avenue to seek redress via the Malaysian Industrial Court, which specializes in handling industrial relation matters only.

Employment Act 1955

The Employment Act 1955 (“EA 1955”) is the principal legislation that governs the employment practice and employer-employee relationship in Malaysia. EA 1955 regulates all labor relations including contracts of service, payment of wages, employment of women, maternity protection, rest days, hours of work, holidays, termination, lay-off and retirement benefits, employment of foreign employees and keeping of registers of employees.

Employees in Malaysia are generally divided into two categories, those who fall within the ambit of the EA 1955 i.e. EA Employees and those who fall outside the EA 1955 i.e. Non-EA Employees. EA Employee means any person who has entered into or works under a contract of service with an employer and whose wages do not exceed RM2,000 a month irrespective of occupation, or those engaged in specified work such as manual labor, supervising manual labor or operating a motor vehicle, regardless of the wage amount.

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There are some minimum benefits set out in the EA 1955 for EA Employees. All terms and conditions of the contract of service or of an agreement which is less favorable to an employee than the terms prescribed in EA 1955 shall be void and of no effect where the more favorable terms under the EA 1955 or any other relevant regulations shall be substituted therefor.

Any employer who commits any offence under, or contravenes any provision of EA 1955, or any regulations, order or other subsidiary legislation whatsoever made thereunder, in respect of which no penalty is provided, shall be liable, on conviction, to a fine not exceeding RM10,000.

Employment (Restriction) Act 1968

The Employment (Restriction) Act 1968 (“ERA 1968”) provides that no person shall employ in Malaysia any non-citizen unless there has been a valid employment permit issued. Failure to comply will result the employer being liable to pay a fine not exceeding RM5,000 or to imprisonment for a term not exceeding one year or to both wherein the word of employer is defined under the ERA 1968 as any person who has entered into a contract of service to employ any other person as an employee which includes the agent, manager or factor of such first mentioned person.

Employees Provident Fund Act 1991

The Employees Provident Fund (“EPF”) is a social security institution formed in accordance to the Employees Provident Fund Act 1991 (“EPFA 1991”) providing for the retirement benefits for employees through management of their savings in an efficient and reliable manner.

Pursuant to section 43(1) of the EPFA 1991, both the employer and employee are required to make monthly contributions into the employee’s individual account in the EPF. The monthly contributions amount is calculated based on the monthly wages of the employee at the prescribed rate set out in the EPFA 1991.

If the employer fails to make the required contribution to the EPF within the prescribed period, the company and the directors will be jointly and severally liable to pay in respect of or on behalf of any employee, the said contributions which is inclusive of any dividend and interest due on any contribution and shall, on conviction, be liable to imprisonment for a term not exceeding three years or to a fine not exceeding RM10,000 or to both.

Employees’ Social Security Act 1969

The Social Security Organization (“SOCSO”) administers and enforces the Employees’ Social Security Act 1969 (“ESSA 1969”) and Employees’ Social Security (General) Regulations 1971 (“ESSGR 1971”). Through the ESSA 1969 and ESSGR 1971, SOCSO is able to provide free medical treatment, temporary disablement benefit, permanent disablement benefit, facility for physical or vocational rehabilitation and dependents’ benefit if an employee dies as a result of an employment injury.

The contribution to employee under ESSA 1969 shall comprise the contribution by the employer and employee respectively. If the employer fails to pay contribution under ESSA 1969, the employer shall be punishable with imprisonment for a term which may extend to two years, or with fine not exceeding RM10,000 or with both. The Court may also order the employer to pay to the SOCSO the amount of any contributions, together with any interest credited on it, due and payable to SOCSO.

Employment Insurance System Act 2017

The Employment Insurance System Act 2017 (“EISA 2017”) is an employment insurance system administered by SOCSO which aims to provide certain benefit and re-employment placement program for insured persons in the event of loss of employment which will promote active labor market policies, and for matter connected therewith.

With effect from 1 January 2018, an employer that has registered his industry with SOCSO in accordance to the ESSA 1969 shall be deemed to have registered his industry under the EISA 2017 and shall make contribution at the rate as specified in the Second Schedule of the EISA 2017 based on the amount of the monthly wages of the employees insured under the EISA 2017. Such contribution shall cease when the employee attains the minimum retirement age.

Any employer who fails to register his industry shall on conviction, be liable to a fine not exceeding RM10,000 or to imprisonment for a term not exceeding two years or to both. Any question, dispute, claim, or appeal by an insured person, employer, training provider or any person in relation to any matter under EISA 2017 shall be filed to the Social Security Appellate Board instituted under section 83 of the ESSA 1969 for decisions.

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Minimum Wages Order 2020

Effective 1 February 2020, the Minimum Wages Order 2020 (“MWO 2020”) revised the minimum wages rates payable to an employee who works in a place of employment in any city council or municipal council of, amongst others, Kuala Lumpur, Petaling Jaya and Labuan to RM1,200 per month or RM5.77 per hour.

Under the National Wages Consultative Council Act 2011, any employer who fails to pay his employees the basic wages as specified in the MWO 2020 commits an offence and shall, on convicted, be fined up to RM10,000 for each employee.

Taxation

As we maintain offices in Malaysia and have employees who are based in Malaysia, we are subject to Malaysian laws and regulations on taxation. As at the date of this prospectus, we have complied in all material aspects with the relevant laws and regulations and there was no non-compliance incident relating to.

Income Tax Act 1967

Pursuant to the Income Tax Act 1967 (“ITA 1967”), income tax shall be charged for each year of assessment upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia. Section 7 of ITA 1967 defines tax resident as an individual who has been residing in Malaysia for 182 days or more of the tax year.

A company will be a tax resident in Malaysia if its management and control of business are exercised in Malaysia.

Resident companies with a paid-up capital of RM2,500,000 or more and non-resident companies are subject to a tax rate of 24% with effect from the year of assessment 2020. In cases of resident companies with a paid-up capital of less than RM2,500,000, they are taxed at the rate of 17% for the first RM600,000 and 24% for any sum in excess of RM600,000.

Labuan Business Activity Tax Act 1990

Pursuant to the Labuan Business Activity Tax Act 1990 (“LBATA 1990”), a Labuan entity carrying on a Labuan business activity shall be charged tax at the rate of 3% for a year of assessment upon the chargeable profits in respect of that Labuan business activity which is a Labuan trading activity for the basis period for that year of assessment.

A Labuan entity carrying on a Labuan business activity which fails to comply with regulations made under the LBATA 1990 for a basis period for a year of assessment shall be charged to tax at the rate of 24% upon its chargeable profits for that year of assessment.

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THE LAWS AND REGULATIONS OF HONG KONG

The following section summarizes the principal laws and regulations of Hong Kong which may be relevant to our business. As this is a summary, it does not contain detailed analysis of the Hong Kong laws which are relevant to our business.

Employment, Labor, Health And Safety

As we have employees who are based in Hong Kong, we are subject to Hong Kong laws and regulations on employment, labor, health and safety. As at the date of this prospectus, we have complied in all material aspects with the relevant laws and regulations and there was no non-compliance incident relating to.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”)

The mandatory provident fund scheme (“MPF Scheme”) is defined contribution retirement scheme managed by authorised independent trustees. The MPFSO provides that an employer shall participate in an MPF Scheme and make contributions for its employees aged between 18 and 65. Under the MPF Scheme, an employer and its employee are both required to contribute 5% of the employee’s monthly relevant income as mandatory contribution for and in respect of the employee, subject to the minimum and maximum relevant income levels for contribution purposes. The maximum level of relevant income for contribution purposes is currently HK$30,000 per month.

Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”)

The EO provides for, amongst other things, the protection of the wages of employees, to regulate general conditions of employment, and for matters connected therewith. Under section 25 of the EO, where a contract of employment is terminated, any sum due to the employee shall be paid to him as soon as it is practicable and in any case not later than seven days after the day of termination. Any employer who willfully and without reasonable excuse contravenes section 25 of the EO commits an offence and is liable to a maximum fine of HK$350,000 and to imprisonment for a maximum of three years. Further, under section 25A of the EO, if any wages or any sum referred to in section 25(2)(a) are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Any employer who willfully and without reasonable excuse contravenes section 25A of the EO commits an offence and is liable on conviction to a maximum fine of HK$10,000.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”)

The ECO establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases. Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity or dies arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”)

The MWO provides for a prescribed minimum hourly wage rate at HK$37.5 per hour for every employee employed under the EO. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the MWO is void.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) (“OSHO”)

The OSHO provides for the safety and health of persons when they are at work, to provide for related matters. Employers must as far as reasonably practicable ensure the safety and health in their workplaces by:

(a) providing and maintaining plant and work systems that are safe and without risks to health;

(b) making arrangement for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;

(c) providing all necessary information, instruction, training, and supervision for ensuring safety and health;

(d) providing and maintaining safe access to and egress from the workplaces; and

(e) providing and maintaining a working environment that is safe and without risks to health.

Failure to comply with the above provisions constitutes an offence and the employer is liable on conviction to a fine of HK$200,000. An employer who fails to do so intentionally knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for six months.

The Commissioner for Labour may also issue improvement notices against noncompliance of the OSHO or the Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong), or suspension notices against activity of workplace which may create imminent hazard to the employees. Failure to comply with such notices constitutes an offence punishable by a fine of HK$200,000 and HK$500,000 respectively and imprisonment of up to one year.

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THE LAWS AND REGULATIONS OF THE PRC

The following section summarizes the principal laws and regulations of the PRC which may be relevant to our business. As this is a summary, it does not contain detailed analysis of the PRC laws which are relevant to our business.

Foreign Investment

On 27 December 2020, the NDRC and the MOFCOM jointly promulgated the Catalog of Industries for Encouraging Foreign Investment (2020 Version), which became effective on 27 January 2021, and replaced previous encouraging catalog. On 23 June 2020, the NDRC and the MOFCOM promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (2020 Version) (the “Negative List”), which became effective on 23 July 2020, replacing previous negative list. Foreign investors shall not invest in the fields for which foreign investment is prohibited in the Negative List. Investment in restricted fields of investment in the Negative List shall obtain foreign investment access permit and, in some cases, be limited to equity or contractual joint ventures to which PRC parties are required to hold the majority or certain percentage of interests in such joint ventures. Unless otherwise prescribed by the PRC laws and regulations, any industries not falling into any of the encouraged, restricted or prohibited industries set out in the Encouraged Catalog and the Negative List are generally deemed to be permitted and open to foreign investment. The Negative List also sets out a transitional period for the removal or relaxation of access restrictions in certain fields, after which their access restrictions will be removed or relaxed in a timely manner. The provision of bunkering facilitation services is not a field for which foreign investment is prohibited in the Negative List. Hence, our Company’s bunkering facilitator business is not subject to any foreign ownership restrictions in the PRC.

On 15 March 2019, the NPC promulgated the Foreign Investment Law of the PRC (the “Foreign Investment Law”), and on 26 December 2019, the State Council promulgated the Implementation Regulations of the Foreign Investment Law, which both became effective on 1 January 2020. Foreign Investment Law and its implementation regulations, upon taking effect, replaced three existing laws regulating foreign investment in PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, the Wholly Foreign-Invested Enterprise Law of the PRC, and the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC together with their corresponding implementation regulations. Pursuant to the Foreign Investment Law, foreign investment means the investment activities within the PRC directly or indirectly conducted by foreign natural persons, enterprises, and other organizations, including the following circumstances: (1) establishing foreign-invested enterprises in mainland China either individually or jointly with other investors; (2) obtaining stock shares, stock equity, property shares, other similar interests in PRC domestic enterprises; (3) investing in new projects in mainland China either individually or jointly with other investors; and (4) making investment through other means provided by laws, administrative regulations, or State Council provisions. For any field restricted by the negative list, foreign investors shall conform to the investment conditions provided in the negative list. Fields not included in the negative list shall be managed in accordance with the principle of consistency between domestic and foreign investment.

On 30 December 2019, the MOFCOM and The State Administration for Market Regulation jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on 1 January 2020. Pursuant to the measures, where a foreign investor directly or indirectly carries out investment activities in China, the foreign investor or the foreign-invested enterprise must submit the investment information to the competent commerce department for further handling. Foreign investors or foreign-funded enterprises shall report investment information to commerce departments through the enterprise registration system and the National Enterprise Credit Information Publicity System. Market regulation departments shall forward the aforesaid investment information to commerce departments in a timely manner.

Our dormant PRC subsidiary, Majestic Energy, is a wholly foreign-owned enterprise and is required to comply with the Foreign Investment Law and is in full compliance. Moreover, since our current and planned business is not on the Negative List, to the best of our knowledge, it will not create any material adverse effect to our business.

Foreign Exchange Controls

The principal regulations governing foreign currency exchanges in the PRC are the Foreign Exchange Administration Regulations of the PRC (中華人民共和國外匯管理條例) which was promulgated by the State Council on 29 January 1996, and which became effective on 1 April 1996 and was subsequently amended on 14 January 1997 and 5 August 2008, and the Regulation on the Administration of Foreign Exchange Settlement, Sale and Payment (結匯、售匯及付匯管理規定) which was promulgated on 20 June 1996 and became effective on 1 July 1996. Under these existing PRC foreign exchange control regulations, all international payments and transfers are classified into current account items and capital account items. Foreign currency payments under current account items by domestic institutions, including payments for imports and exports of goods and services and payments of income and current transfers into and outside the PRC must be either paid with their own foreign currency with valid documentation or with the foreign currency purchased from financial institutions. Foreign currency income under current account items may be retained or sold to financial institutions. Foreign currency payments under capital account items include cross-border transfers of capital, direct investments, securities investments, derivative products and loans, and must be made out of a domestic institution’s own foreign currency with valid documentation or be made with foreign currency purchased from any financial institution. The payments of current account items can be made in foreign currencies without the prior approval from the SAFE, by complying with certain procedural requirements. However, payments under the capital account items are subject to significant foreign exchange controls and require the prior approval from the SAFE or the registration with the SAFE or its designated banks.

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On February 13, 2015, SAFE promulgated the Notice of the SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (the “SAFE Circular No. 13”) effective from 1 June 2015, providing that, the foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment are directly reviewed and handled by banks in accordance with the SAFE Circular No.13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks. On 23 October 2019, SAFE promulgated the Notice of the SAFE on Further Promoting the Facilitation of Cross-border Trade and Investment (the “SAFE Circular No. 28”), which came into force on the same day. SAFE Circular No.28 cancels the restriction on domestic equity investment made with capital funds by non-investment foreign-invested enterprises, expands the pilot program for facilitation of domestic payment under capital account, and relaxes the restriction on settlement and use of foreign exchange funds under capital account, etc. On 10 April 2020, SAFE promulgated the Notice of the SAFE on Optimising Administration of Foreign Exchange to Support the Development of Foreign-related Business. Pursuant to which, eligible enterprises are allowed to make domestic payments by using their registered capitals, foreign debts and financings from overseas listing, with no need to provide authenticity certification materials of each of such funds for banks in advance, provided that their funds usage shall be authentic and in line with the currently effective administrative regulations on the use of funds under capital accounts. The relevant banks may conduct random inspection in accordance with the relevant requirements, in which case the certain authenticity certification of such funds may be required to be provided.

Taxation

Enterprise Income Tax

Pursuant to the Enterprise Income Tax Law of the PRC, promulgated by the NPC on 16 March 2007, amended by the SCNPC respectively on 24 February 2017 and 29 December 2018 and which came into effect on 29 December 2018, and its Implementation Regulations promulgated by the State Council on 6 December 2007, amended on 23 April 2019 and which became effective on the same date (collectively, the “EIT Law”), enterprises are classified into resident enterprises and non-resident enterprises. Enterprises, which are incorporated in the PRC or which are incorporated pursuant to the foreign laws with their “de facto management bodies” located in the PRC, are deemed “resident enterprise” and subject to an enterprise income tax rate of 25% on their global income. Non-resident enterprises are subject to (i) an enterprise income tax rate of 25% on their income generated by their establishments or places of business in the PRC and its income derived outside the PRC which are effectively connected with their establishments or places of business in the PRC; (ii) an enterprise income tax rate of 10% on their income derived from the PRC but not connected with its establishments or places of business located in the PRC; and (iii) non-resident enterprises without an establishment or place of business in the PRC are subject to an enterprise income tax of 10% on their income derived from the PRC.

On 18 January 2019, SAT promulgated the Announcement of the SAT on Issues Concerning the Implementation of the Inclusive Income Tax Deduction and Exemption Policies for Small Low-Profit Enterprises. Pursuant to which, the annual taxable income that is more than RMB1 million but less than RMB3 million shall be included in its taxable income at the reduced rate of 50%, with the applicable enterprise income tax rate of 20%, where this preferential policy is valid from 1 January 2019 to 31 December 2021. On 4 July 2021, SAT promulgated the Announcement of the SAT on Matters Concerning the Implementation of Preferential Income Tax Policies Supporting the Development of Small Low-Profit Enterprises and Individual Industrial and Commercial Households. Pursuant to which, the annual taxable income of a small low-profit enterprise that is not more than RMB1 million shall be included in its taxable income at the reduced rate of 12.5%, with the applicable enterprise income tax rate of 20%, where this preferential policy is valid from 1 January 2021 to 31 December 2022.

Value-added Tax

Pursuant to the Interim Regulations of the PRC on Value Added Tax (the “VAT Regulations”) which was newly amended on 19 November 2017 and its implementation regulations, all entities or individuals in the PRC engaged in the sale of goods, the supply of processing services, repairs and replacement services, and the importation of goods are required to pay value-added tax (“VAT”). VAT payable is calculated as “output VAT” minus “input VAT”. The rate of VAT is 17% or in certain limited circumstances, 11%, 6% or nil, depending on the product and service type and unless otherwise provided by the State Council, the VAT charge rate for small-scale taxpayer is 3%. Pursuant to the Notice of the MOF and the SAT on Adjusting Value-added Tax Rates, which was jointly issued by the MOF and SAT on 4 April 2018 and became effective from 1 May 2018, VAT taxpayer who engages in taxable sales or import of goods and originally applies the tax rate of 17% and 11%, is subject to a VAT tax rate of 16% and 10% respectively. According to the Notice of the MOF, the SAT and the General Administration of Customs on Deepening the Policies Related to Value-Added Tax Reform issued on 20 March 2019 and implemented on 1 April 2019, for general taxpayers of value-added tax who occur value-added taxable sales, the tax rate shall be adjusted to 13% if the original 16% tax rate is applied and the tax rate shall be adjusted to 9% if the original 10% tax rate is applied.

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MANAGEMENT

Directors and Executive officers	Age	Position
Mr. Teck Lim Chia	54	Chairman and Chief Executive Officer
Mr. Ramasamy Logeswaran	49	Director Nominee
Dato’ Sri Kam Choy Ho	58	Director Nominee
Mr. Ulf Lothar Naujeck	61	Independent Director Nominee
Ms. Karen Yee Lynn Cheah	54	Independent Director Nominee
Mr. Koon Liang Ong	44	Independent Director Nominee
Mr. Khai Fei Wong	40	Independent Director Nominee
Mr. Sing Chung Raymond Chiu	63	Chief Financial Officer

Mr. Teck Lim Chia, aged 54, is the chairman of our board of directors and chief executive officer since inception of our Group, and is primarily responsible for overseeing the strategy and decision making of our Group. He has over 15 years of experience in the oil and gas related industries and business management. Before founding our Group, Mr. Chia was employed by a company based in Shenzhen, PRC which was principally engaged in the fuel oil business from April 2006 to June 2008, with his last position held as general director. From June 2008 to September 2011, he served as an executive director of a company which was then listed on The Hong Kong Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) and principally engaged in the international supply of fuel oil and bunkering business. From October 2011 to January 2017, Mr. Chia served as a director of an oil trading company. Mr. Chia received a bachelor’s degree in business administration management from the Oklahoma State University in December 1988 and a master’s degree in public administration from the University of Management & Technology in June 2012.

We believe that Mr. Chia qualifies as a director because he is the founder of our Group and has extensive experience in the industry.

Mr. Ramasamy Logeswaran, aged 49, will immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, be appointed as our director, and is primarily responsible for the overall operations and management of Banle Marketing, and market development in the South East Asia region. Mr. Logeswaran joined our Group in October 2020. Mr. Logeswaran graduated from the Northern University of Malaysia (University Utara Malaysia) with a bachelor’s degree in business administration in July 1997. From September 1997 to March 1998, he worked as a management trainee of Aurora Tankers Sdn. Bhd. From April 1998 to April 2002, he served at KL Maritime (M) Sdn. Bhd., with his last position held as head of shipbroking operation. From March 2003 to May 2004, he was a shipbroker at EverGreen Milestone Sdn. Bhd. From June 2004 to February 2006, he was a shipbroker at Nautica Chartering Sdn. Bhd. From March 2006 to March 2015, he was the chief operating officer at KIC Oil & Gas Sdn. Bhd. Since June 2015, he served as a director of KL Bunkering (M) Sdn. Bhd.

We believe that Mr. Logeswaran qualifies as a director because of his extensive experience in the industry.

Dato’ Sri Kam Choy Ho, aged 58, will immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, be appointed as our director, and is primarily responsible for advising on strategy, policy, performance and other general matters of our Group. He has over 25 years of experience in the commercial management of vessels in the shipping industry. Apart from our Group, he has been a director of R.H. Pacific Shipping (Agencies) Limited (previously known as Hotama Pacific Shipping (Agencies) Limited) since August 1997, a company that primarily engages in shipping and transportation of bulk/bagged cargo, and he is responsible for supervising the business operation and general management. He joined Straits Energy Resources Berhad (previously known as Straits Inter Logistics Berhad), shares of which are listed on the ACE Market of Bursa Malaysia Securities Berhad (stock code: 0080), in August 2016 as a non-independent and non-executive director and was re-designated as an executive director in January 2017. He is currently the group managing director, and is responsible for the overall business management and strategic development.

We believe that Dato’ Sri Kam Choy Ho qualifies as a director because of his extensive experience in the industry.

Mr. Ulf Lothar Naujeck, aged 61, will immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, be appointed as our independent director and the chairman of compensation committee and a member of the nominating and corporate governance committee. Mr. Naujeck has over 25 years of experience in procurement and management. From July 1994 to July 2019, he was employed by Hapag-Lloyd AG, an international container liner operator, with his last position as a senior director of purchasing and supply. Mr. Naujeck graduated from the University of Hagen (FernUniversität in Hagen) with a diploma in business in September 2001.

We believe that Mr. Naujeck qualifies as a director because of his extensive experience in the industry.

Ms. Karen Yee Lynn Cheah, aged 54, will immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, be appointed as our independent director and the chairlady of the nominating and corporate governance committee, and a member of the audit committee and compensation committee. Ms. Cheah is a solicitor in Malaysia and has over 20 years of practice experience in the legal field. She was admitted to the Malaysian Bar in 1995 and commenced full practice since then. Ms. Cheah’s current primary focus is in information technology and data privacy, mergers & acquisition, regulatory compliance, foreign direct investments, corporate and commercial contracts, real estate transactions, banking and finance, private wealth management, as well as non-contentious tax areas. Ms. Cheah was the Honorary Secretary and Treasurer of the Malayisan Bar from 2015 to 2017. Ms. Cheah is currently the president of the Malaysian Bar and the chairman of the Malaysian Bar Council. Ms. Cheah obtained a bachelor’s degree in laws from the University of London in 1993 and the Malaysian Certificate in Legal Practice in 1994.

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We believe that Ms. Cheah qualifies as a director because of her extensive experience in regulatory compliance.

Mr. Koon Liang Ong, aged 44, will immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, be appointed as our independent director and the chairman of the audit committee and a member of the compensation committee. Mr. Ong has over 21 years of experience in providing auditing, taxation, liquidation and other assurance services to companies in Malaysia. He joined Ong & Wong Chartered Accountants in September 2000 as a junior associate and is currently an audit partner of the firm. Mr. Ong has served as a director of O & W Tax Consultants Sdn. Bhd. since April 2013 up to the present. Mr. Ong has been a member of the Association of Chartered Certified Accountant in Malaysia since July 2004, a member of the Malaysian Institute of Accountants since August 2005, an approved auditor of the Ministry of Finance Malaysia since February 2013 and a member of the Chartered Tax Institute of Malaysia since March 2014. Mr. Ong graduated from the University of Manchester in June 2000 with a bachelor of arts in economic and social studies (major in accounting).

We believe that Mr. Ong qualifies as a director because of his extensive experience in financial compliance.

Mr. Khai Fei Wong, aged 40, will immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, be appointed as our independent director, and a member of the audit committee and nominating and corporate governance committee. Mr. Wong has over 14 years of experience in auditing, taxation and corporate secretarial matters. He began his professional career in June 2008 with Indah Secretarial (KL) Sdn Bhd (formerly known as Cheng & Co Secretarial Sdn Bhd) as a secretarial assistant. In July 2013, Mr. Wong set up a corporate secretarial firm which principally engages in provision of corporate secretarial, dissolution and tax advisory services. Mr. Wong has served a manager of OKL Taxation Services Sdn Bhd since 2020. Mr. Wong has been a licensed company secretary of the Companies Commission of Malaysia since July 2014, an associate member of the Chartered Tax Institute of Malaysia since October 2020 and a licensed tax agent of the Inland Revenue Board of Malaysia since December 2021. Mr. Wong graduated from The University of Sheffield in July 2003 with a bachelor’s degree in arts.

We believe that Mr. Wong qualifies as a director because of his extensive experience in financial compliance.

Mr. Sing Chung Raymond Chiu, aged 63, is the chief financial officer of our Group, and is primarily responsible for formulating corporate strategies, overall management of financial, mergers and acquisitions and capital market affairs of our Group. Mr. Chiu has over 17 years of experience in oil and gas related industries and business management. Prior to joining our Group, he was an executive director of NewOcean Energy Holdings Limited from August 2003 to June 2019, a company listed on the Hong Kong Stock Exchange (stock code 0342). Mr. Chiu graduated from the Hong Kong Polytechnics (currently known as The Hong Kong Polytechnic University) with the Higher Certificate in Business Studies (Banking) in November 1983.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Employment Agreements

We have entered into employment agreements with each of our executive officers. The executive officers are entitled to a fixed salary and other company benefits, each as determined by our board of directors from time to time. We may terminate an executive officer’s employment under applicable laws and regulations.

Each executive officer has agreed during and after the termination or expiry of his or her employment agreement, not to reveal to any person or use any information, know-how and records whether it is confidential or not, which may come to their knowledge during their employment, except as authorized or required by their duties to do so. The restriction shall cease to apply to information or knowledge which may come into the public domain.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors, executive officers or director nominees has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

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Board of Directors

Our board of directors will consist of 7 directors, comprising 3 directors and 4 independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our memorandum and articles of association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her director’s duties. A director may exercise all the powers of the Company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board of directors, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board of directors.

Our directors have a balanced mix of knowledge and skills. We have 4 independent directors with different industry backgrounds, representing a majority of the members of our board of directors. We also achieved gender diversity by having 1 female independent director out of the total of 4 independent directors. Our board of directors is well balanced and diversified in alignment with the business development and strategy of our Group.

Committees of our Board of Directors

We plan to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Ong, Ms. Cheah and Mr. Wong and is chaired by Mr. Ong. We have determined that each of these 3 director nominees satisfies the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Ong qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

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Compensation Committee

Our compensation committee consists of Mr. Naujeck, Mr. Ong Ms. Cheah and is chaired by Mr. Naujeck. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser of the Compensation Committee only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Cheah, Mr. Naujeck and Mr. Wong and is chaired by Ms. Cheah. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board as a whole.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

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Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Non-compliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	approving the transfer of shares in our Company, including the registration of such shares in our share register.

Under Cayman Islands law, directors owe the following fiduciary duties: (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. You should refer to “Description of Share Capital —Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Compensation of Directors and Executive Officers

For FY2020 and FY2021, we paid an aggregate of $790,010 and $849,117, respectively, in cash (including salaries and mandatory provident fund contributions) to our directors. Our Hong Kong and Malaysia subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund/employees provident fund. We have not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2021, we had no outstanding equity awards.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares by:

●	each of our directors, director nominees and executive officers; and

●	each person known to us to beneficially own 5.0% or more of our ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The total number of ordinary shares outstanding as of the date of this prospectus is 21,250,000.

The total number of ordinary shares outstanding after completion of this offering will be 25,000,000 (or 25,562,500 if the underwriters exercise the over-allotment option in full), comprising ordinary shares, which is based upon ordinary shares outstanding prior to this offering; and ordinary shares issued in connection with this offering.

As of the date of this prospectus, a total of 21,250,000 ordinary shares are held by two record holders, representing 100% of our total outstanding shares.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

	Ordinary Shares Beneficially Owned
	Number	Percentage Owned Prior to This Offering %†	Percentage Owned Immediately After This Offering %†
Directors, Director Nominees and Executive Officers
Teck Lim Chia (1)	13,175,000	62.0%	52.7%
Dato’ Sri Kam Choy Ho	8,075,000	38.0%	32.3%
Logeswaran Ramasamy	–	–	–
Ulf Lothar Naujeck	–	–	–
Karen Yee Lynn Cheah	–	–	–
Koon Liang Ong	–	–	–
Khai Fei Wong	–	–	–
Sing Chung Raymond Chiu	–	–	–
All directors, director nominees and executive officers as a group	21,250,000	100.0%	85.0%

5% and Greater Principal Shareholders:
CBL (Asia) Limited(1)	13,175,000	62.0%	52.7%
Straits Energy Resources Berhad(2)	8,075,000	38.0%	32.3%
Xiaoling Lu(1)	13,175,000	62.0%	52.7%

Note:

*	Denotes less than 1%

(1)	CBL (Asia) Limited, or CBL (Asia), a limited liability company incorporated in Hong Kong, is the record holder of the shares reported herein. CBL (Asia) is owned as to 51% by Mr. Teck Lim Chia, our Chairman and Chief Executive Officer, 44% by Ms. Xiaoling Lu and 4% by Mr. Yuan He. By virtue of Mr. Chia and Ms. Lu’s control over CBL (Asia), each of them may be deemed to beneficially own shares held by CBL (Asia). The registered office of CBL (Asia) is located at Room 1213, 12/F., Tower A, Hunghom Commercial Centre, 39 Ma Tau Wai Road, Hunghom, Kowloon, Hong Kong.

(2)

Straits Energy Resources Berhad, or Straits, a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia Securities Berhad (stock code: 0080), is the record holder and beneficial owner of the shares reported herein. The registered office of Straits is located at No. 149A, 149B, 151B, Persiaran Raja Muda Musa, 42000 Port Klang, Selangor Darul Ehsan. Straits’ board of directors has voting and/or dispositive control over the shares held by Straits. Straits’ board of directors currently consists of eight directors, namely, Hun Ming Ho, Tan Sri Mohd Bakri Bin Mohd Zinin, Harison Binti Yusoff, Fook Heng Leong, Dato’ Sri Kam Choy Ho, Yam Dato’ Seri Tengku Baharuddin, Tony Tan Han (Chen Han) and Dato’ Leong Yan Yoong.

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RELATED PARTY TRANSACTIONS

Set forth below are our related party transactions that occurred since January 1, 2019. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of Form 20-F.

The following are transactions from January 1, 2019 through the date of this prospectus between us, and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

We purchased marine fuel from Tumpuan Megah Development Sdn Bhd (“Tumpuan”), an entity controlled by Straits Energy Resoures Berhad, one of our shareholders. For the three years ended December 31, 2021, the purchase amount were approximately $1.6 million, $1.4 million and $1.3 million, respectively. We also sold marine fuel to Tumpuan for the year ended December 31, 2019 with a sales amount of approximately $7.1 million.

During FY2020, we disposed of the 26% equity interest in our associate, Straits Marine Fuels & Energy Sdn Bhd, a company incorporated in Malaysia with limited liability, to a related company, Tumpuan, at a cash consideration of $603,881.

As of December 31, 2019, 2020 and 2021 and June 30, 2022, we had the following amounts due from / to related parties which are non-trade related, unsecured and repayable on demand:

Name of related parties	June 30, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Mr. Teck Lim Chia	$-	$-	$513,055	$801,000
CBL (Asia) Limited	$500	-	63,236	-
Banle International Holding Limited	$1,781,401	1,509,988	-	-
Tumpuan Megah Development Sdn. Bhd.	$-	-	210,000	-
Total	$1,781,901	$1,509,988	$786,291	$801,000

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

● whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

● whether there are business reasons for the Company to enter into the related party transaction;

● whether the related party transaction would impair the independence of an outside director;

● whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

● any pre-existing contractual obligations.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements.”

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DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of our Articles as they will be in effect upon the consummation of the Reorganization and this offering. Unless otherwise indicated, all information in this section assumes that the Reorganization have been completed immediately prior to the consummation of this offering. The following description may not contain all of the information that is important to you and we therefore refer you to our Articles, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

We were incorporated as an exempted company with limited liability on February 8, 2022 and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, which is referred to as the “Cayman Islands Companies Act” below, and Common law of the Cayman Islands.

Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. A Cayman Islands exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	may issue shares with no par value;

●	may obtain an undertaking from the Cayman Islands government against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Upon consummation of the Reorganization and this offering, our authorized share capital is $50,000 divided into 500,000,000 ordinary shares with a par value of $0.0001 each. Upon consummation of the Reorganization and this offering, there are 25,000,000 ordinary shares (or 25,562,500 ordinary shares if the underwriters exercise the over-allotment option in full) issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our ordinary shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our memorandum and articles of association, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

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Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Upon incorporation, we had an authorized share capital of $500 divided into 50,000 shares of par value $0.01 each. In March 2022, we effected a share subdivision to subdivide each issued and unissued share in our share capital into 100 shares and increased our authorized share capital to $50,000 divided into 500,000,000 shares of par value $0.0001 each.

Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary share. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this prospectus, there are 25,000,000 ordinary shares issued and outstanding. We will issue ordinary shares in this offering. All options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the vesting and exercising conditions are met.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued Shares of that class or with the consent in writing of the holders of at least threefourths of the issued shares of that class.

Unless the terms on which a class of shares were issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

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Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase our share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which our shares may be issued

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, by the Memorandum

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares

Subject to the terms of allotment, the directors may make calls upon the shareholders in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such shareholders and if a call is not paid on or before the day appointed for payment thereof, the shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

We may accept from any shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up. The terms of any issue of shares may include different provisions with respect to different shareholders in the amounts and times of payments of calls on their shares. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

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Forfeiture or Surrender of Shares

If a shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, give a notice in writing to such shareholder that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. The disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Cayman Islands Companies Act.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act:

(a)	we are authorized to issue shares that are to be redeemed or are liable to be redeemed, at our option or a shareholder and may make payments in respect of such redemption in accordance with the Cayman Islands Companies Act;

(b)	we are authorized to purchase any share in the Company including any redeemable shares by agreement with the holder and may make payments in respect of such purchase in accordance with the Cayman Islands Companies Act.

(c)	the directors are authorized to determine the manner or any of the terms of any redemption or purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares. No share may be redeemed or purchased unless it is fully paid-up.

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Transfer of Shares

Provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone.

The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

If our directors refuse to register a transfer, they shall within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association).

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; However, under the articles of association of the Company, an annual general meeting of the company shall be held in each year. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

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The Chairman of the Board or any two directors or any director and the secretary or the Board may call extraordinary general meetings whenever in their judgment such a meeting is necessary The Board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

At least seven days’ notice of a general meeting (including an annual general meeting and an extraordinary general meeting) shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the date, time and place of the meeting and, in case of special business, the general nature of that business. The auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

A quorum shall consist of the presence (whether in person or represented by proxy) of two or more shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than 50% of the Company’s total issued voting shares.

If, within half an hour from the time appointed for the general meeting, a quorum is not present, the meeting, shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other time or place as the Directors may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each shareholder entitled to attend and vote thereat in accordance with the Articles of Association.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is required by the rules of NASDAQ or (before, or on, the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) demanded by (a) the chairman of the meeting, or (b) by at least three shareholders present in person or by proxy entitled to vote, or (c) by one or more shareholders present who, individually or collectively, hold at least fifteen per cent of the voting rights of all those who have a right to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

In the case of an equality of votes, subject to the Cayman Islands Companies Act and the Articles of Association, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Articles of Association and in the case of an equality of votes the resolution shall fail.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director, and no maximum number of Directors unless otherwise determined by the Board.

The Board may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to the Articles of Association.

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day.

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The Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

A director may at any time resign or retire from office by giving us notice in writing.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to us; or

(d)	he only held office as a Director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)	he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any regulations as may be prescribed by the company in general meeting.

The directors may delegate any of their powers to any committee consisting of one or more persons consisting of such director or directors and other persons as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our attorney with or without authority for that person to delegate all or any of that person’s powers.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Common or interested Directors may be counted in determining the presence of a quorum and may vote at a meeting of the Board or of a committee which authorizes the contract or transaction, provided that material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed in accordance with the Articles of Association, and the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the directors, a committee or the shareholders.

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Capitalization of Profits

The directors may resolve to capitalize any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the shareholders.

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

Liquidation Rights

The Company may be voluntarily wound-up by a special resolution of the shareholders of the Company. If we shall be wound up the liquidator may, with the sanction of a special resolution of the shareholders of the Company, divide amongst the shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each shareholder, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our Company is prima facie evidence of the matters directed or authorized by the Cayman Islands Companies Act to be inserted therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Differences in Corporate Law

The Cayman Islands Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (as the case may be) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question;

(c)	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of not less than 90% of the shares within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association permit, in the absence of fraud or wilful default, indemnification of officers and directors for costs, losses, damages and expenses, which such director or officers may incur or become liable in respect of by reason of any contract entered into or act or thing done by him as such director and officer in any way in or about the execution of his duties incurred in connection with legal, administrative or investigative proceedings incurred in their capacities as such. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of a procedure for obtaining an exemption from backup withholding in their particular circumstances.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

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As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company —a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding not less than one-tenth of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Islands Companies Act, our articles of association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

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Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Islands Companies Act and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the sanction of a special resolution passed by a majority of not less than two-thirds of votes cast by the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless in the governing documents provides otherwise. As permitted by the Cayman Islands Companies Act, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

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Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a ‘data controller’, whilst certain of the company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares, and while we intended to apply for the listing of our ordinary shares on Nasdaq, we cannot assure you that an active trading market for our ordinary shares will develop or be sustained after this offering. Future sales of substantial amounts of our ordinary shares in the public market following this offering or perception that such future sales may occur could adversely affect market price prevailing from time to time and could impair our ability through sale of our equity securities.

Upon closing of this offering, we will have 25,000,000 ordinary shares (or 25,562,500 ordinary shares if the underwriters exercise the over-allotment option in full) outstanding.

All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All issued ordinary shares prior to our initial public offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ordinary shares or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of the ordinary shares acquired in this offering by our affiliates.

Pursuant to Rule 144, ordinary shares will be eligible for sale at various times after the date of this prospectus, subject to the lock-up agreements.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative of the underwriters.

Furthermore, each of our directors, directors nominees, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our issued shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the number of our ordinary shares then outstanding, in the form of shares or otherwise, which will equal approximately 250,000 ordinary shares immediately after this offering; or

●	the average weekly trading volume of the ordinary shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

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Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in “brokers’ transactions” as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company or its shareholders levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within Cayman Islands. The Cayman Islands is not party to any double-tax treaties that are applicable to any payments made to or by the Company save and except that the Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010. There are no foreign exchange controls or foreign exchange regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), or the Administrative Measures, which became effective in October 2009, requires that the non-resident enterprises must obtain the approval from the relevant tax authority in order to enjoy the reduced withholding tax rate under the tax treaties. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations.

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Hong Kong Taxation

The taxation of income and capital gains of holders of ordinary shares is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of ordinary shares are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the ordinary shares. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax advisor regarding the tax consequences of an investment in the ordinary shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.

Tax on Dividends

Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us as a company incorporated in Cayman Islands.

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the ordinary shares). Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% and 15% on corporations and unincorporated businesses, respectively, and at a maximum rate of 15% on individuals. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of ordinary shares realized by persons carrying on a business or trading or dealing in securities in Hong Kong.

Malaysia Taxation

Income Tax Act 1967

Pursuant to the Income Tax Act 1967 (“ITA 1967”), income tax shall be charged for each year of assessment upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia. Section 7 of ITA 1967 defines tax resident as an individual who has been residing in Malaysia for 182 days or more of the tax year.

A company will be a tax resident in Malaysia if its management and control of business are exercised in Malaysia.

Resident companies with a paid-up capital of RM2,500,000 or more and non-resident companies are subject to a tax rate of 24% with effect from the year of assessment 2020. In cases of resident companies with a paid-up capital of less than RM2,500,000, they are taxed at the rate of 17% for the first RM600,000 and 24% for any sum in excess of RM600,000.

Withholding Tax

Malaysia imposes a withholding tax on certain payments to non-residents, including, without limitation, royalties, technical fees, installation fees and rental of movable property. The rate of withholding tax is generally between 10% and 15% unless there is a double-taxation agreement between Malaysia and the country of the non-resident, in which case, the withholding tax rate may be reduced.

Taxes on Dividends

There is no further income tax on dividends received from a Malaysian company. Tax imposed on the company’s profits will be the final tax and dividends distributed to the Shareholders will not be subject to further tax.

U.S. Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our ordinary shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

1.	an individual citizen or resident of the U.S.;

2.	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the U.S., any state thereof or the District of Columbia;

3.	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

4.	a trust if:

a)	a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or

b)	it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Ordinary Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or different interpretations, possibly on a retroactive basis.

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This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular Holder of our shares based on such Holder’s individual circumstances. In particular, this discussion considers only Holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to Holders that are subject to special rules, including:

1.	financial institutions or financial services entities;

2.	broker-dealers;

3.	taxpayers who have elected mark-to-market accounting;

4.	tax-exempt entities;

5.	governments or agencies or instrumentalities thereof;

6.	insurance companies;

7.	regulated investment companies;

8.	real estate investment trusts;

9.	certain expatriates or former long-term residents of the U.S.;

10.	persons that actually or constructively own 5% or more of our voting shares;

11.	persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

12.	persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

13.	persons whose functional currency is not the U.S. Dollars.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) regarding our shares and any consideration received (or deemed received) by a Holder connected with selling or other disposition of such shares will be in U.S. Dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO THE COMPANY OR TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

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Tax Consequences to U.S. Holders of Ordinary Shares

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to domestic corporations regarding dividends received from other domestic corporations. Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

Regarding non-corporate U.S. Holders for taxable years beginning before January 1, 2013, dividends may be taxed at the lower applicable long-term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that:

1.	our ordinary shares are readily tradable on an established securities market in the U.S. or, in the event we are deemed to be a Chinese “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion regarding Taxes on Income, or the “U.S.-PRC Tax Treaty;”

2.	we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year; and

3.	certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the U.S. only if they are listed on certain exchanges, which presently include the NASDAQ Stock Market but do not include the OTC Bulletin Board.

If we are not able to maintain listing on Nasdaq, it is anticipated that our ordinary shares will be quoted and traded only on the OTC Bulletin Board. In that case, any dividends paid on our ordinary shares would not qualify for the lower rate unless we are deemed to be a Chinese “resident enterprise” under the EIT Law and are eligible for the benefits of the U.S.-PRC Tax Treaty.

Unless the special provisions described above, dealing with the taxation of qualified dividend income at the lower long-term capital gains rate, are extended, this favorable treatment will not apply to dividends in taxable years beginning on or after January 1, 2013. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid regarding our ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such U.S. Holder may be entitled to a reduced rate of PRC tax under the U.S-PRC Tax Treaty. In addition, such PRC taxes may be treated as foreign taxes eligible for credit against such Holder’s U.S. federal income tax liability (subject to certain limitations). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2013 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

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If PRC taxes would otherwise apply to any gain from the disposition of our ordinary shares by a U.S. Holder, such U.S. Holder may be entitled to a reduction in or elimination of such taxes under the U.S.-PRC Tax Treaty. Any PRC taxes that are paid by a U.S. Holder regarding such gain may be treated as foreign taxes eligible for credit against such Holder’s U.S. federal income tax liability (subject to certain limitations which could reduce or eliminate the available tax credit). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, cash dividends on, and capital gains from the sale or other taxable disposition of, our ordinary shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ordinary shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The composition of our passive assets during 2008 and 2009, largely consisted of cash and other investment assets. The composition of our passive income in such periods largely consisted of interest. Therefore, it is likely that we qualified as a PFIC regarding our 2008 and 2009 taxable years.

Based on the composition of our assets and the nature of the Company’s income and subsidiaries’ income for our taxable year ended December 31, 2018, we do not expect to be treated as a PFIC for such year under the tax laws as enacted and construed at the present time. But, this conclusion is based in part on our treating the “other receivable” on our balance sheet not as a passive asset for PFIC purposes on the ground that it is an installment note on the sale of stock of an affiliate company that held assets that had been actively used in our manufacturing business.

We believe this conclusion is proper. But, because the matter is not certain, there is no guarantee that the IRS in an audit would agree. If the IRS did not agree, we would likely be treated as a PFIC for both 2019 and 2018.

In addition, our actual PFIC status for our 2018 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance regarding our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund, or QEF, election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such Holder generally will be subject to special rules regarding:

1.	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

2.	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder regarding the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

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Under these rules:

1.	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

2.	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

3.	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

4.	the interest charge generally applicable to underpayments of tax will be imposed regarding the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates.

Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. To comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election regarding our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

A determination as to our PFIC status will be made annually. But, an initial determination that our Company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime regarding such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. But, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the Holder makes a purging election, and pays the tax and interest charge regarding the gain inherent in such shares attributable to the pre-QEF election period.

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Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election regarding such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such Holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss regarding the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to establish that the market price represents a legitimate and sound fair market value. Although we became listed on the NASDAQ Stock Market in December 2010, if we are not able to maintain such a listing, it is anticipated that our ordinary shares would continue to be quoted and traded only on the OTC Bulletin Board. If our ordinary shares were to be quoted and traded only on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election regarding the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares

Dividends paid to a non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively in connection with the non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Holder maintains in the U.S.).

In addition, a non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares, unless such gain is effectively in connection with its conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Holder maintains in the U.S.) or the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

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Dividends and gains that are effectively in connection with the non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the U.S.) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the U.S. to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who:

1.	fails to provide an accurate taxpayer identification number;
2.	is notified by the IRS that backup withholding is required; or
3.	in certain circumstances, fails to comply with applicable certification requirements.

Unless current individual income tax rates are extended, the backup withholding rate will increase to 31% for payments made on or after January 1, 2013. A non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a non-U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

For taxable years beginning after March 18, 2010, individual U.S. Holders may be required to report ownership of our ordinary shares and certain related information on their individual federal income tax returns in certain circumstances. Generally, this reporting requirement will apply if: (1) the ordinary shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution”; or (2) the ordinary shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds $50,000 during a taxable year.

For clarification, this reporting requirement should not apply to ordinary shares held in an account with a U.S. brokerage firm. Not complying with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply. U.S. Holders of our ordinary shares are advised to consult with their own tax advisors concerning all such reporting requirements.

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UNDERWRITING

We expect to enter into an underwriting agreement dated on the date of this prospectus with the underwriters named below, for whom Pacific Century Securities, LLC is acting as the representative with respect to the ordinary shares in this offering (the “Underwriting Agreement”). The underwriters may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Under the terms and subject to the conditions contained in the Underwriting Agreement, we have agreed to issue and sell to the underwriters the number of shares indicated below:

Name	Number of shares
Pacific Century Securities, LLC

Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative”, respectively. The underwriters are offering the shares subject to its acceptance of the shares from us and subject to prior sale. The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the closing of this offering, to purchase up to 15% additional ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriters’ name in the preceding table.

Discounts and Expenses

The underwriters will offer the ordinary shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $           per ordinary share, assuming an initial public offering price of $4.4 per ordinary share, which is the midpoint of the range set forth on the cover page of this prospectus. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriting discount is equal to 7% of the public offering price on each of the ordinary shares being offered.

The table below shows the initial public offering price per ordinary share, underwriting discounts to be paid by us, and the proceeds before expenses to us.

	Per Share (US$)	Total Without Exercise of Over- allotment Option (US$)	Total With Full Exercise of Over- allotment Option(US$)
Initial public offering price(1)	$4.40	$16,500,000	$18,975,000
Underwriting discounts (7%)	$0.308	$1,155,000	$1,328,250
Proceeds, before expenses, to us	$4.092	$15,345,000	$17,646,750

(1)	Initial public offering price per share is assumed as $4.4 per ordinary share, which is the midpoint of the range set forth on the cover page of this prospectus.

We have agreed to reimburse the representative up to a maximum of $200,000 for out-of-pocket accountable expenses, including, but not limited to travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow, and background check of the Company’s principals. In addition, at the closing of the offering, we will reimburse the representative 1% of the actual amount of the offering as non-accountable expenses.

We paid an advanced expense deposit of $75,000 to the representative for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

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Except as disclosed in this prospectus, the representative has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110.

We will apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “BANL” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Right of First Refusal

In addition, the Company agrees to grant the representative a right of first refusal (the “Right of First Refusal”), exercisable at the sole discretion of the representative for twelve months from the closing day of this offering, to provide investment banking service to the Company on terms that are the same or more favorable to the Company comparing to terms offered to the Company by other underwriters or placement agents. For these purposes, the investment banking service includes, without limitation, (a) acting as leading manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser in connection with any private offering of securities of the Company and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5).

Lock-up Agreements

We have agreed that, subject to certain exceptions, we will not without the prior written consent of the underwriters, during the period ending 180 days after the closing of the offering (the “restricted period”):

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, except for the shares or options issued under the Company’s incentive plan;

●	file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our Company whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Each of our directors and officers named in the section “Management”, and all of our existing shareholders that own 5% or more of our total outstanding shares have agreed that, subject to certain exceptions, such director, executive officer or shareholder will not, without the prior written consent of the underwriters, for a period of six (6) months from the effective date of the registration statement of which this prospectus forms a part:

●	offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or capital stock of our Company including any securities convertible into or exercisable or exchangeable for such ordinary shares or capital stock, or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such ordinary shares or capital stock whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Pricing of the Offering

Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, the underwriter and we expect to consider a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change due to market conditions and other factors. Neither the underwriters nor we can assure investors that an active trading market will develop for our ordinary shares or that the shares will trade in the public market at or above the initial public offering price.

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

Listing

We will apply to have our ordinary shares approved for listing on the Nasdaq under the symbol “BANL.” We make no representation that such application will be approved or that our ordinary shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this offering unless such ordinary shares will be so listed at completion of this offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by representative or by its affiliates. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as an underwriter, and should not be relied upon by investors. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations.

No Prior Public Market

Prior to this offering, there has been no public market for our securities and the public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our ordinary shares in this offering has been arbitrarily determined by the Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the ordinary shares offered by this prospectus in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our ordinary shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq, in the over-the-counter market, or otherwise.

Selling Restrictions

No action may be taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

In addition to the public offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries and regions.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ordinary shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the ordinary shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ordinary shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The ordinary shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the ordinary shares or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ordinary shares to the public in that Relevant Member State at any time,

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

●	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ordinary shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

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For purposes of the above provision, the expression “an offer of ordinary shares to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The ordinary shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Malaysia. The ordinary shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. The securities represented may not be offered or sold, nor may any document or other material in connect with such securities be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of such securities to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under division 5a or part iv of the companies act, chapter 50 of Singapore and to persons to whom the securities may be offered or sold under such exemption.

United Kingdom. An offer of the ordinary shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the ordinary shares must be complied with in, from or otherwise involving the United Kingdom.

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EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, Nasdaq supplemental listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	$1,668.60
Nasdaq listing fee	$5,000.00
Financial Industry Regulatory Authority filing fee	$650.00
Printing and engraving expenses	$5,995.00
Legal fees and expenses	$609,742.00
Accounting fees and expenses	$494,459.00
Underwriter expenses	$150,000.00
Transfer agent fees	$2,000.00
Miscellaneous	$196,485.40
Total	$1,466,000.00

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of United States federal securities and New York state law. The underwriters are being represented by The Crone Law Group, P.C. with respect to certain legal matters as to United States federal securities. The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Ogier.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020, and for each of the two years ended December 31, 2021 and 2020 included in this registration statement have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The business address of Wei, Wei & Co., LLP is 133-10 39th Avenue, Flushing, New York 11354, USA.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and the ordinary shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s web site at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish holders of our shares with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders.

120

BANLE INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES

CBL INTERNATIONAL LIMITED AND SUBSIDIARIES

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Unaudited Interim Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	F-31
Unaudited Interim Condensed Consolidated Statements of Income and Comprehensive Income for the six months ended June 30, 2022 and 2021	F-32
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2022 and 2021	F-33
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-34
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-35

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Banle International Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Banle International Group Limited and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP
Flushing, New York
March 31, 2022
We have served as the Company’s auditor since 2022.

F-2

BANLE INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	December 31,	December 31,
	2021	2020
Assets:
Current Assets
Cash	$3,035,321	$5,561,051
Accounts receivable	18,043,235	16,709,025
Derivative assets	291,860	-
Prepayments and other current assets	3,834,585	69,086
Due from related parties	1,509,988	786,291
Total current assets	26,714,989	23,125,453

Property, plant and equipment, net	122,326	162,634
Right-of-use lease assets, net	155,323	278,076

Total assets	$26,992,638	$23,566,163

Liabilities and Shareholders’ Equity:
Liabilities
Current liabilities
Accounts payable	$18,297,191	$18,068,538
Taxes payable	98,417	125,446
Accrued expenses and other current liabilities	47,459	16,581
Derivative liabilities	-	262,310
Short-term lease liabilities	72,730	112,685
Total current liabilities	18,515,797	18,585,560

Long-term lease liabilities	49,656	122,386
Total liabilities	18,565,453	18,707,946

Commitment and contingencies	-	-

Shareholders’ equity:
Ordinary shares, $1 per value, 1,000,000 shares authorized, 490,323 shares issued and outstanding as of December 31, 2021 and 2020*	490,323	490,323
Retained earnings	7,936,862	4,367,894
Total shareholders’ equity	8,427,185	4,858,217

Total liabilities and shareholders’ equity	$26,992,638	$23,566,163

* Gives retroactive effect to reflect the reorganization in February 2021.

The accompanying notes are an integral part of these consolidated financial statements.

F-3

BANLE INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended December 31,
	2021	2020

Revenue	$326,540,712	$234,257,668
Cost of revenue	318,950,082	228,046,959

Gross profit	7,590,630	6,210,709

Operating expenses:
Selling and distribution	967,354	693,551
General and administrative	2,392,279	2,065,378
Total operating costs and expenses	3,359,633	2,758,929

Income from operations	4,230,997	3,451,780

Other (income) expense:
Interest expense, net	3,359	718
Currency exchange loss	2,349	7,479
Write off of property, plant and equipment	-	11,714
Equity investment income	-	(179,635)
Loss on sale of equity investment	-	206,710
Total other expenses	5,708	46,986

Income before provision for income taxes	4,225,289	3,404,794
Provision for income taxes	656,321	527,071
Net income	$3,568,968	$2,877,723

Comprehensive income	$3,568,968	$2,877,723

Basic and diluted earnings per ordinary share*	$7.28	$5.87

Weighted average number of ordinary shares outstanding - basic and diluted*	490,323	490,323

* Gives retroactive effect to reflect the reorganization in February 2021.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

BANLE INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollars, except for the number of shares)

	Ordinary shares*	Ordinary shares amount	Retained earnings	Total shareholders’ equity
Balance as of December 31, 2019	490,323	$490,323	$1,490,171	$1,980,494

Net income	-	-	2,877,723	2,877,723

Balance as of December 31, 2020	490,323	490,323	4,367,894	4,858,217

Net income	-	-	3,568,968	3,568,968

Balance as of December 31, 2021	490,323	$490,323	$7,936,862	$8,427,185

* Gives retroactive effect to reflect the reorganization in February 2021.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BANLE INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

	For the Years Ended December 31,
	2021	2020

Cash Flows from operating activities:
Net income	$3,568,968	$2,877,723
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	59,461	30,797
Depreciation of right-of-use assets	122,753	116,099
Write off of property, plant and equipment	-	11,714
Equity investment income	-	(179,635)
Loss on sale of equity investment	-	206,710
Change in fair value of derivative	(291,860)	262,310
Changes in operating assets and liabilities
Accounts receivable	(1,334,210)	1,372,799
Prepayments and other current assets	(3,765,499)	(27,135)
Due from related parties	(723,697)	(273,236)
Accounts payable	228,653	(596,932)
Accrued expenses and other liabilities	30,878	10,388
Derivatives	(262,310)	-
Lease liabilities	(112,685)	(121,493)
Taxes payable	(27,029)	(327,782)
Net cash (used in) provided by operating activities	(2,506,577)	3,362,327

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,153)	(150,955)
Proceeds from sale of equity investment	-	603,881
Net cash (used in) provided by investing activities	(19,153)	452,926

Cash flows from financing activities:
Advance to a director	-	(1,314,295)
Net cash (used in) financing activities	-	(1,314,295)

Net (decrease) increase in cash	(2,525,730)	2,500,958
Cash at the beginning of the year	5,561,051	3,060,093
Cash at the end of the year	$3,035,321	$5,561,051

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for:
Interest	$7,987	$5,036
Income taxes	$683,350	$854,853

NON-CASH TRANSACTION OF INVESTING AND FINANCING ACTIVITIES
Assignment of an amount due from a director, Mr. Teck Lim Chia (“Mr. Chia”), to a related party, controlled by Mr. Chia	$513,055	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, unless stated otherwise)

1. Organization and Principal Business

Banle International Group Limited (“Banle BVI”) was incorporated on July 2, 2020 in the British Virgin Islands. Banle BVI is a holding company without any operations and it wholly owns four companies and their subsidiaries that are incorporated in Malaysia, Hong Kong, Singapore and China (collectively, the “Company”).

The Company is a marine fuel logistics company providing one-stop solution for vessel refueling in the Asia Pacific region. As a bunkering facilitator, the Company expedites vessel refueling between ship operators and local physical distributors/traders of marine fuel. The Company purchases marine fuel from its suppliers and arranges its suppliers to deliver marine fuel to its customers, namely the container liner operators

F-7

Business Reorganization

A reorganization of the Company’s legal entity structure was completed in February 2021. The reorganization involved the incorporation of Banle BVI in July 2020, and the acquisition of Banle Energy HK by Banle BVI in February 2021. This transaction was treated as a recapitalization of the Company under common control and the financial statements give retroactive effect to this transaction.

Banle BVI

Banle BVI was incorporated in the British Virgin Islands with limited liability on July 2, 2020, with 50,000 shares allotted and issued to Mr. Chia. In connection with the business reorganization in February 2021, the 50,000 shares of Banle BVI issued to Mr. Chia was redeemed and cancelled; and Banle BVI became the 100% shareholder of Banle Energy HK and itself being owned 62% by CBL (Asia) Limited (“CBL (Asia)”) and 38% by Straits Energy Resources Berhad (“Straits”).

Banle Energy HK

Banle Energy HK was incorporated on August 15, 2015 focusing on sale and distribution of marine fuel. On March 26, 2019, CBL (Asia) which was at that time holding 3,800,000 shares representing 100% of the shares of Banle Energy HK, and transferred 1,444,000 ordinary shares in Banle Energy HK to Straits Energy Resources Berhad (“Straits”) for consideration of Malaysian Ringgit 14,997,840 (approximately US$3,689,000). Upon completion of the transfer, Banle Energy HK was owned 62% by CBL (Asia) and 38% by Straits, respectively.

In February 2021, the Company acquired the 100% shareholding of Banle Energy HK by way of issuing 62% of shares to CBL (Asia) and 38% shares to Straits. Since completion of the re-organization, Banle Energy HK has become a wholly-owned subsidiary of the Company.

Reliance HK

Reliance HK is a limited liability company incorporated in Hong Kong on April 1, 2012. At the time of its incorporation, one share was issued to the initial subscriber, an independent third party. On March 21, 2016, CBL (Asia) acquired the one share in Reliance HK from the independent third party at nominal value. On September 29, 2017, CBL (Asia) transferred one share in Reliance HK to Banle Energy HK for HK$1,862,000 (approximately US$240,300), which was determined after arm’s length negotiations. Upon completion of the purchase, Reliance HK became a wholly-owned subsidiary of Banle Energy HK.

Banle Marketing

Banle Marketing was incorporated as a wholly-owned subsidiary of Banle BVI in the Federal Territory of Labuan, Malaysia on August 18, 2020. Banle marketing focuses on sales and distribution of marine fuel.

F-8

Banle Malaysia

Banle Malaysia was incorporated in Malaysia on July 16, 2020 as a wholly owned subsidiary of Banle BVI. Banle Malaysia focuses on sales and distribution of marine fuel.

Banle China

Banle China was incorporated in Hong Kong on March 31, 2021 as a wholly owned subsidiary of Banle BVI. It holds 100% of Majestic Energy Shenzhen; it has no operations since its incorporation.

Majestic Energy Shenzhen

Majestic Energy Shenzhen was incorporated in China on April 29, 2021 as a limited liability company and it has no operations since its incorporation.

Entity Name	Registered Location	Percentage of ownership	Date of incorporation	Principal activities
Banle International Group Limited (“Banle BVI”)	British Virgin Islands	Parent	July 2, 2020	Parent holding Company
Banle International Marketing Limited (“Banle Marketing”)	Labuan, Malaysia	100% by Banle BVI	August 18, 2020	Marketing service
Banle International (Malaysia) Sdn. Bhd. (“Banle Malaysia”)	Kuala Lumpur, Malaysia	100% by Banle BVI	July 16, 2020	Sales and distribution of marine fuel
Banle Energy International Limited (“Banle Energy HK”)	Hong Kong	100% by Banle BVI	August 18, 2015	Sales and distribution of marine fuel
Reliance (China) Limited (“Reliance HK”)	Hong Kong	100% by Banle Energy HK	April 1, 2012	Business management
Banle International (China) Limited (“Banle China”)	Hong Kong	100% by Banle BVI	March 31, 2021	Investment holding
Majestic Energy (Shenzhen) Co. Limited (“Majestic Energy Shenzhen”)	PRC	100% by Banle China	April 29, 2021	Investment holding (Dormant)

F-9

2. Summary of Significant Accounting Policies

A. Basis of Presentation and Consolidation

The consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

B. Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and related notes. The most significant estimates and judgments include the allowance for doubtful accounts, useful life of property, plant and equipment, income taxes and uncertain tax positions. Actual amounts could differ from those estimates.

C. Functional Currency and Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the U.S. dollar (“US$”). Foreign currency transaction gains and losses are recognized upon settlement of foreign currency transactions. In addition, for unsettled foreign currency transactions, foreign currency transaction gains and losses are recognized for changes between the transaction exchange rates and month-end exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net, in the accompanying consolidated statements of income and comprehensive income in the period incurred.

D. Certain Risks and Concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. A depositor has up to RMB 500,000 (approximately $72,000) insured by the People’s Bank of China Financial Stability Bureau (“FSD”). As of December 31, 2021, the Company’s cash was below RMB 500,000 and so it that fully insured. The Hong Kong Deposit Protection Board insures up to a limit of HK$500,000 (approximately $64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2021, approximately $2,327,000 was not insured by the Hong Kong Deposit Protection Board. While management believes that these financial institutions and platform fund holder are of high credit quality, it continually monitors their credit worthiness.

Major Customers and Suppliers

During the years ended December 31, 2021 and 2020, three of the Company’s customers accounted for more than 10% of revenue:

	2021	2020
Revenue:
Customer A	42.3%	45.8%
Customer B	12.5%	18.2%
Customer C	11.3%	16.2%

F-10

As at December 31, 2021 and 2020, the following customers accounted for more than 10% of the Company’s accounts receivable:

	2021	2020
Accounts receivable:
Customer A	37.1%	27.6%
Customer B	-	23.8%
Customer C	-	25.6%
Customer D	-	11.8%
Customer E	28.3%	-

The top three suppliers that individually represented greater than 10% of total cost of revenue of the Company for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Cost of revenue:
Supplier A	34.0%	36.1%
Supplier B	22.0%	24.0%
Supplier C	15.8%	-

As at December 31, 2021 and 2020, the following suppliers accounted for more than 10% of the Company’s accounts payable:

	2021	2020
Accounts payable:
Supplier A	-	39.3%
Supplier B	33.2%	17.9%
Supplier C	42.1%	17.6%
Supplier D	-	12.6%

F-11

E. Cash

Cash consists of petty cash on hand, and cash held in banks which are highly liquid and are unrestricted as to withdrawal or use.

F. Accounts Receivable and Allowance for Credit Losses

Accounts receivable are measured at amortized cost. The health of our accounts receivable is continuously monitored using a risk-based model, taking into consideration both the timeliness and predictability of collections from our customers. We maintain a provision for estimated credit losses based upon our historical experience with our customers, along with any specific customer collection issues that we have identified from current financial information and business prospects, as well as any political or economic conditions or other market factors, including certain assumptions based on reasonable forward-looking information from market sources. Principally based on these credit risk factors, portfolio segments are defined and an internally derived risk-based credit loss reserve is established and applied to each portfolio segment. Customer account balances that are deemed to be at high risk of collectability are reserved at higher rates than customer account balances which we expect to collect without difficulty.

G. Fair value measurements

Fair value is the price to sell an asset or transfer a liability and therefore represents an exit price in the principal market (or in the absence of a principal market, the most advantageous market). It represents a market-based measurement that contemplates a hypothetical transaction between market participants at the measurement date.

Depending on the type of assets, the Company calculates the fair value using the income approach (e.g., based on the present value of estimated future cash flows), the market approach or a combination of both. The unique characteristics of an asset or liability and the availability of observable prices affect the number of valuation approaches and/or techniques used in a fair value analysis. The Company measures fair value using observable and unobservable inputs. The Company gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs).

The Company applies the following fair value hierarchy:

Level 1 -	Quoted prices (unadjusted) in active markets for identical assets and liabilities.
Level 2 -	Quoted prices in non-active markets or in active markets for similar assets or liabilities, observable inputs other than quoted prices; and inputs that are not directly observable but are corroborated by observable market data.
Level 3 -	Inputs that are unobservable.

The Company’s financial instruments include cash, accounts receivable, derivative asset/liabilities, prepayments and other current assets, due from related parties, accounts payable, taxes payable and accrued expenses and other current liabilities. The carrying amounts approximate their fair values due to their short maturities as of December 31, 2021 and 2020.

F-12

The Company had no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of December 31, 2021 and 2020.

H. Derivatives

The Company uses derivative financial instruments to manage its exposure to market price fluctuations in future contracts which are classified as non-designated derivatives. The Company has not applied hedge accounting to these instruments as the hedging relationship is not highly effective and the change in fair value of these derivatives is recorded within cost of revenue. The Company presents its derivative assets and derivative liabilities as a separate item on the consolidated balance sheets. The Company does not enter into derivative contracts for speculative or trading purposes.

I. Property, Plant and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated by using the straight-line method over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized while expenditures for maintenance and repairs, which do not extend the life of the asset, are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is credited or charged on the income statement. Long-lived assets held and used by us (including property and equipment) are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Fixed Asset Category	Useful lives
Computer Software	3 years
Furniture, Fixtures and Equipment	5 years
Leasehold Improvements	Lesser of lease term or life of assets
Motor Vehicles	5 years

F-13

J. Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment.   In accordance with ASC 360, the Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. Examples of such triggering events include a significant disposal of a portion of such assets and adverse changes in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The fair value, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised fair value projected in the evaluation of long-lived assets can vary within a range of outcomes. The Company considers the likelihood of possible outcomes in determining the best estimate for the fair value of the assets. The Company did not record any impairment charges for the years ended December 31, 2021 and 2020.

K. Investments

Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for using the equity method of accounting. Significant influence is generally considered to exist when the Company has voting shares representing 20% to 50%, and other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under this method of accounting, the Company records its proportionate share of the net earnings or losses of equity method investments and a corresponding increase or decrease in the investment balances. Dividends received from equity method investments are recorded as reductions in the cost of such investments. The Company generally considers an ownership interest of 20% or higher to represent significant influence. The Company accounts for the investments in entities over which it has neither control nor significant influence, and no readily determinable fair value is available, using the investment’s cost minus any impairment, if necessary.

Investments are evaluated for impairment when facts or circumstances indicate that the fair value of a long-term investment is less than its carrying value. An impairment loss is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No events have occurred that indicated an other-than-temporary impairment for the years ended December 31, 2021 and 2020.

F-14

L. Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

M. Revenue and Cost of Revenue

The Company recognizes revenue in accordance with FASB ASC Topic 606. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company is primarily engaged in sales and distribution of marine fuel. Revenue is recognized when the following 5-step revenue recognition criteria are met:

1)	Identify the contract with a customer
2)	Identify the performance obligations in the contract
3)	Determine the transaction price
4)	Allocate the transaction price to each performance obligation
5)	Recognize revenue when or as the entity satisfies a performance obligation

The Company generally recognizes sales and distribution of marine fuel revenue on a gross basis as the Company has control of the products or services before they are delivered to the Company’s customers. In drawing this conclusion, the Company considered various factors, including inventory risk management, latitude in establishing the sales price, discretion in the supplier selection and that the Company is normally the primary obligor in the Company’s sales arrangements.

Revenue from the sales and distribution of marine fuel is recognized at a point in time when the Company’s customers obtain control of the marine fuel, which is typically upon delivery of each promised gallon or barrel to an agreed-upon delivery point. Shipping and handling activities are considered to be fulfillment activities rather than promised services and are not, therefore, considered to be separate performance obligations. The Company’s sales terms provide no right of return outside of a standard quality policy and returns are generally and have not been significant. Payment terms are generally set at 30 to 90 days after the delivery of the fuel.

See Note 11 for disaggregation of revenue.

Cost of revenue consists primarily of purchase of marine fuel and delivery services necessary in the course of sales and distribution of marine fuel. The change in fair value of the derivative instruments not designated as hedging instruments is also recorded in cost of revenue.

F-15

N. Earnings per Ordinary Share

Earnings (loss) per ordinary share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per ordinary share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares plus dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per ordinary share if their effects would be anti-dilutive. The Company has no dilutive ordinary share equivalents.

O. Income Taxes

Income taxes are accounted for in accordance with FASB ASC Topic 740 which utilizes the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recorded as a component of the provision for income taxes in the period that includes the enactment date.

Regular assessments are made on the likelihood that the Company’s deferred tax assets will be recovered from the Company’s future taxable income. The Company’s evaluation is based on estimates, assumptions, and includes an analysis of available positive and negative evidence. Sources of positive evidence include estimates of future taxable income, future reversal of existing taxable temporary differences, taxable income in carryback years, and available tax planning strategies. Sources of negative evidence include current and cumulative losses in recent years, losses expected in early future years, any history of operating losses or tax credit carryforwards expiring unused, and unsettled circumstances that, if unfavorably resolved, would adversely affect future profit levels.

The remaining carrying value of the Company’s deferred tax assets, after recording the valuation allowance on the Company’s deferred tax assets, is based on the Company’s present belief that it is more likely than not that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions to utilize such deferred tax assets. The amount of the remaining deferred tax assets considered recoverable could be adjusted if the Company’s estimates of future taxable income during the carryforward period change favorably or unfavorably. To the extent the Company believes that it is more likely than not that some or all of the remaining net deferred tax assets will not be realized, the Company must establish a valuation allowance against those net deferred tax assets, resulting in additional income tax expense in the period such determination is made. To the extent a valuation allowance currently exists, the Company will continue to monitor all positive and negative evidence until the Company believes it is more likely than not that it is no longer necessary, resulting in an income tax benefit in the period such determination is made.

F-16

Significant judgment is required in evaluating the Company’s tax positions, and in determining the Company’s provisions for income taxes, the Company’s deferred tax assets and liabilities and any valuation allowance recorded against the Company’s net deferred tax assets.

P. Segment Reporting

Management, including the chief operating decision makers, review the Company’s internal reporting in order to assess performance and allocate resources. The Company is principally engaged in sales and distribution of marine fuel. Information reported to the chief operating decision maker, for purposes of resources allocation and performance assessment, focuses on the operating results of the Company as a whole, and hence, the Company has only one reportable segment. The Company operates and manages its business as a single segment

Q. The COVID-19 Pandemic

The outbreak of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has created significant volatility, uncertainty and disruption in the global economy.

Despite the decline of trading and slowdown of economic growth during the first half of 2020 as a result of the COVID-19 outbreak, the business and financial performance of major international container liner operators have improved and have seen significant growth since the third quarter of 2020 amid the COVID-19 pandemic.

The bunkering industry, particularly distributions in certain ports, were also adversely affected. Nonetheless, given the nature of the Company’s business of providing refueling services through the Company’s supply network and its flexibility to respond to emergencies occurring in individual ports kept us from being severely affected by COVID-19 in the fulfilment of the Company’s contractual obligations.

As the Company’s major business operations are managed in Malaysia and Hong Kong, and all the Company’s employees in Malaysia and Hong Kong are able to continue the communication and cooperation with the our customers and suppliers through electronic media, telephone and remote access to the Company’s information technology system, there has been no material interruption to the Company’s business, daily operations, employees and payment settlement from customers or with the Company’s suppliers. In case the Company’s customers experience port disturbance, the Company can re-arrange refueling of the vessel in the next feasible port under the Company’s extensive supply network currently covering 36 ports in the Asia Pacific.

F-17

The Company makes estimates and assumptions that affect the reported amounts within the Company’s consolidated financial statements and accompanying notes. Management of the Company assessed accounting estimates that require consideration of forecasted financial information, including, but not limited to, the Company’s allowance for credit losses, the recoverability of the carrying value of the Company’s long-lived assets. These assessments were conducted in the context of information reasonably available to us, as well as the Company’s consideration of the future potential impacts of COVID-19 on the Company’s business as of December 31, 2021. As of the date of this report, the COVID-19 pandemic has not created any imminent or adverse impact on the Company’s business, as well as the Company’s financial position and future prospects. Accordingly, if the impact is more severe or longer in duration than the Company has assumed, such impact could potentially result in asset impairments or increases in credit allowances.

R. Leases

The Company determines if an arrangement is a lease at inception. Determining whether a contract contains a lease includes judgment regarding whether the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration.

The Company accounts leases in accordance with FASB ASC Topic 842, Leases, for the Company’s lease-related assets and liabilities based on their classification as operating leases or finance leases. For all arrangements as a lessee, the Company has elected an accounting policy to combine non-lease components with the related-lease components and treat the combined items as a lease for accounting purposes. The Company measures lease related assets and liabilities based on the present value of lease payments, including in-substance fixed payments, variable payments that depend on an index or rate measured at the commencement date, and the amount the Company believes is probable the Company will pay the lessor under residual value guarantees when applicable. The Company discounts lease payments based on the Company’s estimated incremental borrowing rate at lease commencement (or modification), which is primarily based on the Company’s estimated credit rating, the lease term at commencement, and the contract currency of the lease arrangement. The Company has elected to exclude short term leases (leases with an original lease term less than one year) from the measurement of lease-related assets and liabilities.

The Company tests right-of-use assets in an operating or finance lease at the asset group level (because these assets are long-lived nonfinancial assets and should be accounted for the same way as other long-lived nonfinancial assets) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

S. Recently adopted Accounting Standards

Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The new standard replaces the ‘incurred loss methodology’ credit impairment model with a new forward-looking “methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.” In applying the new standard, the Company has adopted the loss rate methodology to estimate historical losses on accounts receivable. The Company has adopted the aging methodology to estimate the credit losses on accounts receivable. The historical data is adjusted to account for forecasted changes in the macroeconomic environment in order to calculate the current expected credit loss. The Company’s adoption did not result in a material change in the carrying values of the Company’s financial assets on the adoption date.

F-18

T. Recently Issued Accounting Standards

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) to simplify accounting for income taxes. This ASU removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities ASC Topic 321, Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815, which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for fiscal years beginning after December 15, 2021 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

3. Accounts Receivable

The Company extends credit on an unsecured basis to most of its customers. The Company’s exposure to expected credit losses depends on the financial condition of its customers and other macroeconomic factors beyond the Company’s control, such as deteriorating conditions in the world economy or in the industries the Company serves, changes in oil prices and political instability. While the Company actively manages its credit exposure and works to respond to both changes in the customers’ financial conditions or macroeconomic events, there can be no guarantee the Company will be able to mitigate all of these risks successfully.

The Company performs ongoing credit evaluations of its customers and adjust credit limits based upon payment history and the customer’s current creditworthiness based on expected exposure. The payment terms with customers are based on each customers’ creditworthiness and are generally 30 to 90 days, although certain markets and other customer-specific factors may warrant longer payment terms. Accounts receivable balances that are not paid within the terms of the sales agreement may be subject to finance fees based on the outstanding balance. Although the Company analyzes customers’ payment history and expected creditworthiness, since the Company extends credit on an unsecured basis to most of its customers, there is a possibility that any accounts receivable not collected may ultimately need to be written off.

F-19

The Company had accounts receivable of $18,043,235 and $16,709,025 as of December 31, 2021 and 2020, respectively, of which accounts receivable from the top five customers accounted for $13,672,641 and $14,931,240 as at December 31, 2021 and 2020 accounted for approximately 75.8% (the largest of which accounted for 37.1%) and 89.4% (the largest of which accounted for 27.6%) of total accounts receivable, respectively. The Company has no allowance for doubtful accounts as of December 31, 2021 and 2020 and no bad debt expense for the years then ended.

Subsequent to December 31, 2021, all accounts receivable has been collected.

As of December 31, 2021, the Company sold accounts receivable of $1,356,547 to a bank under a non-recourse factoring arrangement (see Note 8).

4. Derivative Instruments

The Company values its derivative instruments using alternative pricing sources and market observable inputs, and accordingly the Company classifies the valuation techniques that use these inputs as Level 2.

The following table presents the gross fair value of the Company’s derivative instruments not designated as hedging instruments and their locations on the consolidated balance sheets:

	Gross Derivative Assets		Gross Derivative Liabilities
	as of December 31,		as of December 31,
Derivative Instruments	2021	2020	2021	2020

Commodity contracts	$291,860	-	-	$(262,310)

The following table summarizes the gross notional values of the Company’s commodity contracts used for risk management purposes that were outstanding as of December 31, 2021:

	December 31,
Derivative Instruments	Units	2021
Commodity contracts
Long	Barrel	49
Short	Barrel	-

F-20

The following table presents the effect and financial statement location of the Company’s derivative instruments not designated as hedging instruments on the Company’s consolidated statements of income and comprehensive income:

The following are the amounts of realized and unrealized gain (loss) during the years end December 31 and 2020:

	Location	2021	2020

Commodity contracts	Cost of revenue	$290,565	$(252,592)
Total gain (loss)		$290,565	$(252,592)

5. Prepayment and other current assets

Prepayment and other current assets consist of the following:

	As of December 31,
	2021	2020
Prepayments	$3,796,033	$-
Deposit	38,552	69,086
Total	$3,834,585	$69,086

Prepayment as of December 31, 2021 principally represents advance payments made to a supplier for $3,676,000 for the purchase of marine fuel.

6. Property, Plant and Equipment

The amount of property and equipment are as follows:

	As of December 31,
	2021	2020
Office equipment, furniture and fixtures	$169,570	$154,992
Less: accumulated depreciation and amortization	60,428	13,470
Office equipment, furniture and fixtures, net	$109,142	$141,522

During the years ended December 31, 2021 and 2020, the Company recorded depreciation expense of approximately $43,000 and $16,000, respectively.

The amount of computer software costs are as follows:

	As of December 31,
	2021	2020
Computer software	$41,707	$37,131
Less: accumulated amortization	28,523	16,019
Computer software costs, net	$13,184	$21,112

F-21

During the years ended December 31, 2021 and 2020, the Company recorded amortization expense related to computer software of approximately $13,000, and $12,000, respectively.

7. Investment

In 2019, the Company purchased a 26% equity interest in Straits Marine Fuel & Energy Sdn. Bhd. (“SMF”), a private company incorporated in Malaysia for $709,621. SMF had the rights to use two vessels and conducted physical distribution of marine fuel to vessels in Tanjung Pelepas of Malaysia. The Company sold this investment in June 2020 for $604,000 and recognized a loss of approximately $207,000. The Company recognized its share of earnings of SMF during the time the Company held this investment until the time of disposal. During the year ended December 31, 2020, earnings recognized were approximately $180,000.

The earnings of SMF through the date of sale was approximately $691,000

8. Interest Income and Interest Expense

In 2021, the Company entered into a factoring agreement for $4.8 million with a commercial bank to purchase certain accounts receivable on non-recourse basis. As invoices were factored with the bank, they were not recorded as accounts receivable in the Company’s consolidated financial statements. As of December 31, 2021, accounts receivable factored was approximately $1.4 million.

As of December 31, 2021, the unused portion of the financing facilities was approximately $3.4 million.

The interest rates under the factoring agreement range from 1.1% to 1.25% per annum.

The following table provides additional information about the Company’s interest income, interest expense and other financing costs, net:

	2021	2020
Interest income	$70	$640
Interest expense on lease liabilities	(148)	(1,358)
Interest expense on factoring arrangement	(3,281)	-
Total:	$(3,359)	$(718)

9. Commitments and Contingencies

Sales and Purchase Commitments

As of December 31, 2021, the Company has committed to sell to certain customers a minimum of 72,330 MT to a maximum of 133,530 MT with delivery to be made in 2022. Additionally, the Company has certain purchase contracts, under which they agreed to purchase a minimum of 54,000 MT to a maximum of 96,000 MT in the same period.

F-22

Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, and the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on its consolidated financial position, cash flows or results of operations. As of December 31, 2021 and 2020, the Company is not a party to any material legal or administrative proceedings and did not have any significant contingencies.

10. Income Taxes

British Virgin Islands

Under the current laws of the British Virgin Islands, the Company is not subject to on any income tax.

Hong Kong

Under the two-tiered profit tax rate regime of Hong Kong Profits Tax, the first HK$2,000,000 (approximately $258,000), of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2,000,000 will be taxed at 16.5%. For the years ended December 31, 2021 and 2020, the Company had $3,960,596 and $3,319,289, respectively, of income subject to the Hong Kong Profits Tax.

Malaysia

Malaysia Income Tax is calculated at 24% of the estimated assessable profits for the relevant year. For the years ended December 31, 2021 and 2020, the Company had $17,300 and $22,620, respectively, of income subject to the Malaysia Income Tax.

The income tax provision consists of the following:

	2021	2020
Current:
Hong Kong	$646,845	$526,392
Malaysia	9,476	679
	656,321	527,071

Deferred	-	-
	$656,321	$527,071

F-23

The following is a reconciliation of the Company’s total income tax expense to the income before income taxes for the years ended December 31, 2021 and 2020, respectively.

	2021	2020
Income before provision for income taxes	$4,225,289	$3,404,794
Tax at the domestic income tax rate of 16.5%	697,173	561,791
Tax effect of Hong Kong graduated rates	(21,290)	(21,290)
Non-taxable earnings of equity investment	-	(29,640)
Foreign tax rate differentials	1,297	212
Non-deductible expenses for tax purpose	7,333	-
Non-taxable income	(48,157)	(18,109)
Prior year accrual	19,965	-
Non-deductible loss on equity investment	-	34,107
Income tax expense	$656,321	$527,071

11. Revenue Disaggregation

Geographic Information

The following table breaks down revenue by geographic location of the Company’s revenue. The geographical location is based on the location at which the marine fuel is delivered to the customer.

F-24

	2021	2020
China	$165,187,146	$120,843,691
Hong Kong	147,960,792	87,265,360
Malaysia	4,989,527	15,630,810
Singapore	4,490,682	9,532,234
Other	3,912,565	985,573
Total:	$326,540,712	$234,257,668

Other includes primarily South Korea, Vietnam, and Thailand.

12.	Related Party Transactions and Balances

Related parties:

Name of related parties	Relationship with the Company
Mr. Chia	A shareholder and director of the Company
Banle International Holdings Limited	An entity controlled by Mr. Chia (Note 1)
CBL (Asia) Limited	An entity controlled by Mr. Chia (Note 1)
Tumpuan Megah Development Sdn. Bhd.	An entity controlled by Straits Energy Resources Berhad (Note 2)

Note 1:	Mr. Chia is the director and controlling shareholder of CBL (Asia) Limited, which is a 62% shareholder of the Company.

Note 2:	Straits Energy Resources Berhad is a company incorporated and listed in Malaysia, which is a 38% shareholder of the Company.

The Company purchased marine fuel from the following during the year ended December 31, 2021 and 2020, which were fully paid during the years:

Name of related party	2021	2020
Tumpuan Megah Development Sdn. Bhd.	$1,320,191	$1,479,189

F-25

Due from Related Parties

As of December 31, 2021 and 2020, due from related parties consists of the following:

Name of related parties	December 31, 2021	December 31, 2020
Mr. Chia	$-	$513,055
CBL (Asia) Limited	-	63,236
Banle International Holdings Limited	1,509,988	-
Tumpuan Megah Development Sdn. Bhd.	-	210,000
Total	$1,509,988	$786,291

The amount due from Banle International Holdings Limited is non-interest bearing and it is repayable by September 30, 2022.

13. Right-of Use Assets and Operating Lease Liabilities

The Company leases offices and motor vehicles. The leases are for periods of two to five years.

The Company recognized the following total lease cost related to the Company’s lease arrangements:

	2021	2020
Finance lease cost:
Depreciation of right-of-use assets	$21,135	$21,135
Interest element on lease liabilities	148	1,358
Operating lease costs	106,176	98,641
Expenses relating to short-term leases	13,698	5,933
Total lease cost	$141,157	$127,067

During the year ended December 31, 2020, the Company entered into a lease for the rental of property and recognized right-of-use assets and lease liabilities of approximately $216,000.

During the years ended December 31, 2021 and 2020, the Company’s cash outflow for leases was approximately $133,000 and $131,000, respectively.

As of December 31, 2021, the Company’s remaining lease payments are as follows:

Leases
2022	$75,100
2023	50,067
Total remaining lease payments (undiscounted)	125,167
Less: imputed interest	2,781
Present value of lease liabilities	$122,386

F-26

Supplemental balance sheet information related to leases:

		As of December 31,
	Classification	2021	2020
Assets:
Operating lease assets	Right-of-use lease assets	$155,323	$221,715
Finance lease assets	Right-of-use lease assets	-	$56,361

Liabilities:
Finance leases
Lease liability - current	Current liabilities – lease liabilities	-	$11,551
Operating leases
Lease Liability - current	Current liabilities – lease liabilities	$72,730	$101,134
Lease liability – non-current	Non-current liabilities – lease liabilities	$49,656	$122,386

Other information related to leases for the years ended December 31, 2021 and 2020:

	2021	2020
Weighted-average remaining lease term (years) - finance leases	-	0.4
Weighted-average remaining lease term (years) - operating leases	1.7	1.6
Weighted-average discount rate - finance leases	-	5.4%
Weighted-average discount rate - operating leases	2.9%	2.9%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$11,551	$28,077
Operating cash flows from operating leases	$101,134	$93,416

F-27

14. Subsequent events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date of this audit report. No other events require adjustment to or disclosure in the consolidated financial statements other than the following:

●	On January 11, 2022, the Company formed Majestic Energy (Singapore) Pte. Ltd. (“Majestic Energy Singapore”), incorporated on January 11, 2022 with registered capital of $100,000. Majestic Energy Singapore is to focus on marine fuel sales in Singapore.

●	On February 8, 2022, CBL International Limited (“CBL International”), an exempted company with limited liability was incorporated under the Companies Law of the Cayman Islands, for purposes of effectuating a public stock offering in the United States (the “IPO”).

●	In connection with the planned IPO, the Company plans to effect a reorganization of it’s corporate structure pursuant to which the Company will acquire all of the outstanding equity interests of Banle BVI. To effect the reorganization, the existing shareholders of Banle BVI, namely CBL (Asia) Limited (“CBL (Asia)”) and Straits Energy Resources Berhad (“Straits”), and CBL International will enter into a share exchange agreement, pursuant to which CBL International will acquire the entire issued share capital of Banle BVI from CBL (Asia) and Straits, in consideration of which CBL International will allot and issue shares to CBL (Asia) and Straits representing 62% and 38%, respectively, of its total issued share capital.

15. Condensed Financial Information of the Parent Company (Unaudited)

The Company performed a test of its restricted net assets of the consolidated subsidiaries in accordance with the Securities and Exchange Commission’s Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information of the parent company.

The subsidiaries did not pay any dividends to the parent Company for the periods presented. For the purpose of presenting parent-only financial information, the Company records its investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries is presented as “share of income of subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP are not required.

F-28

Banle BVI became the parent company of the Company as a result of the execution of the Sale and Purchase Agreement on February 17, 2021. Banle BVI is a holding company with no operations, did not have any significant capital and other commitments, and did not have any long-term obligations, or guarantees as of December 31, 2021. Banle BVI did not have any business activities during the year ended December 31, 2021.

The following is the unaudited condensed parent company’s balance sheets:

	As of December 31,
	2021	2020
ASSETS
Current Assets
Cash	$13,302	$813
Due from related parties	1,196,982	996,864
Prepayments and other current assets	83,117	-
Total current assets	1,293,401	997,677

Investment in subsidiaries	8,816,277	4,478,662
TOTAL ASSETS	$10,109,678	$5,476,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities
Due to related party	$1,682,493	$618,122
LIABILITIES	1,682,493	618,122

SHAREHOLDERS’ EQUITY
Ordinary shares - $1 par value, 1,000,000 shares and 50,000 shares authorized; 490,323 shares and 50,000 shares issued and outstanding as at December 31, 2021 and 2020	490,323	490,323
Retained earnings	7,936,862	4,367,894
TOTAL SHAREHOLDERS’ EQUITY	8,427,185	4,858,217

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,109,678	$5,476,339

F-29

The following is the unaudited condensed parent company’s statements of income and comprehensive income:

	2021	2020
EQUITY INCOME OF SUBSIDIARIES	$3,589,228	$2,888,467

NET INCOME	$3,568,968	$2,877,723

TOTAL COMPREHENSIVE INCOME	$3,568,968	$2,877,723

The following is the unaudited condensed parent company’s statements of cash flows:

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,568,968	$2,877,723
Adjustments to reconcile net income to cash provided by operating activities:
Equity income of subsidiaries	(3,589,228)	(2,888,467)
Changes in operating assets and liabilities:
Prepayments and other current assets	(83,117)	-
Repayment from related parties	373,930	624,636
Net cash provided by operating activities	270,553	613,892

Cash flows from investing activities:
Investment in subsidiaries	(258,064)	(590,347)
Net cash used in investing activities	(258,064)	(590,347)

Cash flows from financing activities:
Advance to a director	-	(513,055)
Net proceeds from issue of shares	-	490,323
Net cash used in financing activities	-	(22,732)

CHANGES IN CASH	12,489	813

CASH at the beginning of the year	813	-

CASH at the end of the year	$13,302	$813

F-30

CBL INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current Assets
Cash	$4,506,274	$3,035,321
Accounts receivable	23,213,703	18,043,235
Derivative assets	603,137	291,860
Prepayments and other current assets	3,151,386	3,834,585
Due from related parties	1,781,401	1,509,988
Total current assets	33,255,901	26,714,989

Property, plant and equipment, net	123,085	122,326
Right-of-use lease assets, net	84,068	155,323
Total assets	$33,463,054	$26,992,638

Liabilities and Shareholders’ Equity
Liabilities
Current liabilities
Accounts payable	$22,648,655	$18,297,191
Taxes payable	448,056	98,417
Accrued expenses and other current liabilities	44,218	47,459
Due to a related party	719,773	-
Short-term lease liabilities	73,769	72,730
Total current liabilities	23,934,471	18,515,797

Long term - lease liabilities	12,502	49,656
Total liabilities	23,946,973	18,565,453

Commitment and contingencies	-	-

Shareholders’ equity
Ordinary shares, $0.0001 par value 500,000,000 shares authorized, 21,250,000 shares issued and outstanding as of June 30, 2022* and December 31, 2021*	2,125	2,125
Additional paid-in capital	488,198	488,198
Retained earnings	9,025,758	7,936,862
Total shareholders’ equity	9,516,081	8,427,185

Total liabilities and shareholders’ equity	$33,463,054	$26,992,638

*Gives retroactive effect to reflect the reorganization taken place in August 2022

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-31

CBL INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars, except for the number of shares)

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Revenue	$235,696,705	$159,384,219
Cost of revenue	231,653,262	156,320,836

Gross profit	4,043,443	3,063,383

Operating expenses:
Selling and distribution	517,724	368,787
General and administrative	1,978,613	960,957
Total operating costs and expenses	2,496,337	1,329,744

Income from operations	1,547,106	1,733,639

Other (income) expense:
Interest expense, net	119,230	2,723
Currency exchange (gain) loss	(14,812)	1,401
Total other expense	104,418	4,124

Income before provision for income taxes	1,442,688	1,729,515
Provision for income taxes	353,792	287,669
Net income	$1,088,896	$1,441,846

Comprehensive income	$1,088,896	$1,441,846

Basic and diluted earnings per ordinary share	$0.05	$0.07

Weighted average number of ordinary shares outstanding - basic and diluted*	21,250,000	21,250,000

*Gives retroactive effect to reflect the reorganization taken place in August 2022

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-32

CBL INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollars, except for the number of shares)

	Ordinary shares*	Ordinary shares amount	Additional paid-in capital	Retained earnings	Total shareholders’ equity

Balance as of December 31, 2020	21,250,000	$2,125	$488,198	$4,367,894	$4,858,217

Net income	-	-	-	1,441,846	1,441,846

Balance as of June 30, 2021 (Unaudited)	21,250,000	$2,125	$488,198	$5,809,740	$6,300,063

	Ordinary shares*	Ordinary shares amount	Additional paid-in capital	Retained earnings	Total shareholders’ equity

Balance as of December 31, 2021	21,250,000	2,125	488,198	7,936,862	8,427,185

Net income	-	-	-	1,088,896	1,088,896

Balance as of June 30, 2022 (Unaudited)	21,250,000	$2,125	$488,198	$9,025,758	$9,516,081

*Gives retroactive effect to reflect the reorganization taken place in August 2022

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-33

CBL INTERNATIONAL LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US dollars)

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows from operating activities:
Net income	$1,088,896	$1,441,846
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	42,376	29,185
Depreciation of right-of-use assets	36,029	76,157
Change in fair value of derivative	(311,277)	(262,310)
Changes in operating assets and liabilities
Accounts receivable	(5,170,468)	(4,579,613)
Prepayments and other current assets	683,199	(81,154)
Due from related parties	(271,413)	(562,747)
Accounts payable	4,351,464	1,960,006
Accrued expenses and other liabilities	(3,241)	2,396
Derivatives	-	-
Lease liabilities	(36,115)	(77,110)
Taxes payable	349,639	287,669
Net cash provided by (used in) operating activities	759,089	(1,765,675)
Cash flows from investing activities:
Purchase of property, plant and equipment	(7,909)	(1,449)
Net cash used in investing activities	(7,909)	(1,449)

Cash flows from financing activities:
Advance from a related party	719,773	-
Net cash provided by financing activities	719,773	-

Net increase (decrease) in cash	1,470,953	(1,767,124)
Cash at the beginning of the period	3,035,321	5,561,051
Cash at the end of the period	$4,506,274	$3,793,927

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION

Cash paid during the year for:
Interest	$119,270	$2,764
Income taxes	$4,210	$-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-34

CBL INTERNATIONAL LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Principal Business

CBL International Limited (“CBL International”) was incorporated on February 8, 2022 in the Cayman Islands. CBL International is a holding company without any operations and it wholly owns Banle International Group Limited which was incorporated in the British Virgin Islands (collectively, the “Company”).

The Company is a marine fuel logistics company providing one-stop solution for vessel refueling in the Asia Pacific region. As a bunkering facilitator, the Company expedites vessel refueling between ship operators and local physical distributors/traders of marine fuel. The Company purchases marine fuel from its suppliers and arranges its suppliers to deliver marine fuel to its customers, namely the container liner operators.

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Business Reorganization

A reorganization of the Company’s legal entity structure was completed in August 2022. The reorganization involved the incorporation of CBL International in February 2022, and the acquisition of Banle BVI by CBL International in August 2022. This transaction was treated as a recapitalization of the Company under common control and the financial statements give retroactive effect to this transaction.

Banle BVI was set up in July 2020 with 50,000 shares at $1.00 per share issued to Mr. Chia. In February 2021, Banle BVI issued 490,323 shares in total, of which 304,000 shares to CBL (Asia) Limited (“CBL (Asia)”) and 186,323 shares to Straits Energy Resources Berhad (“Straits”). The 50,000 shares originally issued to Mr. Chia were surrendered and cancelled at the same time.

CBL International was set up in February 2022, issuing 50,000 shares at par value of $0.01 per share to Mr. Chia. In March 2022, each issued and unissued share was subdivided into 100 shares. Each share par value was reduced to $0.0001 and the authorized share capital was amended to 500,000,000 shares with $0.0001 par value per share. The number of shares held by Mr. Chia increased from 50,000 to 5,000,000 with par value of $0.0001 each.

In August 2022, CBL (Asia) and Straits, as vendors, and CBL International, as purchaser, entered into a sale and purchase agreement, pursuant to which CBL International acquired the entire issued share capital of Banle BVI from its existing shareholders, CBL (Asia) and Straits, in consideration of which CBL International issued and allotted 13,175,000 shares and 8,075,000 shares, credited as fully paid, to CBL (Asia) and Straits, respectively. Upon completion of issuance of the shares to CBL (Asia) and Straits, the 5,000,000 shares of CBL International issued to Mr. Chia was surrendered and cancelled; and CBL International became the 100% shareholder of Banle BVI and itself being owned 62% by CBL (Asia) and 38% by Straits.

CBL International

CBL International was incorporated in the Cayman Islands with limited liability in February 2022, with 50,000 shares of par value $0.01 each issued and allotted to Mr. Chia.

In March 2022, CBL International undertook a share subdivision with each of the issued and unissued shares of CBL International to be subdivided into 100 shares and increased its authorized share capital for $500 divided into 50,000 shares of par value $0.01 each to $50,000 divided into 500,000,000 shares of par value $0.0001 each. As a result, Mr.Chia’s shareholding of 50,000 shares of par value $0.01 turned into 5,000,000 shares of par value $0.0001.

In August 2022, during the reorganization, CBL International issued 13,175,000 shares to CBL (Asia) and 8,075,000 shares to Straits. Upon completion of the above share issuance, the 5,000,000 shares held by Mr. Chia were surrendered and cancelled; and CBL International became the 100% shareholder of Banle BVI and itself being owned 62% by CBL (Asia) and 38% by Straits.

Banle BVI

Banle BVI was incorporated in the British Virgin Islands with 50,000 shares at $1.00 per share issued to Mr. Chia in July 2020. In February 2021, Banle BVI issued 490,323 shares in total, of which 304,000 shares to CBL (Asia) and 186,323 shares to Straits. The 50,000 shares originally issued to Mr. Chia were surrendered and cancelled at the same time. During the period from February 2021 to the completion of the reorganization in August 2022, Banle BVI had issued in total 490,323 shares, out of which CBL (Asia) owned 304,000 shares and Straits owned 186,323. Banle BVI was therefore owned 62% by CBL (Asia) and 38% by Straits

Banle Energy HK

Banle Energy HK was incorporated on August 15, 2015 focusing on sale and distribution of marine fuel. On March 26, 2019, CBL (Asia) which was at that time holding 3,800,000 shares representing 100% of the shares of Banle Energy HK, and transferred 1,444,000 ordinary shares in Banle Energy HK to Straits Energy Resources Berhad (“Straits”) for consideration of Malaysian Ringgit 14,997,840 (approximately US$3,689,000). Upon completion of the transfer, Banle Energy HK was owned 62% by CBL (Asia) and 38% by Straits, respectively.

In February 2021, the Banle BVI acquired the 100% shareholding of Banle Energy HK by way of issuing 62% of shares to CBL (Asia) and 38% shares to Straits. Since completion of the share transfer, Banle Energy HK has become a wholly-owned subsidiary of the Banle BVI.

Reliance HK

Reliance HK is a limited liability company incorporated in Hong Kong on April 1, 2012. At the time of its incorporation, one share was issued to the initial subscriber, an independent third party. On March 21, 2016, CBL (Asia) acquired the one share in Reliance HK from the independent third party at nominal value. On September 29, 2017, CBL (Asia) transferred one share in Reliance HK to Banle Energy HK for HK$1,862,000 (approximately US$240,300), which was determined after arm’s length negotiations. Upon completion of the purchase, Reliance HK became a wholly-owned subsidiary of Banle Energy HK.

Banle Marketing

Banle Marketing was incorporated as a wholly-owned subsidiary of Banle BVI in the Federal Territory of Labuan, Malaysia on August 18, 2020. Banle marketing focuses on sales and distribution of marine fuel.

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Banle Malaysia

Banle Malaysia was incorporated in Malaysia on July 16, 2020 as a wholly owned subsidiary of Banle BVI. Banle Malaysia focuses on sales and distribution of marine fuel.

Banle China

Banle China was incorporated in Hong Kong on March 31, 2021 as a wholly owned subsidiary of Banle BVI. It holds 100% of Majestic Energy Shenzhen; it has no operations since its incorporation.

Majestic Energy Shenzhen

Majestic Energy Shenzhen was incorporated in China on April 29, 2021 as a limited liability company and it has no operations since its incorporation.

Majestic Energy Singapore

Majestic Energy Singapore was incorporated in Singapore on January 11, 2022 as a limited liability company and focuses on sales and distribution of marine fuel.

Entity Name	Registered Location	Percentage of ownership	Date of incorporation	Principal activities
CBL International Limited (“CBL International”)	Cayman Island	Parent	February 8,2022	Ultimate holding Company
Banle International Group Limited (“Banle BVI”)	British Virgin Islands	100% by CBL International	July 2, 2020	Investment holding
Banle International Marketing Limited (“Banle Marketing”)	Labuan, Malaysia	100% by Banle BVI	August 18, 2020	Marketing service
Banle International (Malaysia) Sdn. Bhd. (“Banle Malaysia”)	Kuala Lumpur, Malaysia	100% by Banle BVI	July 16, 2020	Sales and distribution of marine fuel
Banle Energy International Limited (“Banle Energy HK”)	Hong Kong	100% by Banle BVI	August 18, 2015	Sales and distribution of marine fuel
Reliance (China) Limited (“Reliance HK”)	Hong Kong	100% by Banle Energy HK	April 1, 2012	Business management
Banle International (China) Limited (“Banle China”)	Hong Kong	100% by Banle BVI	March 31, 2021	Investment holding
Majestic Energy (Shenzhen) Co. Limited (“Majestic Energy Shenzhen”)	PRC	100% by Banle China	April 29, 2021	Investment holding (Dormant)
Majestic Energy (Singapore) Pte Limited (“Majestic Energy Singapore”)	Singapore	100% by Banle BVI	January 11, 2022	Sales and distribution of marine fuel

F-37

2. Summary of Significant Accounting Policies

A. Basis of Presentation and Consolidation

The unaudited interim condensed consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. The unaudited interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

B. Use of Estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that affect the amounts reported and disclosed in the unaudited interim condensed consolidated financial statements and related notes. The most significant estimates and judgments include the allowance for doubtful accounts, useful life of property, plant and equipment, income taxes and uncertain tax positions. Actual amounts could differ from those estimates.

C. Functional Currency and Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the U.S. dollar (“US$”). Foreign currency transaction gains and losses are recognized upon settlement of foreign currency transactions. In addition, for unsettled foreign currency transactions, foreign currency transaction gains and losses are recognized for changes between the transaction exchange rates and month-end exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net, in the accompanying consolidated statements of income and comprehensive income in the period incurred.

D. Certain Risks and Concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. A depositor has up to RMB 500,000 (approximately $72,000) insured by the People’s Bank of China Financial Stability Bureau (“FSD”). As of June 30, 2022, the Company’s cash was below RMB 500,000 and so it that fully insured. The Hong Kong Deposit Protection Board insures up to a limit of HK$500,000 (approximately $64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of June 30, 2022, approximately $4,255,000 was not insured by the Hong Kong Deposit Protection Board. While management believes that these financial institutions and platform fund holder are of high credit quality, it continually monitors their credit worthiness.

Major Customers and Suppliers

During the six months ended June 30, 2022 and 2021, three of the Company’s customers accounted for more than 10% of revenue:

	June 30, 2022	June 30, 2021
Revenue:
Customer A	36.9%	46.0%
Customer B	13.7%	15.4%
Customer C	-	17.3%
Customer F	10.8%	-

F-38

As at June 30, 2022 and December 31, 2021, the following customers accounted for more than 10% of the Company’s accounts receivable:

	June 30, 2022	December 31, 2021
Accounts receivable:
Customer A	17.6%	37.1%
Customer B	15.1%	-
Customer E	-	28.3%
Customer F	32.1%	-
Customer G	10.7%	-

The top three suppliers that individually represented greater than 10% of total cost of revenue of the Company for the six months ended June 30, 2022 and 2021 were as follows:

	June 30, 2022	June 30, 2021
Cost of revenue:
Supplier A	36.1%	34.8%
Supplier B	11.3%	23.6%
Supplier C	19.6%	-

As at June 30, 2022 and December 31, 2021, the following suppliers accounted for more than 10% of the Company’s accounts payable:

	June 30, 2022	December 31, 2021
Accounts payable:
Supplier A	15.8%	-
Supplier B	13.3%	33.2%
Supplier C	15.5%	42.1%
Supplier E	12.5%	-
Supplier H	10.8%	-

E. Cash

Cash consists of petty cash on hand, and cash held in banks which are highly liquid and are unrestricted as to withdrawal or use.

F. Accounts Receivable and Allowance for Credit Losses

Accounts receivable are measured at amortized cost. The health of our accounts receivable is continuously monitored using a risk-based model, taking into consideration both the timeliness and predictability of collections from our customers. We maintain a provision for estimated credit losses based upon our historical experience with our customers, along with any specific customer collection issues that we have identified from current financial information and business prospects, as well as any political or economic conditions or other market factors, including certain assumptions based on reasonable forward-looking information from market sources. Principally based on these credit risk factors, portfolio segments are defined and an internally derived risk-based credit loss reserve is established and applied to each portfolio segment. Customer account balances that are deemed to be at high risk of collectability are reserved at higher rates than customer account balances which we expect to collect without difficulty.

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G. Fair value measurements

Fair value is the price to sell an asset or transfer a liability and therefore represents an exit price in the principal market (or in the absence of a principal market, the most advantageous market). It represents a market-based measurement that contemplates a hypothetical transaction between market participants at the measurement date.

Depending on the type of assets, the Company calculates the fair value using the income approach (e.g., based on the present value of estimated future cash flows), the market approach or a combination of both. The unique characteristics of an asset or liability and the availability of observable prices affect the number of valuation approaches and/or techniques used in a fair value analysis. The Company measures fair value using observable and unobservable inputs. The Company gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs).

The Company applies the following fair value hierarchy:

Level 1 -	Quoted prices (unadjusted) in active markets for identical assets and liabilities.
Level 2 -	Quoted prices in non-active markets or in active markets for similar assets or liabilities, observable inputs other than quoted prices; and inputs that are not directly observable but are corroborated by observable market data.
Level 3 -	Inputs that are unobservable.

The Company’s financial instruments include cash, accounts receivable, derivative asset/liabilities, prepayments and other current assets, due from related parties, accounts payable, taxes payable and accrued expenses and other current liabilities. The carrying amounts approximate their fair values due to their short maturities as of June 30, 2022, and December 31, 2021.

The Company had no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of June 30, 2022 and December 31, 2021.

H. Derivatives

The Company uses derivative financial instruments to manage its exposure to market price fluctuations in future contracts which are classified as non-designated derivatives. The Company has not applied hedge accounting to these instruments as the hedging relationship is not highly effective and the change in fair value of these derivatives is recorded within cost of revenue. The Company presents its derivative assets and derivative liabilities as a separate item on the consolidated balance sheets. The Company does not enter into derivative contracts for speculative or trading purposes.

I. Property, Plant and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated by using the straight-line method over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized while expenditures for maintenance and repairs, which do not extend the life of the asset, are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is credited or charged on the income statement. Long-lived assets held and used by us (including property and equipment) are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Fixed Asset Category	Useful lives
Computer Software	3 years
Furniture, Fixtures and Equipment	5 years
Leasehold Improvements	Lesser of lease term or life of assets
Motor Vehicles	5 years

F-40

J. Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment.   In accordance with ASC 360, the Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. Examples of such triggering events include a significant disposal of a portion of such assets and adverse changes in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The fair value, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised fair value projected in the evaluation of long-lived assets can vary within a range of outcomes. The Company considers the likelihood of possible outcomes in determining the best estimate for the fair value of the assets. The Company did not record any impairment charges for the six months ended June 30, 2022 and 2021.

K. Investments

Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for using the equity method of accounting. Significant influence is generally considered to exist when the Company has voting shares representing 20% to 50%, and other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under this method of accounting, the Company records its proportionate share of the net earnings or losses of equity method investments and a corresponding increase or decrease in the investment balances. Dividends received from equity method investments are recorded as reductions in the cost of such investments. The Company generally considers an ownership interest of 20% or higher to represent significant influence. The Company accounts for the investments in entities over which it has neither control nor significant influence, and no readily determinable fair value is available, using the investment’s cost minus any impairment, if necessary.

Investments are evaluated for impairment when facts or circumstances indicate that the fair value of a long-term investment is less than its carrying value. An impairment loss is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No events have occurred that indicated an other-than-temporary impairment for the six months ended June 30, 2022 and 2021.

L. Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

F-41

M. Revenue and Cost of Revenue

The Company recognizes revenue in accordance with FASB ASC Topic 606. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company is primarily engaged in sales and distribution of marine fuel. Revenue is recognized when the following 5-step revenue recognition criteria are met:

1)	Identify the contract with a customer
2)	Identify the performance obligations in the contract
3)	Determine the transaction price
4)	Allocate the transaction price to each performance obligation
5)	Recognize revenue when or as the entity satisfies a performance obligation

The Company generally recognizes sales and distribution of marine fuel revenue on a gross basis as the Company has control of the products or services before they are delivered to the Company’s customers. In drawing this conclusion, the Company considered various factors, including inventory risk management, latitude in establishing the sales price, discretion in the supplier selection and that the Company is normally the primary obligor in the Company’s sales arrangements.

Revenue from the sales and distribution of marine fuel is recognized at a point in time when the Company’s customers obtain control of the marine fuel, which is typically upon delivery of each promised gallon or barrel to an agreed-upon delivery point. Shipping and handling activities are considered to be fulfillment activities rather than promised services and are not, therefore, considered to be separate performance obligations. The Company’s sales terms provide no right of return outside of a standard quality policy and returns are generally and have not been significant. Payment terms are generally set at 30 to 90 days after the delivery of the fuel.

See Note 10 for disaggregation of revenue.

Cost of revenue consists primarily of purchase of marine fuel and delivery services necessary in the course of sales and distribution of marine fuel. The change in fair value of the derivative instruments not designated as hedging instruments is also recorded in cost of revenue.

N. Earnings per Ordinary Share

Earnings per ordinary share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings per ordinary share is computed by dividing the net income attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares plus dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per ordinary share if their effects would be anti-dilutive. The Company has no dilutive ordinary share equivalents.

O. Income Taxes

Income taxes are accounted for in accordance with FASB ASC Topic 740 which utilizes the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recorded as a component of the provision for income taxes in the period that includes the enactment date.

F-42

Regular assessments are made on the likelihood that the Company’s deferred tax assets will be recovered from the Company’s future taxable income. The Company’s evaluation is based on estimates, assumptions, and includes an analysis of available positive and negative evidence. Sources of positive evidence include estimates of future taxable income, future reversal of existing taxable temporary differences, taxable income in carryback years, and available tax planning strategies. Sources of negative evidence include current and cumulative losses in recent years, losses expected in early future years, any history of operating losses or tax credit carryforwards expiring unused, and unsettled circumstances that, if unfavorably resolved, would adversely affect future profit levels.

The remaining carrying value of the Company’s deferred tax assets, after recording the valuation allowance on the Company’s deferred tax assets, is based on the Company’s present belief that it is more likely than not that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions to utilize such deferred tax assets. The amount of the remaining deferred tax assets considered recoverable could be adjusted if the Company’s estimates of future taxable income during the carryforward period change favorably or unfavorably. To the extent the Company believes that it is more likely than not that some or all of the remaining net deferred tax assets will not be realized, the Company must establish a valuation allowance against those net deferred tax assets, resulting in additional income tax expense in the period such determination is made. To the extent a valuation allowance currently exists, the Company will continue to monitor all positive and negative evidence until the Company believes it is more likely than not that it is no longer necessary, resulting in an income tax benefit in the period such determination is made.

Significant judgment is required in evaluating the Company’s tax positions, and in determining the Company’s provisions for income taxes, the Company’s deferred tax assets and liabilities and any valuation allowance recorded against the Company’s net deferred tax assets.

P. Segment Reporting

Management, including the chief operating decision makers, review the Company’s internal reporting in order to assess performance and allocate resources. The Company is principally engaged in sales and distribution of marine fuel. Information reported to the chief operating decision maker, for purposes of resources allocation and performance assessment, focuses on the operating results of the Company as a whole, and hence, the Company has only one reportable segment. The Company operates and manages its business as a single segment

Q. The COVID-19 Pandemic

The outbreak of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has created significant volatility, uncertainty and disruption in the global economy.

Despite the decline of trading and slowdown of economic growth starting from the first half of 2020 as a result of the COVID-19 outbreak, the business and financial performance of major international container liner operators have improved and have seen significant growth since the third quarter of 2020 amid the COVID-19 pandemic.

The bunkering industry, particularly distributions in certain ports, were also adversely affected in the first half of 2022. Nonetheless, given the nature of the Company’s business of providing refueling services through the Company’s supply network and its flexibility to respond to emergencies occurring in individual ports kept it from being severely affected by COVID-19 in the fulfilment of the Company’s contractual obligations for the six months ended June 30, 2022 and 2021.

As the Company’s major business operations are managed in Malaysia and Hong Kong, and all the Company’s employees in Malaysia and Hong Kong are able to continue the communication and cooperation with the our customers and suppliers through electronic media, telephone and remote access to the Company’s information technology system, there has been no material interruption to the Company’s business, daily operations, employees and payment settlement from customers or with the Company’s suppliers. In case the Company’s customers experience port disturbance, the Company can re-arrange refueling of the vessel in the next feasible port under the Company’s extensive supply network currently covering 36 ports in the Asia Pacific.

F-43

The Company makes estimates and assumptions that affect the reported amounts within the Company’s consolidated financial statements and accompanying notes. Management of the Company assessed accounting estimates that require consideration of forecasted financial information, including, but not limited to, the Company’s allowance for credit losses, the recoverability of the carrying value of the Company’s long-lived assets. These assessments were conducted in the context of information reasonably available to us, as well as the Company’s consideration of the future potential impacts of COVID-19 on the Company’s business as of June 30, 2022. As of the date of this report, the COVID-19 pandemic has not created any imminent or adverse impact on the Company’s business, as well as the Company’s financial position and future prospects. Accordingly, if the impact is more severe or longer in duration than the Company has assumed, such impact could potentially result in asset impairments or increases in credit allowances.

R. Leases

The Company determines if an arrangement is a lease at inception. Determining whether a contract contains a lease includes judgment regarding whether the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration.

The Company accounts leases in accordance with FASB ASC Topic 842, Leases, for the Company’s lease-related assets and liabilities based on their classification as operating leases or finance leases. For all arrangements as a lessee, the Company has elected an accounting policy to combine non-lease components with the related-lease components and treat the combined items as a lease for accounting purposes. The Company measures lease related assets and liabilities based on the present value of lease payments, including in-substance fixed payments, variable payments that depend on an index or rate measured at the commencement date, and the amount the Company believes is probable the Company will pay the lessor under residual value guarantees when applicable. The Company discounts lease payments based on the Company’s estimated incremental borrowing rate at lease commencement (or modification), which is primarily based on the Company’s estimated credit rating, the lease term at commencement, and the contract currency of the lease arrangement. The Company has elected to exclude short term leases (leases with an original lease term less than one year) from the measurement of lease-related assets and liabilities.

The Company tests right-of-use assets in an operating or finance lease at the asset group level (because these assets are long-lived nonfinancial assets and should be accounted for the same way as other long-lived nonfinancial assets) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

F-44

3. Accounts Receivable

The Company extends credit on an unsecured basis to most of its customers. The Company’s exposure to expected credit losses depends on the financial condition of its customers and other macroeconomic factors beyond the Company’s control, such as deteriorating conditions in the world economy or in the industries the Company serves, changes in oil prices and political instability. While the Company actively manages its credit exposure and works to respond to both changes in the customers’ financial conditions or macroeconomic events, there can be no guarantee the Company will be able to mitigate all of these risks successfully.

The Company performs ongoing credit evaluations of its customers and adjust credit limits based upon payment history and the customer’s current creditworthiness based on expected exposure. The payment terms with customers are based on each customers’ creditworthiness and are generally 30 to 90 days, although certain markets and other customer-specific factors may warrant longer payment terms. Accounts receivable balances that are not paid within the terms of the sales agreement may be subject to finance fees based on the outstanding balance. Although the Company analyzes customers’ payment history and expected creditworthiness, since the Company extends credit on an unsecured basis to most of its customers, there is a possibility that any accounts receivable not collected may ultimately need to be written off.

The Company had accounts receivable of $23,213,703 and $18,043,235 as of June 30, 2022 and December 31, 2021, respectively, of which accounts receivable from the top five customers accounted for $18,568,581 and $13,672,641 as at June 30, 2022 and December 31, 2021 accounted for approximately 80.0% (the largest of which accounted for 32.1%), 75.8% and (the largest of which accounted for 37.1%) of total accounts receivable, respectively. The Company has no allowance for doubtful accounts as of June 30, 2022 and December 31, 2021 and no bad debt expense for the periods then ended.

Subsequent to June 30, 2022, all accounts receivable has been collected.

As of June 30, 2022 and December 31 2021, the Company sold accounts receivable of $3,969,095 and $1,356,547 to a bank under a non-recourse factoring arrangement (see Note 7).

4. Derivative Instruments

The Company values its derivative instruments using alternative pricing sources and market observable inputs, and accordingly the Company classifies the valuation techniques that use these inputs as Level 2.

The following table presents the gross fair value of the Company’s derivative instruments not designated as hedging instruments and their locations on the consolidated balance sheets:

	Gross Derivative Assets		Gross Derivative Liabilities
	as of		as of
Derivative Instruments	June 30, 2022	December 31, 2021	June 30, 2022	December 31, 2021
	(Unaudited)		(Unaudited)
Commodity contracts	$603,137	$291,860	-	-

The following table summarizes the gross notional values of the Company’s commodity contracts used for risk management purposes that were outstanding as of June 30, 2022:

	June 30,
Derivative Instruments	Units	2022
	(Unaudited)
Commodity contracts
Long	Barrel	106
Short	Barrel	-

The following table presents the effect and financial statement location of the Company’s derivative instruments not designated as hedging instruments on the Company’s unaudited interim condensed consolidated statements of income and comprehensive income:

The following are the amounts of realized and unrealized gain (loss) during the six months ended June 30, 2022 and 2021:

	Location	June 30, 2022	June 30, 2021
		(Unaudited)	(Unaudited)
Commodity contracts	Cost of revenue	$1,594,504	$(662)
Total gain (loss)		$1,594,504	$(662)

F-45

5. Prepayment and other current assets

Prepayment and other current assets consist of the following:

	As of
	June 30, 2021	December 31, 2021
	(Unaudited)
Prepayments	$3,113,699	$3,796,033
Deposit	37,687	38,552
Total	$3,151,386	$3,834,585

Prepayment as of June 30, 2022 and December 31, 2021 principally represents advance payments made to a supplier for $3,000,000 for the purchase of marine fuel.

6. Property, Plant and Equipment, Net

The amount of property, plant and equipment are as follows:

	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Office equipment, furniture and fixtures	$172,317	$169,570
Less: accumulated depreciation and amortization	85,155	60,428
Office equipment, furniture and fixtures, net	$87,162	$109,142

During the six months ended June 30, 2022 and 2021, the Company recorded depreciation expense of approximately $25,000 and $22,000 respectively.

The amount of motor vehicle are as follows:

	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Motor vehicle	$98,632	$-
Less: accumulated depreciation	73,974	-
Motor vehicle, net	$24,658	$-

During the six months ended June 30, 2022 and 2021, the Company recorded depreciation expense of approximately $73,974 and nil respectively.

The amount of computer software costs are as follows:

	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Computer software	$46,869	$41,707
Less: accumulated amortization	35,604	28,523
Computer software costs, net	$11,265	$13,184

During the six months ended June 30, 2022 and 2021, the Company recorded amortization expense related to computer software of approximately $7,000 and $6,000 respectively.

F-46

7. Interest Income and Interest Expense

In 2021, the Company entered into a factoring agreement for $4.8 million with a commercial bank to purchase certain accounts receivable on non-recourse basis. As at June 30, 2022, the factoring facility was increased to $12.8 million. As invoices were factored with the bank, they were not recorded as accounts receivable in the Company’s unaudited interim condensed consolidated financial statements. As of June 30, 2022, accounts receivable factored was approximately $4.0 million.

As of June 30, 2022, the unused portion of the financing facilities was approximately $8.8 million.

The interest rates under the factoring agreement range from 1.1% to 1.25% per annum.

The following table provides additional information about the Company’s interest income, interest expense and other financing costs, net during the six months ended June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Interest income	$39	$41
Interest expense on lease liabilities	(1,435)	(2,764)
Interest expense on factoring arrangement	(117,834)	-
Total:	$(119,230)	$(2,723)

8. Commitments and Contingencies

Sales and Purchase Commitments

As of June 30, 2022, the Company has committed to sell to certain customers a minimum of 79,800 MT to a maximum of 150,900 MT with delivery to be made in 2022. Additionally, the Company has certain purchase contracts, under which they agreed to purchase a minimum of 52,000 MT to a maximum of 75,000 MT in the same period.

Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, and the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on its consolidated financial position, cash flows or results of operations. As of June 30, 2022 and December 31, 2021, the Company is not a party to any material legal or administrative proceedings and did not have any significant contingencies.

9. Income Taxes

British Virgin Islands

Under the current laws of the British Virgin Islands, the Company is not subject to on any income tax.

Hong Kong

Under the two-tiered profit tax rate regime of Hong Kong Profits Tax, the first HK$2,000,000 (approximately $258,000), of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2,000,000 will be taxed at 16.5%. For the six months ended June 30, 2022 and 2021, the Company had $2,196,734 and $1,836,074 respectively, of income subject to the Hong Kong Profits Tax.

F-47

Malaysia

Malaysia Income Tax is calculated at 24% of the estimated assessable profits for the relevant period. For the six months ended June 30, 2022 and 2021, the Company had $8,232 and nil, respectively, of income subject to the Malaysia Income Tax.

The income tax provision consists of the following:

	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Current:
Hong Kong	$351,816	$282,343
Malaysia	1,976	5,326
	353,792	287,669

Deferred	-	-
	$353,792	$287,669

The following is a reconciliation of the Company’s total income tax expense to the income before income taxes for the six months ended June 30, 2022 and 2021, respectively.

	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Income before provision for income taxes	$1,442,685	$1,729,514
Tax at the domestic income tax rate of 16.5%	238,043	285,370
Tax effect of Hong Kong graduated rates	(10,645)	(21,290)
Foreign tax rate differentials	618	-
Non-deductible expenses for tax purpose	125,776	18,263
Prior year accrual	-	5,326
Income tax expense	$353,792	$287,669

10. Revenue Disaggregation

Geographic Information

The following table breaks down revenue by geographic location of the Company’s revenue. The geographical location is based on the location at which the marine fuel is delivered to the customer.

	Six months ended June 30, 2022	Six months ended June 30, 2021
	(Unaudited)	(Unaudited)
China	$114,427,297	$88,372,944
Hong Kong	102,130,078	63,339,954
Malaysia	12,684,443	2,391,874
Singapore	3,356,084	3,902,527
Other	3,098,803	1,376,920
Total:	$235,696,705	$159,384,219

Other includes primarily South Korea, Vietnam, and Thailand.

F-48

11.	Related Party Transactions and Balances

Related parties:

Name of related parties	Relationship with the Company
Mr. Chia	A shareholder and director of the Company
Banle International Holdings Limited	An entity controlled by Mr. Chia (Note 1)
CBL (Asia) Limited	An entity controlled by Mr. Chia (Note 1)
Tumpuan Megah Development Sdn. Bhd.	An entity controlled by Straits Energy Resources Berhad (Note 2)

Note 1:	Mr. Chia is the director and controlling shareholder of CBL (Asia) Limited, which is a 62% shareholder of the Company.

Note 2:	Straits Energy Resources Berhad is a company incorporated and listed in Malaysia, which is a 38% shareholder of the Company.

The Company purchased marine fuel from the following during the six months ended June 30, 2022 and 2021, which were fully paid during the periods:

Name of related party	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Tumpuan Megah Development Sdn. Bhd.	$-	$974,501

Due from Related Parties

As of June 30, 2022 and December 31, 2021, due from related parties consists of the following:

Name of related party	June 30, 2022	December 31, 2021
	(Unaudited)
Banle International Holding Limited	1,781,401	1,509,988
Total	1,781,401	1,509,988

The amount due from Banle International Holdings Limited is non-interest bearing and it is repayable by September 30, 2022.

Due to Related Party

As of June 30, 2022 and December 31, 2021, due to related party consists of the following:

Name of related party	June 30, 2022	December 31, 2021
	(Unaudited)
CBL (Asia) Limited	719,773	-
Total	719,773	-

The advance by CBL (Asia) to the Company is related to expenses incurred by the Company in connections with its Nasdaq listing application. The amount due to CBL (Asia) Limited is non-interest bearing and it is repayable on demand.

F-49

12. Right-of Use Assets and Operating Lease Liabilities

The Company leases offices and motor vehicles. The leases are for periods of two to five years.

The Company recognized the following total lease cost related to the Company’s lease arrangements:

	Six months ended June 30, 2022	Six months ended June 30, 2021
	(Unaudited)	(Unaudited)
Finance lease cost:
Depreciation of right-of-use assets	$-	$10,568
Interest element on lease liabilities	-	148
Operating lease costs	37,465	68,353
Expenses relating to short-term leases	11,210	8,939
Total lease cost	$48,675	$88,008

During the six months ended June 30, 2022 and 2021, the Company’s cash outflow for leases was approximately $105,000 and $133,000 respectively.

As of June 30, 2022, the Company’s remaining lease payments are as follows:

Leases
(Unaudited)
Within 12 months ending June 30, 2023	$75,100
Within 12 months ending June 30, 2024	12,517
Total remaining lease payments (undiscounted)	87,617
Less: imputed interest	1,347
Present value of lease liabilities	$86,270

Supplemental balance sheet information related to leases:

		As of
	Classification	June 30, 2022	December 31, 2021
		(Unaudited)
Assets:
Operating lease assets	Right-of-use lease assets	$84,068	$155,323
Finance lease assets	Right-of-use lease assets	-	-

Liabilities:
Finance leases
Lease liability - current	Current liabilities – lease liabilities	-	-
Operating leases
Lease Liability - current	Current liabilities – lease liabilities	$73,769	$72,730
Lease liability – non-current	Non-current liabilities – lease liabilities	$12,502	$49,656

F-50

Other information related to leases for the six months ended June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
Weighted-average remaining lease term (years) - finance leases	-	-
Weighted-average remaining lease term (years) - operating leases	1.2	2.2
Weighted-average discount rate - finance leases	-	-
Weighted-average discount rate - operating leases	2.9%	2.9%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$-	$11,698
Operating cash flows from operating leases	$36,115	$65,412

13. Subsequent events

In connection with the reorganization in August, 2022, CBL (Asia) Limited (“CBL (Asia)”) and Straits Energy Resources Berhad (“Straits”), as vendors, and CBL International, as purchaser, entered into a sale and purchase agreement, pursuant to which CBL International acquired the entire issued share capital of Banle BVI from its existing shareholders, CBL( Asia and Straits, in consideration of which CBL International allotted and issued 13,175,000 shares and 8,075,000 shares, credited as fully paid, to CBL (Asia) and Straits, respectively. Upon completion of issuance of the shares to CBL (Asia) and Straits, the 5,000,000 shares of CBL International issued to Mr. Chia was surrendered and cancelled; and CBL International became the 100% shareholder of Banle BVI and itself being owned 62% by CBL (Asia) and 38% by Straits.

In preparing these unaudited interim condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date of this report. No other events require adjustment to or disclosure in the Company’s unaudited condensed consolidated financial statements.

14. Condensed Financial Information of the Parent Company (Unaudited)

The Company performed a test of its restricted net assets of the consolidated subsidiaries in accordance with the Securities and Exchange Commission’s Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information of the parent company.

The subsidiaries did not pay any dividends to the parent Company for the periods presented. For the purpose of presenting parent-only financial information, the Company records its investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries is presented as “share of income of subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP are not required.

F-51

CBL International became the parent company of the Company as a result of the execution of the Sale and Purchase Agreement in August 2022. CBL International is a holding company with no operations, did not have any significant capital and other commitments, and did not have any long-term obligations, or guarantees as of June 30, 2022. CBL International did not have any business activities during the period ended June 30, 2022.

The following is the unaudited condensed parent company’s balance sheets:

	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS

Investment in subsidiaries	$10,235,854	$8,427,185
TOTAL ASSETS	$10,235,854	$8,427,185

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities
Due to a related party	$719,773	$-
LIABILITIES	719,773	-

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 per value 500,000,000 shares authorized, 21,250,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021*	2,125	2,125
Additional paid-in capital	488,198	488,198
Retained earnings	9,025,758	7,936,862
TOTAL SHAREHOLDERS’ EQUITY	9,516,081	8,427,185

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,235,854	$8,427,185

●	Give retroactive effect to reflect the reorganization taken place in August 2022

F-52

The following is the unaudited condensed parent company’s statements of income and comprehensive income:

	Six months ended June 30, 2022	Six months ended June 30, 2021
	(Unaudited)	(Unaudited)
EQUITY INCOME OF SUBSIDIARIES	$1,808,669	$1,441,846

GENERAL AND ADMINISTRATIVE EXPENSE	719,773	-

NET INCOME	$1,088,896	1,441,846

TOTAL COMPREHENSIVE INCOME	$1,088,896	$1,441,846

The following is the unaudited condensed parent company’s statements of cash flows:

	Six months ended June 30, 2022	Six months ended June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,088,896	$1,441,846
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Equity income of subsidiaries	(1,808,669)	(1,441,846)
Changes in operating assets and liabilities:
Amount due to related party	719,773	-
Net cash (used in) provided by operating activities	-	-

CHANGES IN CASH	-	-

CASH at the beginning of the year	-	-

CASH at the end of the year	$-	$-

F-53

3,750,000 Ordinary Shares

CBL International Limited

PROSPECTUS

Pacific Century Securities, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our Company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Upon our incorporation on February 8, 2022, we issued 1 and 49,999 ordinary shares to a subscriber and Mr. Teck Lim Chia, our Chairman and Chief Executive Officer, respectively, for a consideration of $0.01 and $499.99, respectively. The 1 subscriber share was subsequently transferred to Mr. Chia on the same day.

In August 2022, in connection with the Reorganization described in the accompanying prospectus and our initial public offering, CBL International Limited issued a total of 21,250,000 ordinary shares. The issuances of such ordinary shares described above were made in reliance on the exemption contained in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction. Upon completion of the Reorganization, the shares previously owned by Mr. Chia were forfeiter and cancelled for no consideration.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-2 of this Registration Statement.

(b) Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

II-1

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement
2.1*	Sale and Purchase Agreement between the Registrant, Banle BVI and the shareholders of Banle BVI dated August 16, 2022
3.1*	Memorandum and Articles of Association of the Registrant
3.2*	Amended and Restated Memorandum of Association of the Registrant, as currently in effect
3.3*	Form of Second Amended and Restated Memorandum of Association of the Registrant, as effective immediately prior to the completion of this offering
3.4*	Form of Amended and Restated Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Specimen of Ordinary Share Certificate
5.1	Opinion of Ogier regarding the validity of the ordinary shares being registered
10.1*	Form of Agreement with the Registrant’s directors
10.2*	Form of Employment Agreement between the Registrant and its executive officers
10.3*	Form of Agreement with the Registrant’s independent directors
21.1*	Subsidiaries of Registrant
23.1*	Consent of Wei, Wei & Co., LLP
23.2	Consent of Ogier (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Audit Committee Charter
99.3*	Compensation Committee Charter
99.4*	Nomination Committee Charter
99.5*	Opinion of Zhong Lun Law Firm regarding certain PRC legal matters
99.6*	Consent of Frost & Sullivan
99.7*	Consent of Ramasamy Logeswaran
99.8*	Consent of Dato’ Sri Kam Choy Ho
99.9*	Consent of Ulf Lothar Naujeck
99.10*	Consent of Karen Yee Lynn Cheah
99.11*	Consent of Koon Liang Ong
99.12*	Consent of Khai Fei Wong
107	Calculation of Filing Fee Table

* Previously filed.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 19, 2022.

CBL INTERNATIONAL LIMITED

By:	/s/ Teck Lim CHIA
Name:	Teck Lim CHIA
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Teck Lim CHIA as his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Teck Lim CHIA	Chief Executive Officer and Executive Director	December 19, 2022
Teck Lim CHIA	(principal executive officer)

/s/ Sing Chung Raymond CHIU	Chief Financial Officer	December 19, 2022
Sing Chung Raymond CHIU	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CBL International Limited has signed this registration statement or amendment thereto in City of New York on December 19, 2022.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

II-3